Exhibit 10.1

EXECUTION VERSION

CREDIT AND SECURITY AGREEMENT

DATED AS OF JUNE 30, 2023

AMONG

BAUSCH RECEIVABLES FUNDING LP, AS BORROWER,

BAUSCH RECEIVABLES FUNDING GP ULC,

BAUSCH HEALTH US, LLC, AS THE MASTER SERVICER,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

GLAS USA LLC, AS ADMINISTRATIVE AGENT,

GLAS AMERICAS LLC, AS COLLATERAL AGENT

KKR CAPITAL MARKETS LLC, AS LEFT LEAD ARRANGER

AND

KKR CREDIT ADVISORS (US) LLC, AS STRUCTURING ADVISOR

i

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit I	Definitions
Exhibit II	Form of Borrowing Notice
Exhibit III	Borrower’s Chief Executive Office, Principal Place of Business and Records Locations
Exhibit IV	Collection Account and Collection Bank
Exhibit V	Form of Assignment Agreement
Exhibit VI	Credit and Collection Policy
Exhibit VII	Form of Borrowing Base Certificate

Exhibit VIII	Form of Withdrawal/Transfer Certificate
Exhibit IX	Form of Collections Report
Exhibit X	Form of Monthly Report
Exhibit XI	Form of Compliance Certificate

SCHEDULES

Schedule 1	Revolving Commitments
Schedule 2	Standard Business Practices Categories
Schedule 12.2	Addresses for Notices

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT, dated as of June 30, 2023 (the “Closing Date”), is entered into by and among:

(a) Bausch Receivables Funding LP, a limited partnership organized under the laws of the Province of Ontario, Canada, as borrower (the “Borrower”), by its general partner, Bausch Receivables Funding GP ULC, an unlimited company incorporated under the laws of the Province of Nova Scotia,

(b) Bausch Receivables Funding GP ULC (the “Borrower GP”), an unlimited liability company incorporated under the laws of the Province of Nova Scotia,

(c) Bausch Health US, LLC, a Delaware limited liability company, as the Master Servicer,

(d) FS KKR Capital Corp., KKR FS Income Trust, Cliffwater Corporate Lending Fund and KKR Corporate Lending LLC, as the Initial Lenders and the other Lenders (each as defined below) from time to time party hereto,

(e) GLAS USA LLC, in its capacity as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”),

(f) GLAS Americas LLC, in its capacity as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”),

(g) KKR Capital Markets LLC, in its capacity as Left Lead Arranger (in such capacity, the “Left Lead Arranger”), and

(g) KKR Credit Advisors (US) LLC in its capacity as structuring advisor (in such capacity, the “Structuring Advisor”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a revolving loan facility under which the Lenders may from time to time make Advances to the Borrower for the purposes of financing the acquisition by the Borrower of Eligible Receivables and for the other purposes permitted under the terms hereof.

NOW, THEREFORE, in consideration of the above premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I.

THE FACILITY

Section 1.1. The Commitments. On the terms and subject to the conditions set forth in this Agreement, including, without limitation, the conditions set forth in Article IV and in reliance upon the representations and warranties contained herein, each of the Lenders, severally and not jointly, agrees to make Advances from time to time and with respect to each Advance in the principal amount equal to such Lender’s Percentage of the requested Advance on the applicable Borrowing Date; provided that (i) the aggregate principal amount of any Lender’s Advance at any one time outstanding may not exceed the lesser of (A) the amount of such Lender’s Revolving Commitment and (B) such Lender’s Percentage of the Borrowing Base and (ii) in no event shall an Overadvance exist at any time prior to or after giving effect to any such Advance; provided, further, that the Administrative Agent shall not have any duty, liability or obligation regarding the Borrowing Base, the calculation thereof or the compliance with the previous proviso, or regarding the Borrowing Base Certificate delivered by the Borrower. Within the foregoing limits and subject to the terms, conditions and limitations set forth in this Agreement, the Borrower may borrow, pay or prepay and reborrow Advances. Each Lender’s several Revolving Commitment shall automatically terminate on the Facility Termination Date and no new Advances shall be made after such date.

Section 1.2. Requesting the Advances.

(a) The Borrower may request the initial Advance to be made on the Initial Funding Date by delivering to the Administrative Agent a written notice in the form set forth as Exhibit II hereto (a “Borrowing Notice”) by 10:00 a.m. (New York City time), not less than three (3) Business Days (or such shorter time as the Structuring Advisor and the Administrative Agent may agree in their sole and absolute discretion) prior to the date of the proposed Initial Funding Date. The initial Advance shall be subject to Sections 4.1 and 4.2.

(b) The Borrowing Notice for each Advance (including the initial Advance) shall be irrevocable and (A) certify that as of the Borrowing Date, no Overadvance exists or will result from such Advance and be prepared based on the numbers set forth in the Borrowing Base Certificate delivered in connection with such Borrowing Notice, (B) specify the amount of the requested Advance, (C) specify the amount of Borrowing Availability after giving pro forma effect to the requested Advance and (D) specify the applicable Borrowing Date, which, in the case of the initial Advance shall be the Initial Funding Date.

(c) After the initial Advance is made hereunder, if, based on any Borrowing Base Certificate delivered by the Borrower pursuant to the terms hereof during the Revolving Period, there is Borrowing Availability as of the applicable Borrowing Date, the Borrower may request subsequent Advances by delivering to the Administrative Agent a Borrowing Notice by 10:00 a.m. (New York City time) not less than three (3) Business Days (or such shorter time as the Structuring Advisor and the Administrative Agent may agree in their sole and absolute discretion) prior to the date on which such Advance is requested to be made; provided that the Borrower shall not request any Advances after October 30, 2027 and provided that the Borrower may not request more than one Advance in any given calendar week during the Revolving Period. All subsequent Advances shall be subject to Section 4.2. The aggregate principal amount of each borrowing of Advances shall not be less than $10,000,000 (or such lesser amount as the Structuring Advisor may agree in its sole and absolute discretion from time to time) or an integral multiple of $100,000 in excess thereof.

(d) The Administrative Agent shall give each Lender prompt notice of the Administrative Agent’s receipt of a Borrowing Notice and the applicable Interest Rate determined pursuant to Section 1.7. Each applicable Lender shall, before 11:00 a.m. (New York City time) on the date of the requested Advance, make available to the Administrative Agent at its address referred to in Section 12.2, in immediately available funds, such Lender’s Percentage of the principal amount of the Advance requested. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Administrative Agent will make such funds available to the Borrower in accordance with the payment instructions set forth in the Borrowing Notice. All payments made by any Lender under this Section 1.2 shall be made without setoff or counterclaim of any kind.

(e) The failure of any Lender to make the Advance required by it on the date specified shall not relieve any other Lender of its obligations to make its Advance on such date and the proceeds of the Advances made by such other Lenders shall be disbursed as directed by the Borrower in accordance with the payment instructions set forth in the applicable Borrowing Notice, but no such other Lender or the Administrative Agent shall be responsible for the failure of any other Lender to make its Advance (as applicable) or payment required under this Agreement. If an Advance is not made on the proposed Borrowing Date therefor, in each case because any condition precedent to such requested Advance herein specified has not been met, the Administrative Agent shall return any amounts received to the respective Lenders without interest.

Section 1.3. Repayment of the Aggregate Revolving Principal.

(a) To the extent not previously repaid, the Borrower shall repay the Aggregate Revolving Principal in full in cash on the Contractual Maturity Date or upon earlier demand by the Administrative Agent (acting at the direction of the Requisite Lenders), upon the acceleration of the Borrower Obligations following the occurrence and during the continuance of an Amortization Event.

(b) The Borrower shall have no right to prepay or repay the Aggregate Revolving Principal other than as provided in this Section 1.3.

(c) The Borrower, in accordance with Section 2.1(b), may prepay (i) the Aggregate Revolving Principal in part on any Payment Date, by including such prepayment in a Withdrawal/Transfer Certificate delivered pursuant to Section 2.3 or (ii) in full on any Business Day in connection with a termination of the Revolving Commitments and the Facility Limit in full pursuant to Section 1.4; provided that each partial prepayment of the Aggregate Revolving Principal (or part thereof) shall be in an aggregate amount not less than $1,000,000 (or such lesser amount as the Lenders may agree in their sole and absolute discretion from time to time) or an integral multiple of $500,000 in excess thereof. Upon the giving of notice of such prepayment pursuant to a Withdrawal/Transfer Certificate, such principal amount or amounts specified to be prepaid shall become due and payable on the applicable date specified in such notice.

(d) If on any Interim Withdrawal Date an Overadvance exists, the Borrower shall prepay the Aggregate Revolving Principal in an aggregate amount equal to such Overadvance on such Interim Withdrawal Date. For the purposes of any prepayments or cure of Overadvances made under this Section 1.3, the Borrower shall provide written notice to the Administrative Agent and the Lenders of the amount of Aggregate Revolving Principal to be prepaid, as applicable. If an Overadvance exists on any Payment Date, available funds shall be paid to the Lenders in accordance with Section 2.1 or Section 2.2, as applicable.

(e) In the event that an Overadvance exists on any date of determination as determined by the Administrator or the Structuring Advisor (such calculations and determinations to be binding absent manifest error), the Borrower shall prepay the Aggregate Revolving Principal in an amount equal to such Overadvance promptly following written notice of such Overadvance from the Structuring Advisor. Notwithstanding the provisions of Sections 2.2 and 2.3 or any other provision herein to the contrary, the Borrower may withdraw funds from the Collection Account to make such prepayment.

(f) The Borrower may also cure an Overadvance on any date by pledging additional Eligible Receivables or depositing additional funds in the Collection Account.

Section 1.4. Reduction and Termination of Commitments. The Revolving Commitments shall terminate on the Contractual Maturity Date. The Borrower may, upon at least five (5) Business Days’ (or, in the case of a termination of the Revolving Commitments and the Facility Limit in whole, ninety (90) days) irrevocable written notice to the Administrative Agent (with a copy to the Lenders), terminate the Revolving Commitments and the Facility Limit (x) in whole or in part at any time after the seven-month anniversary of the Closing Date or (y) in part, at any time, if the Borrowing Base is less than 50% of the Facility Limit; provided that, in the case of clause (y), such termination reduces the Facility Limit to an amount equal to the greater of (1) $200,000,000 and (2) Borrowing Base as of such date; provided further that, in the case of clauses (x) and (y), any such termination shall be made in conjunction with a repayment of any Aggregate Revolving Principal pursuant to Section 1.3 in excess of the Facility Limit after giving effect to such termination. The applicable Call Premium shall become due and payable to the Lenders at any time the Revolving Commitment and/or the receivables purchase facility is terminated, in whole or in part, prior to the Contractual Maturity Date (whether resulting from (i) a refinancing or other repayment of the Borrower Obligations hereunder, (ii) the occurrence of an Amortization Event, (iii) the acceleration of the Borrower Obligations by notice or automatically or (iv) otherwise) (each such date the Revolving Commitments are terminated, a “Commitment Reduction Date” and the aggregate principal amount of the Revolving Commitments reduced, the “Commitment Reduction Amount”), which for the avoidance of doubt shall be in addition to, without limitation, any accrued and unpaid interest on the amount of any Advance prepaid. The Borrower and the Master Servicer expressly agree that: (A) the Call Premium referenced herein are intended to be liquidated damages (and not unmatured interest), are reasonable under the circumstances and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Call Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between the Lenders and the Bausch Parties giving specific consideration in this transaction for such agreement to pay the Call Premium referenced in this Agreement and (D) the Borrower and the other Bausch Parties shall be estopped hereafter from claiming differently than as agreed to in this clause. The Borrower and the other Bausch Parties expressly acknowledge that its agreement to pay the Call Premium referenced herein to the Lenders as herein described is a material inducement for the Lenders to make the Advances in exchange for the consideration therefor.

Section 1.5. Payment Requirements. The Borrower or the Master Servicer, as the case may be, shall initiate a wire transfer from the Collection Account to the Administrative Agent’s Account of amounts payable by it to the Administrative Agent or the Lenders pursuant to Section 2.1 or Section 2.2 no later than 1:00 p.m. (New York City time) on the Payment Date when due in immediately available funds, and the Administrative Agent shall promptly forward to the Lenders their respective shares of the funds so received. All computations of Interest, Call Premiums, Unused Facility Fees and per annum Fees under the Transaction Documents shall be made on the basis of a year consisting of three hundred sixty-five (365) days or, in the case of a leap year, three hundred sixty-six (366) days).

Section 1.6. Deemed Collections. Upon the occurrence of any Dilution, the Borrower shall be deemed to have received a Deemed Collection in the amount specified in the definition of “Deemed Collection,” and the Outstanding Balance of each Pool Receivable affected thereby shall be immediately reduced by the amount of such Dilution. If, after giving effect to any Dilution (and the reduction of each such Pool Receivable affected thereby) an Overadvance shall exist, the Borrower shall prepay the Aggregate Revolving Principal to the extent of such Overadvance in accordance with Sections 1.3 and 2.1(b)(iv).

Section 1.7. Interest.

(a) Prior to the occurrence of an Amortization Event, the Aggregate Revolving Principal shall accrue Interest for each day at a rate per annum equal to the Interest Rate. Upon the occurrence of an Amortization Event and during the continuance thereof, the Aggregate Revolving Principal shall accrue Interest for each day at a rate per annum equal to (i) the Interest Rate plus (ii) the Default Rate.

(b) At least two (2) Business Days before each Monthly Reporting Date, the Administrative Agent shall calculate the aggregate amount of Interest owing for the calendar month then most recently ended and shall notify the Borrower of such aggregate amount.

(c) The Borrower shall pay to the Administrative Agent for distribution to the Lenders in accordance with Article II their respective Percentages of such accrued and unpaid Interest, which Interest shall be payable monthly in cash in arrears on the first Payment Date following the last day of each calendar month.

(d) In connection with the use or administration of Term SOFR or ABR, the Administrative Agent (at the direction of, or with prior written consent of, the Requisite Lenders) will have the right to make Conforming Changes from time to time, in consultation with the Borrower, and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR or ABR.

Section 1.8. Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement shall replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement shall replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Requisite Lenders.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (at the direction of, or with prior written consent of, the Requisite Lenders) may make Conforming Changes from time to time, in consultation with the Borrower, and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes shall become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent shall promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent shall notify the Borrower and the Lenders of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 1.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, shall be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 1.8.

(d) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may (i) revoke any pending request for an Advance to be made during any Benchmark Unavailability Period or (ii) request that such Advance be based on ABR.

Section 1.9. Reserved.

Section 1.10. Designated Funding Offices. Each Lender at its option may make any Advance or otherwise perform its obligations hereunder through any funding office (each, a “Designated Funding Office”); provided that any exercise of such option shall not affect the obligation of the Borrower to turn over Collections in accordance with the terms of this Agreement. Any Designated Funding Office shall be considered part of the applicable Lender; provided that such provisions that would be applicable with respect to the Advances actually provided by an Affiliate or branch of such Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender.

Section 1.11. Fees.

(a) Closing Date Fees. The Borrower has agreed to pay such fees, in the amounts and on the dates, as set forth in the Structuring Fee Letter.

(b) Agent Fees. The Borrower has agreed to pay to the Administrative Agent and Collateral Agent such fees in the amounts and on the dates as set forth in the Agent Fee Letter.

(c) Unused Facility Fees. Commencing on the earlier of (i) the Initial Funding Date and (ii) August 1, 2023, the Borrower has agreed to pay to each Lender, through the Administrative Agent, an Unused Facility Fee for each day, which Unused Facility Fee shall accrue on each day from the earlier of (i) the Initial Funding Date and (ii) August 1, 2023, to (but excluding) the earlier of (A) the date which is one month prior to the Contractual Maturity Date or (B) such other date on which the Revolving Commitments have been terminated, and Unused Facility Fees accrued during any calendar month shall be due and payable in arrears on the first Payment Date following such calendar month; provided that all accrued and unpaid Unused Facility Fees shall be due and payable on the Contractual Maturity Date.

Section 1.12. Interim Withdrawals. After the initial Advance is made hereunder but before October 30, 2027, the Borrower may withdraw funds from the Collection Account on any Business Day (each such withdrawal, an “Interim Withdrawal”) in order to pay (A) the cash purchase price for Receivables purchased by the Borrower on such date in accordance with the terms of the Transfer Agreement, (B) first, any IG Deferred Purchase Price owing to the Originator pursuant to the Transfer Agreement and then, second, any Non-IG Deferred Purchase Price owing to the Originator pursuant to the Transfer Agreement or (C) so long as there is no unpaid Non-IG Deferred Purchase Price that has been identified as outstanding, any dividends or other distributions validly declared under the Borrower’s organizational documents; provided that no Interim Withdrawal shall be permitted to occur unless (i) the Borrower maintains an amount in the Collection Account (after transferring any amount to the Interest Reserve Account required under clause (ii) of this proviso) not less than the aggregate amount of Aggregate Revolving Principal for which the Borrower has delivered a notice under Section 1.3(c), all accrued but unpaid Interest

(including Shortfall Interest), fees (including, without limitation, Unused Facility Fees), expenses and indemnified amounts (excluding any third party legal fees), in each case, calculated by the Administrator to be due and payable on or before the next Payment Date; (ii) to the extent any Interest Reserve Account Deficit exists with respect to the immediately preceding Monthly Reporting Date, the amount of such Interest Reserve Account Deficit shall have been transferred from the Collection Account to the Interest Reserve Account; (and the Borrower may transfer such amount from the Collection Account to the Interest Reserve Account); and (iii) each of the conditions set forth in Section 4.3 herein are satisfied with respect to such Interim Withdrawal.

Section 1.13. Interest on Past Due Amounts. The Borrower shall pay interest on all Borrower Obligations that are not paid on the applicable Monthly Payment Date when due for the period from such Monthly Payment Date until the date the same is paid in full at a rate equal to the sum of (x) the Interest Rate plus (y) the Default Rate (and without duplication of any other Default Interest that might be charged on such amounts for such period).

Section 1.14. Borrower Payments without Setoff or Counterclaim. All payments to be made by or on behalf of the Borrower, the Master Servicer or the Originator under the Transaction Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

Section 1.15. Interest Act (Canada). (a) For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement or any other Transaction Document is calculated using a rate based on a year of 360 days or 365 days (or such other period that is less than a calendar year), as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days (or such other period that is less than a calendar year), as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365 (or such other period that is less than a calendar year), as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement or any other Transaction Document, and (iii) the rates of interest stipulated in this Agreement or any other Transaction Document are intended to be nominal rates and not effective rates or yields.

Section 1.16. Maximum Interest. If any provision of this Agreement or any other Transaction Document would obligate the Borrower or the Borrower GP to make any payment of interest or other amount payable to any Secured Party in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by such Secured Party of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by such Secured Party of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: firstly, by reducing the amount or rate of interest required to be paid to such Secured Party under the applicable Transaction Document, and thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Secured Party which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

Section 1.17. Non-Recourse Nature of Deferred Purchase Price.

(a) The aggregate unpaid Deferred Purchase Price for all purchases pursuant to the Transfer Agreement shall be payable solely from Collections available thereof at the times and in the manner provided herein and therein.

(b) Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the Administrative Agent and the Lenders shall not, and shall not be obligated to, pay any amount to the Originator in respect of any portion of the Deferred Purchase Price. Any amount that the Administrative Agent or any Lender is not obligated to pay pursuant to the prior sentence shall not constitute a claim (as defined in Section 101 of the Federal Bankruptcy Code) against, or corporate obligation of, the Administrative Agent or any Lender, as applicable, for any such insufficiency.

ARTICLE II.

PAYMENTS AND COLLECTIONS; WITHDRAWALS AND TRANSFERS; USE OF PROCEEDS

Section 2.1. Collections during the Revolving Period.

(a) On each Business Day during the Revolving Period, all Collections and Deemed Collections received by the Master Servicer or the Borrower (including any amounts deposited into the Collection Account and amounts remitted by the Master Servicer in accordance with Section 6.2) shall be administered in accordance with Section 6.2 and shall be (i) held in trust for the payment of the accrued and unpaid Aggregate Revolving Principal, if any, that is then due and owing, or (ii) distributed as otherwise set forth in this Agreement.

(b) On each Monthly Payment Date during the Revolving Period, the Borrower shall instruct the Collection Bank to withdraw and transfer collected funds on deposit in the Collection Account in accordance with the Executed Withdrawal/Transfer Certificate delivered by the Borrower and accepted by the Lenders immediately prior to the applicable Monthly Payment Date in the following order of priority:

(i) first, to the Administrative Agent, the Collateral Agent and any Replacement Administrator for each of their own account, an amount equal to the Fees, and any invoiced out-of-pocket expenses, indemnities and any other amounts (if any) due and payable to the Administrative Agent, Collateral Agent and/or Replacement Administrator under the Transaction Documents;

(ii) second, to the Administrative Agent for distribution to the Lenders an amount equal to all fees to the Lenders under the Transaction Documents and any invoiced out-of-pocket expenses (if any) of the Lenders under Section 8.4, in each case, that are then due and payable;

(iii) third, to the Administrative Agent for distribution to the Lenders an amount equal to all Interest, including any Shortfall Interest, Call Premium, and Unused Facility Fees, in each case due and payable on such Monthly Payment Date, plus any previously accrued Interest, including any Shortfall Interest, Call Premiums or Unused Facility Fees that remains unpaid;

(iv) fourth, to the Administrative Agent for distribution to the Lenders an amount sufficient to repay the Aggregate Revolving Principal to the extent required to eliminate any Overadvance pursuant to Section 1.3(d);

(v) fifth, to the Administrative Agent for distribution to the Secured Parties an amount equal to all other amounts (if any) then due and payable to the Secured Parties by the Borrower under the Transaction Documents;

(vi) sixth, to the Interest Reserve Account the amount of the Interest Reserve Account Deficit on the immediately preceding Monthly Reporting Date, if any, to the extent not otherwise transferred pursuant to Section 1.12;

(vii) seventh, to the Borrower to pay accrued and unpaid administrative fees;

(viii) eighth, to the Master Servicer to pay accrued and unpaid Servicing Fees that are then due and owing to the Master Servicer;

(ix) ninth, at the option of the Master Servicer, to pay to the Originator any amounts remaining as payment of the Deferred Purchase Price in accordance with the Transfer Agreement (provided that following any such payment of Deferred Purchase Price, no Overadvance shall result therefrom);

(x) tenth, to make any optional prepayment of Aggregate Revolving Principal which the Borrower elects to make pursuant to Section 1.3(c); and

(xi) eleventh, after giving effect to the withdrawals and transfers specified in clauses (i) through (x) above (A) so long as no Amortization Event or Potential Amortization Event has occurred and is continuing and no Overadvance would result therefrom, to pay to the Borrower and/or the Originator or such other payees as the Borrower may instruct, an amount set forth in the executed Withdrawal/Transfer Certificate and certified therein which equals or is less than the remaining Available Collections, to be released to, or to the order of, the Borrower to use for any purposes not prohibited under the Transaction Documents (and any such release to Persons other than the Borrower shall be free and clear from the Security Interest of the Administrative Agent and the Lenders) or (B) otherwise, all remaining Available Collections for deposit into the Collection Account.

(c) In carrying out the foregoing payments under clause (b), amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category.

(d) On each Monthly Payment Date during the Revolving Period, the Borrower shall instruct the Collection Bank to withdraw the amount of the Interest Reserve Account Surplus on the immediately preceding Monthly Reporting Date, if any, and pay such amount into the Collection Account.

Section 2.2. Collections during the Liquidation Period.

(a) On each Payment Date during the Liquidation Period, the Borrower shall instruct the Collection Bank to withdraw and transfer funds on deposit in the Collection Account and the Interest Reserve Account in accordance with the Executed Withdrawal/Transfer Certificate delivered by the Borrower immediately prior to the applicable Payment Date in the following order of priority:

(i) first, to the Administrative Agent, the Collateral Agent and any Replacement Administrator for each of their own account, an amount equal to the Fees, and any invoiced out-of-pocket expenses, indemnities and any other amounts (if any) due and payable to the Administrative Agent, Collateral Agent and/or Replacement Administrator under the Transaction Documents;

(ii) second, to the Administrative Agent for distribution to the Lenders an amount equal to all fees payable to the Lenders under the Transaction Documents and any invoiced out-of-pocket expenses (if any) of the Lenders under Section 8.4, in each case, that are then due and payable;

(iii) third, to the Administrative Agent for distribution to the Lenders an amount equal to any Interest, including any Shortfall Interest and Unused Facility Fees, in each case due and payable, plus any previously accrued Interest, including any Shortfall Interest, and Unused Facility Fees not paid on a prior Payment Date;

(iv) fourth, to the Administrative Agent for distribution to the Lenders an amount sufficient to reduce to $0 the Aggregate Revolving Principal;

(v) fifth, to the Administrative Agent for distribution to the Secured Parties an amount equal to other amounts (if any) then due and owing by the Borrower to the Secured Parties under the Transaction Documents;

(vi) sixth, to the Borrower to pay accrued and unpaid administrative fees;

(vii) seventh, to the Master Servicer to pay accrued and unpaid Servicing Fees that are then due and owing to the Master Servicer;

(viii) eighth, to pay to the Originator any amounts remaining as payment of Deferred Purchase Price in accordance with the Transfer Agreement; and

(ix) ninth, if the Borrower Obligations have been reduced to zero, to pay to the Borrower or such other payees as the Borrower may instruct, free and clear of the Security Interest of the Collateral Agent and the other Secured Parties, the remaining Available Collections.

(b) In carrying out the foregoing payments under clause (a), amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category.

Section 2.3. Withdrawal and Transfer Procedure.

(a) Maintenance of Funds in Collection Account. All amounts deposited into the Collection Account shall be held therein until withdrawn and transferred pursuant to Sections 1.3(e), 1.12, 2.1, or 2.2.

(b) Withdrawal/Transfer Certificate. Other than Interim Withdrawals permitted under Section 1.12 and other than a remittance of funds not constituting Collateral in accordance with Section 5.2(l), the Borrower shall not be entitled to withdraw or transfer of monies from the Collection Account without having provided the Administrative Agent, the Collateral Agent and the Structuring Advisor a Withdrawal/Transfer Certificate authorizing such withdrawal or transfer. Withdrawals or transfers from the Collection Account (except as otherwise expressly provided herein) shall be made by the Collection Bank as instructed in accordance with a Withdrawal/Transfer Certificate signed by the Borrower, the receipt of which is acknowledged by the Administrative Agent and the Collateral Agent, and which has been “accepted” by the Requisite Lenders in accordance with clause (d) below (an “Executed Withdrawal/Transfer Certificate”); provided that no Withdrawal/Transfer Certificate shall be required to be “accepted” by the Requisite Lenders during the Liquidation Period. Each Withdrawal/Transfer Certificate shall request withdrawals and transfers to and from the Collection Account in the amounts, at the times and in the order of priority set out in Sections 2.1(b) and 2.2(a), as applicable.

(c) Delivery and Form of Withdrawal/Transfer Certificate. Other than in connection with any Interim Withdrawal pursuant to Section 1.12, by no later than 4:00 p.m. on the applicable Monthly Reporting Date, the Borrower shall deliver to the Administrative Agent, the Collateral Agent and the Structuring Advisor for purposes of any withdrawal or transfer on the succeeding Monthly Payment Date (unless no withdrawal or transfer is anticipated in respect of such Monthly Payment Date) a Withdrawal/Transfer Certificate signed by a Responsible Officer of the Borrower (unless no withdrawal or transfer is anticipated in respect of such Monthly Payment Date) specifying:

(i) in the case of any transfer, the Person(s) to whom, such transfer is to be made;

(ii) the amount requested to be withdrawn or transferred from the Collection Account (and the calculation thereof, if required, in accordance with the relevant provisions of Section 2.1(b) or Section 2.2(a));

(iii) the date on which such withdrawal or transfer is to be made; and

(iv) the purpose for which the amount so withdrawn or transferred is to be applied (if not evident from the nature of the payment or identity of the intended payee).

(d) Review of Certificates.

(i) In the event that, prior to the relevant Payment Date, the Structuring Advisor shall reasonably determine that any amounts specified in a Withdrawal/Transfer Certificate (or an amended Withdrawal/Transfer Certificate), as applicable, have been manifestly incorrectly calculated, the Administrative Agent (at the written direction of the Requisite Lenders) or the Structuring Advisor, as applicable, shall notify the Administrative Agent, the Collateral Agent and the Borrower in writing promptly but in no case later than the second Business Day prior to the applicable Payment Date. The Requisite Lenders and the Borrower shall endeavor to agree and complete the final form Withdrawal/Transfer Certificate (or any amended or corrected certificate), as applicable, and deliver such certificate to the Administrative Agent, the Collateral Agent and the Structuring Advisor, no later than 10:00 a.m. (New York time) on the Business Day prior to the Payment Date to which such certificate relates. For purposes hereof, an “accepted” Withdrawal/Transfer Certificate shall include any such certificate that has been deemed to have been consented to by the Requisite Lenders pursuant to Section 2.3(d)(iii).

(ii) The Administrative Agent’s and the Collateral Agent’s acknowledgement of receipt of any Withdrawal/Transfer Certificate (or any amended or corrected Withdrawal/Transfer Certificate) shall not constitute a review or verification of the information or calculations in any Withdrawal/Transfer Certificate by the Administrative Agent or the Collateral Agent and each of the Administrative Agent and the Collateral Agent shall have no liability for any such information or calculations or otherwise delivering or complying with any such Withdrawal/Transfer Certificate. The Administrative Agent and the Collateral Agent may (but shall not be required to) acknowledge receipt of a Withdrawal/Transfer Certificate without any further direction of the Lenders. The Borrower shall instruct the Collection Bank to implement the transfers described in each Executed Withdrawal/Transfer Certificate (or such amended or corrected certificate) on the applicable Payment Date in accordance with Section 2.3(e) and the other provisions of this Agreement.

(iii) Unless the Requisite Lenders provide written comments or an objection to the Administrative Agent, the Collateral Agent and the Borrower within one (1) Business Day of such Withdrawal/Transfer Certificate being furnished by Borrower as provided in clause (c) above, the Lenders shall be deemed to have consented to and accepted the Withdrawal/Transfer Certificate.

(e) Implementation of Withdrawal/Transfer Certificate.

(i) Except as otherwise provided in this Agreement, the Borrower shall instruct the Collection Bank to pay or transfer the amount(s) specified in each Executed Withdrawal/Transfer Certificate by initiating such payment or transfer on the applicable Payment Date set out in such Executed Withdrawal/Transfer Certificate for such payment or transfer.

(ii) If any payments made pursuant to the Transaction Documents (including this Section 2.3) are requested to be made by the Administrative Agent to any Person that is not a party to this Agreement, the Borrower shall provide to the Administrative Agent the documentation described in Section 8.5 in respect of such payee no later than 11:00 a.m. (New York time) (A) two (2) Business Days (in the case of a U.S. entity) or (B) five (5) Business Days (in the case of a non-U.S. entity) prior to the date on which such payment is to be made.

(f) Failure of Borrower to Submit Withdrawal/Transfer Certificate. Notwithstanding any other provision of this Agreement to the contrary, if at any time the Borrower fails to timely submit or cause to be timely submitted an Executed Withdrawal/Transfer Certificate for the withdrawal, transfer or payment of amounts from or to any Person or the Collection Account or the Interest Reserve Account, the Administrative Agent and the Collateral Agent, at the written direction of the Requisite Lenders, shall effect any withdrawal, transfer or payment, as the case may be, or at the written direction of the Requisite Lenders, shall instruct the Collection Bank to effect any withdrawal, transfer or payment, of any amounts then due and payable or required to be transferred pursuant to the terms of this Agreement or any other Transaction Document.

Section 2.4. Payment Rescission. No payment of any of the Aggregate Revolving Principal shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of Law or judicial authority, or must otherwise be returned or refunded for any reason. The Borrower shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Administrative Agent for distribution to the Lenders the full amount thereof together with any Interest thereon from the date of any such rescission, return or refunding.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of Borrower. The Borrower and the Borrower GP each hereby represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders as of the date hereof, as of each Monthly Payment Date, as of the date of each Interim Withdrawal and as of each Borrowing Date that:

(a) Special Purpose Entity. It is an entity formed for the purposes of entering into the transactions contemplated in the Transaction Documents and has not conducted any business or operations prior to the date hereof other than that which is incidental to those transactions and the Borrower is a limited partnership organized under the laws of the Province of Ontario, Canada and a “Canadian resident partnership” for the purposes of the Income Tax Act (Canada).

(b) Organization and Qualification. (i) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) it has (or, in the case of the Borrower, through the Borrower GP it has) all necessary power and capacity, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (iii) it is duly qualified or licensed to do business and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect.

(c) Authority; No Conflict or Violation. The execution and delivery by it of the Transaction Documents to which it is a party, the performance of its obligations under this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents to which it is a party, (i) are within its power and capacity, (ii) have been duly authorized by all necessary action and (iii) do not and will not (A) require any authorization, consent, approval, order, filing, registration or qualification by or with any Governmental Authority, except those that have been obtained and are in full force and effect and except for the filings or notices as may be necessary to perfect the Security Interest granted pursuant to this Agreement and the Canadian Security Agreement, (B) violate any provision of (x) any applicable Law or of any order, writ, injunction or decree having applicability to it and in effect on the date of such representation or (y) its Organizational Documents, (C) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected, or (D) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the assets now owned or hereafter acquired by it; except, with respect to clauses (i) and (iii) above, where the failure to so comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(d) Legal Agreements. This Agreement and each of the other Transaction Documents to which it is a party have been duly authorized, executed and delivered by it, and constitute the legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(e) Compliance with Laws. It has complied with all applicable Laws, the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

(f) Margin Regulations. It is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(g) Not an Investment Company; Volcker Rule. It (i) is not a “covered fund” under the Volcker Rule and (ii) is not required to register as an “investment company” within the meaning of the Investment Company Act. In determining that it is not a “covered fund” under the Volcker Rule, it relies on, and is entitled to rely on, an exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

(h) Solvency. It is, and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, will be, Solvent.

(i) Sanctions. (i) It (A) is not a Sanctioned Person, (B) does not have assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person, or (C) does not do business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Law or directive enforced by any Compliance Authority; and (ii) the proceeds of any Advance will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Law or directive enforced by any Compliance Authority.

(j) Anti-Terrorism Laws. It is not in violation of any Anti-Terrorism Laws and does not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Laws. It is not (a “Blocked Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (iii) a Person with which any Lender is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Laws; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a Person listed above. It does not (A) conduct any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(k) Compliance with Anti-Corruption Laws and Sanctions. No use of proceeds of any Advance will violate any Anti-Corruption Laws or applicable Sanctions.

(l) Places of Business and Locations of Records. Its principal place of business, principal residence, chief executive office and the other locations (if any) where its Records are located are at the addresses listed on Exhibit III; provided that it may amend the addresses on Exhibit III hereto at any time upon fifteen (15) Business Days’ prior written notice to the Administrative Agent and the Structuring Advisor.

(m) Names and Identification Numbers. It has not used any legal names, trade names or assumed names other than the name in which it has executed this Agreement. The Borrower’s sole jurisdiction of organization is the Province of Ontario and such jurisdiction has not changed. The Borrower GP’s sole jurisdiction of incorporation is the Province of Nova Scotia.

(n) Ownership of Borrower. The Parent owns, directly or indirectly, one hundred percent (100%) of the issued and outstanding Capital Stock and all other Equity Interests of the Borrower GP and the Borrower free and clear of any Adverse Claim. The Borrower’s and Borrower GP’s Capital Stock are validly issued and there are no options, warrants or other rights to acquire Capital Stock of the Borrower or the Borrower GP. For the avoidance of doubt, the foregoing shall in no way restrict the ability of (i) the Parent to make capital contributions to the Borrower or its partners, including the Borrower GP or (ii) the Borrower to make distributions to the Borrower GP and the Parent, in each case, in accordance with the terms of this Agreement.

(o) The Collection Account and the Interest Reserve Account.

(i) Nature of Accounts. Each of the Collection Account and the Interest Reserve Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii) Ownership. Each of the Collection Account and the Interest Reserve Account is in the name of the Borrower, and the Borrower owns and has good and marketable title to the Collection Account and the Interest Reserve Account free and clear of any Adverse Claim other than Permitted Liens.

(iii) Control Agreements. On and after the Initial Funding Date, each of the Collection Account and the Interest Reserve Account is subject to a Control Agreement. The Borrower has not granted any Person (other than the Collateral Agent, the Master Servicer and their respective assigns) access to or control of the Collection Account or the Interest Reserve Account, or the right to take dominion and control of the Collection Account or the Interest Reserve Account at a future time or upon the occurrence of a future event. To the extent that funds other than Collections are deposited into the Collection Account or the Interest Reserve Account, the Borrower or the Master Servicer can promptly trace and identify which funds constitute Collections.

(iv) Instructions. None of the Borrower, the Master Servicer or the Originator has consented to the applicable Collection Bank complying with instructions from any Person other than the Collateral Agent in respect of any Collection Account or the Interest Reserve Account.

(v) Eligible Bank. The Collection Account and the Interest Reserve Account is held at an Eligible Bank or at a Bank that was an Eligible Bank in the precedent thirty (30) days.

(p) Ordinary Course of Business. Each remittance of Collections by or on behalf of the Borrower to the Lenders and the Administrative Agent under this Agreement will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.

(q) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(r) Good Title. The Borrower is the legal and beneficial owner of each Pool Receivable, together with the Related Security and Collections, with respect thereto, free and clear of any Lien except for Permitted Liens.

(s) Perfection.

(i) All appropriate financing statements, financing statement amendments, continuation statements and other documents have been filed in the proper filing office in the appropriate jurisdictions under the applicable Law in order to perfect (and continue the perfection of) the sale of the Receivables and Related Security from the Originator to the Borrower pursuant to the Transfer Agreement.

(ii) This Agreement, the Canadian Security Agreement and each Control Agreement, together with a financing statement, is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and, upon the filing of the applicable financing statements, perfected Security Interest in the Collateral, free and clear of any Lien except for Permitted Liens.

(iii) The Pool Receivables constitute “accounts” or “general intangibles” (other than “payment intangibles”) within the meaning of Section 9-102 of the UCC.

(iv) Notwithstanding any other provision of this Agreement or any other Transaction Document, the representation contained in this Section 3.1(s) shall be continuing and remain in full force and effect until the Final Payout Date.

(t) Compliance with Credit and Collection Policy. The Borrower has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract, other than any Pool Receivable and the related Contract with respect to which there has been a Deemed Collection payment in accordance with Section 1.6.

(u) Enforceability of Contracts. Each Contract with respect to each Pool Receivable (i) is valid and effective and the Originator has not received a notice of termination with respect to such Contract that affects the existence, validity or timely collectability of any Pool Receivable thereunder as of such date of termination and (ii) is effective to create, and has created, a valid and binding obligation of the related Obligor to pay the Outstanding Balance of such Receivable created thereunder, subject to ordinary course dilution consistent with Standard Business Practices (without regard to any cap specified in the definition of Standard Business Practices), and any accrued interest thereon, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(v) Accuracy of Information. No written information (including, without limitation, all Monthly Reports) heretofore furnished by the Borrower to the Administrative Agent, the Collateral Agent or any of the Lenders for purposes of or in connection with this Agreement and the transactions contemplated hereby, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such information (taken as a whole) not materially misleading in light of the circumstances under which made, in each case, as of the date such information is furnished (it being recognized by the Administrative Agent, the Collateral Agent and the Lenders that (i) any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Bausch Parties to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may materially differ from projected or forecasted results and (ii) no representation is made with respect to information of a general economic or general industry nature). All such written information heretofore furnished by the Borrower to the Administrative Agent, the Collateral Agent or any of the Lenders which pertains to the Pool Receivables was prepared in accordance with, and reflects practices and procedures that comply in all material respects with, the Credit and Collection Policy, and there has been no material change in the Credit and Collection Policy or application thereof since the date any such information was so furnished (other than any changes thereto expressly permitted under this Agreement).

(w) Material Adverse Effect. Since the Closing Date, no event has occurred and is continuing that could reasonably be expected to have a Material Adverse Effect.

(x) Receivables. With respect to each Pool Receivable sold or otherwise transferred by the Originator to the Borrower under the Transfer Agreement, on the date of such sale:

(i) Such Receivable was sold or otherwise transferred by the Originator to the Borrower pursuant to the Transfer Agreement on the relevant Transfer Date.

(ii) Such Receivable, to the extent designated as an Eligible Receivable in the Monthly Report last delivered before the relevant Transfer Date, was an Eligible Receivable as of the last day of the period covered by such Monthly Report, and the Outstanding Balance of each such Eligible Receivable as of the last day of the period covered by such Monthly Report was accurately set forth on such Monthly Report.

(iii) The Borrower has received each Receivable as a sale and absolute conveyance from the Originator in exchange for an amount that constitutes fair consideration and reasonably equivalent value therefor. No sale (x) has been made for or on account of an antecedent debt owed by the Originator to the Borrower or (y) has been made with the intent to hinder, defraud or delay any present or future creditors of the Originator or the Borrower.

(iv) Except for general knowledge that the Receivables are subject to ordinary course dilution consistent with Standard Business Practices, the Borrower has no actual knowledge of any fact (including any defaults by the Obligor under any Receivable) that causes it to expect that any payments on any Receivable designated as an Eligible Receivable in any Borrowing Base Certificate will not be paid in full when due.

(v) No payment by an Obligor to the Borrower (or to the Originator for the account or benefit of the Borrower) under any Eligible Receivable is subject to a deduction or withholding for any Tax or if an Obligor is required by any Requirement of Law to deduct any Tax from such a payment, then, pursuant to the Contract under which the Eligible Receivable arose, the sum payable to the Borrower (or to the Originator for the benefit of the Borrower) shall be increased as necessary so that after the Obligor makes all required deductions or withholding (including deductions or withholding for any additional amounts paid for any reduction or withholding for any tax) the Borrower (or the Originator for the account or benefit of the Borrower) receives an amount equal to the sum it would have received had no such deductions or withholding been made.

(y) Opinions The facts regarding the Borrower GP, the Borrower, the Master Servicer, the Originator, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(z) Other Transaction Documents. Each representation and warranty made by it under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made, subject to the qualifications set forth in such Transaction Document.

(aa) Taxes. (i) It has timely filed all federal and material provincial, state, local and foreign income and franchise and other material Tax returns, reports and statements required to be filed by it with the appropriate Governmental Authorities in all jurisdictions in which such Tax returns are required to be filed and (ii) all material amounts of Taxes reflected therein or otherwise due and payable by it have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for non-payment thereof except for any Taxes that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(bb) Tax Status. The Borrower is, and at all relevant times has been since formation, a “Canadian partnership” and a “Canadian resident partnership” for the purposes of the Income Tax Act (Canada). Neither the Borrower nor the Borrower GP is subject to any Tax in any jurisdiction outside Canada. The Borrower is not and has not at any relevant time been a “SIFT partnership” as defined in Part IX.1 of the Income Tax Act (Canada). Neither the Borrower nor the Borrower GP has taken (or, to the extent so able, permitted any other Person to take) any action that would reasonably be expected to cause either the Borrower or the Borrower GP to become subject to any material amount of Taxes imposed by a federal, provincial, territorial, or municipal taxing authority, other than an action contemplated under the Transaction Documents.

(cc) ERISA Compliance.

(i) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal and state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a)

of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto, and to the knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(ii) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Plan is in compliance in all material respects with all Requirements of Law applicable thereto and (ii) with respect to each Foreign Plan, none of the Borrower or any of its Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject the Borrower or any such Subsidiary, directly or indirectly, to any Tax or civil penalty.

(iii) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(iv) (i) No ERISA Event has occurred and neither any Bausch Party nor, to the knowledge of the Borrower, any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event, (ii) any Bausch Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under such Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Plan, the present value of all accrued benefits under such Plan (based on the actuarial assumptions used to fund such Plan) did not exceed the value of the assets of such Plan allocable to such accrued benefits, (iv) neither any Bausch Party nor, to the knowledge of the Borrower, any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Plan, if applicable, to drop below 80% as of the most recent valuation date, (v) neither any Bausch Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (vi) neither any Bausch Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (vii) no Plan has been terminated by the plan administrator thereof or by the PBGC and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan or Multiemployer Plan, except with respect to each of the foregoing clauses (i) through (vii), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(dd) Litigation and Other Proceedings. There are no actions, suits, proceedings, claims, investigations or disputes pending or, to its knowledge, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or on behalf of any creditor of Bausch or its Affiliates or any other Person against Bausch or its Affiliates, the Administrative Agent, the Collateral Agent or any Lender that either individually or in the aggregate, could reasonably be expected to (i) materially and adversely affect (A) the validity or enforceability of this Agreement or any other Transaction Document, (B) the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, or (C) the performance by a Bausch Party of its obligations under this Agreement or any other Transaction Document, (ii) result in the Borrower and its assigns (including the Collateral Agent) failing to have a valid and perfected first priority Security Interest under the applicable laws of the United States of America or any applicable state or territory thereof, in the Pool Receivables and the Related Security or Collections with respect thereto, free and clear of any Adverse Claim other than Permitted Liens or (iii) except as disclosed in the Parent’s public filings prior to the Closing Date, individually or in the aggregate for all such actions, suits, proceedings, claims, investigations and disputes could reasonably be expected to have a Material Adverse Effect on any of the Borrower, the Borrower GP or Bausch.

(ee) Non-consolidation. Notwithstanding any financial consolidation with the Parent’s consolidated financial statements as permitted under GAAP, it is operated in such a manner that the separate existence of the Borrower GP and the Borrower, on the one hand, and Bausch and its Affiliates (other than the Borrower GP and the Borrower), on the other hand, would not be disregarded in the event of the bankruptcy or insolvency of Bausch or any of its Affiliates and, without limiting the generality of the foregoing, in accordance with (and at all times will comply with) the terms of its Organizational Documents.

(ff) Amortization Events. No event has occurred and is continuing that constitutes an Amortization Event or a Potential Amortization Event.

(gg) No Other Liens. On the Closing Date and on each Borrowing Date, none of the properties and assets (including the Pool Receivables and other Collateral) of the Borrower, or the Borrower GP Collateral, are subject to any Liens (other than Permitted Liens) not permitted by this Agreement.

(hh) Enforceable Obligations. The sale or other transfer of the Pool Receivables to the Borrower under the Transfer Agreement and the other transactions contemplated under the Transaction Documents will not result in a breach of any of the provisions of the Contracts relating to the Receivables (including provisions relating to confidentiality and assignability).

(ii) Ventures and Subsidiaries; Outstanding Debt. It owns no Capital Stock of, or other interest in, any Person, other than, in the case of the Borrower GP, its ownership as a general partner of Capital Stock of the Borrower. Other than the Indebtedness arising under this Agreement and the other Transaction Documents (including any Deferred Purchase Price) and Indebtedness permitted under Section 5.2(g), it has no outstanding Indebtedness.

(jj) Financial Information. All balance sheets, all statements of income and of cash flow and all other financial information of the Parent and its consolidated Affiliates (other than projections) furnished to the Administrative Agent or any of the Lenders and described in Section 5.1 have been or will be prepared in accordance with GAAP and do or will present fairly in all material respects the financial condition and results of operations of Bausch and its consolidated Affiliates, as applicable, as at such dates and for such periods in accordance with GAAP, subject, in the case of unaudited financial statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes.

(kk) Bank Accounts. The only bank accounts maintained by the Borrower in its name are the Collection Account and the Interest Reserve Account. Each of the Collection Account and the Interest Reserve Account is free and clear of any Liens other than the Liens created by this Agreement and Permitted Liens. The Collateral Agent will have a first priority perfected Security Interest in the Collection Account, the Interest Reserve Account and all Collateral on deposit therein upon execution and delivery of a Control Agreement.

Section 3.2. Representations and Warranties of the Master Servicer. The Master Servicer hereby represents and warrants to the Administrative Agent and the Lenders as of the date hereof, as of each Monthly Payment Date, as of the date of each Interim Withdrawal and as of each Borrowing Date that:

(a) Organization and Qualification. The Master Servicer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and the Master Servicer has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except to the extent that any such failure could not reasonably be expected to have a Material Adverse Effect.

(b) Authority; No Conflict or Violation. The execution and delivery by the Master Servicer of the Transaction Documents to which it is a party, the performance of its obligations under this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated in this Agreement and the other Transaction Documents to which it is a party, have been duly authorized by all necessary corporate action on the part of the Master Servicer and do not and will not (A) require any consent or approval of its Sole Member or equivalent governing body, or any authorization, consent, approval, order, filing, registration or qualification by or with any Governmental Authority, except those that have been obtained and are in full force and effect, (B) violate any provision of (x) any applicable Law or of any order, writ, injunction or decree having applicability to the Master Servicer as of the date of the representation or (y) the Organizational Documents of the Master Servicer, (C) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Master Servicer is a party or by which it or its properties may be bound or affected, or (D) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the assets now owned or hereafter acquired by it (other than pursuant to the Transaction Documents) except, with respect to clauses (A) and (D) above, where the failure to so comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(c) Legal Agreements. This Agreement and each of the other Transaction Documents to which the Master Servicer is a party have been duly authorized, executed and delivered by the Master Servicer, and constitute the legal, valid and binding obligations of the Master Servicer, enforceable against it in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(d) Information. No Monthly Report or other written information furnished by the Master Servicer to the Administrative Agent, the Collateral Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such information (taken as a whole) not materially misleading in light of the circumstances under which made, in each case, as of the date such information is furnished (it being recognized by the Administrative Agent, the Collateral Agent and the Lenders that (i) any projections and forecasts provided by the Master Servicer are based on good faith estimates and assumptions believed by the Master Servicer to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may materially differ from projected or forecasted results and (ii) no representation is made with respect to information of a general economic or general industry nature).

(e) Collections. The Master Servicer has directed the Obligors, or has directed the Originator to direct the Obligors, to make payments on the Pool Receivables directly to the Collection Account. The conditions and requirements set forth in Section 5.1(bb) and Section 6.2 have at all times been satisfied and duly performed in all material respects by the Borrower or the Master Servicer. Exhibit IV hereto sets forth the name and addresses of the Collection Bank, together with the account number of the Collection Account and Interest Reserve Account. To the extent that funds other than Collections of Pool Receivables are deposited into the Collection Account, the Master Servicer can promptly trace and identify which funds constitute Collections of the Pool Receivables.

(f) Compliance with Credit and Collection Policy. The Master Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract, other than any Pool Receivable, and the related Contract with respect to which there has been a Deemed Collection in accordance with Section 1.6.

(g) Compliance with Laws. The Master Servicer (i) shall duly satisfy all obligations on its part to be fulfilled under or in connection with the Pool Receivables and the related Contracts and (ii) has complied in all material respects with all applicable Laws.

(h) Other Transaction Documents. Each representation and warranty made by the Master Servicer under each other Transaction Document to which it is a party (including, without limitation, the Transfer Agreement) is true and correct in all material respects as of the date when made, subject to the qualifications set forth in such Transaction Document.

(i) Servicing Programs. No license or approval is required for the Administrative Agent’s, the Collateral Agent’s or the Lenders’ use of any software or other computer program used by the Master Servicer, the Originator or any Sub-Servicer in the servicing of the Pool Receivables, other than those which have been obtained and are in full force and effect.

(j) Servicing of Receivables. Since the Closing Date, there has been no material adverse change in the ability of the Master Servicer or any Sub-Servicer to service the Receivables and the Related Security.

(k) Material Adverse Effect. Since the Closing Date, there has been no Material Adverse Effect on the Master Servicer.

(l) Material Debt Documents. The agreements included on the list of “Specified Agreements” in the opinion of White & Case LLP delivered on the Closing Date to, amongst others, the Administrative Agent, the Collateral Agent and the Structuring Advisor, with respect to certain corporate and enforceability matters represents a full and complete list of the material indebtedness of the Master Servicer and the Parent as of the Closing Date.

(m) Litigation and Other Proceedings. There are no actions, suits, proceedings, claims, investigations or disputes pending or, to the knowledge of the Master Servicer, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or on behalf of any creditor of Bausch or its Affiliates or any other Person against Bausch or its Affiliates, the Administrative Agent, the Collateral Agent or any Lender that either individually or in the aggregate, could reasonably be expected to materially and adversely affect (A) the validity or enforceability of this Agreement or any other Transaction Document, (B) the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, or (C) the performance by a Bausch Party of its obligations under this Agreement or any other Transaction Document or (iii) except as disclosed in the Parent’s public filings prior to the Closing Date, individually or in the aggregate for all such actions, suits, proceedings, claims, investigations and disputes could reasonably be expected to have a Material Adverse Effect.

(n) Taxes. (i) The Master Servicer has timely filed all federal and material state, local and foreign income and franchise and other material Tax returns, reports and statements required to be filed by it with the appropriate Governmental Authorities in all jurisdictions in which such Tax returns are required to be filed and (ii) all Taxes, charges and other impositions reflected therein or otherwise due and payable by it have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for non-payment thereof, except (x) for any Taxes being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP or (y) to the extent that the failure to pay Taxes or file Tax returns would not reasonably be expected to result in a Material Adverse Effect.

(o) Adverse Selection. No selection procedures were used to allocate Receivables to the Borrower that would result in such Receivables being less desirable or valuable taken as a whole than other comparable Receivables originated by the Originator.

(p) Anti-Corruption Laws and applicable Sanctions. The Master Servicer has implemented and maintains in effect policies and procedures designed to ensure compliance by the Master Servicer, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Master Servicer, its Subsidiaries and their respective officers and directors and to the knowledge of the Master Servicer, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions and are not engaged in any activity that would reasonably be expected to result in Bausch or any of its Affiliates being designated as a Sanctioned Person. None of the Master Servicer, any of its Subsidiaries or to the knowledge of the Master Servicer or such Subsidiary, any of their respective directors, officers or employees, or to the knowledge of the Master Servicer, any agent of the Master Servicer or any Subsidiary, that will act in any capacity in connection with or benefit from the receivables purchase facility established hereby, is a Sanctioned Person.

(q) Solvency. Each of the Master Servicer and the Parent is, and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, will be, Solvent.

ARTICLE IV.

CONDITIONS OF CLOSING AND FUNDING AND CONDITIONS SUBSEQUENT

Section 4.1. Conditions Precedent to the Initial Funding Date. The obligation of the Initial Lenders to make the initial Advance on the Initial Funding Date is subject to the satisfaction (or waiver) of the following conditions precedent, except as otherwise agreed between the Borrower and the Initial Lenders:

(a) The Administrative Agent, the Structuring Advisor and the Initial Lenders shall have received on or before the Initial Funding Date a copy of this Agreement, duly executed by the Borrower, the Borrower GP, the initial Master Servicer, the Administrative Agent, the Collateral Agent, the Initial Lenders and the Structuring Advisor;

(b) Respective counsel for the Master Servicer, the Borrower, the Borrower GP, the Parent and the Originator will deliver the following legal opinions, as applicable, and under applicable Laws, in each case, addressed to the Administrative Agent, the Collateral Agent, the Structuring Advisor and the Initial Lenders, in form and substance reasonably satisfactory to the Administrative Agent, the Structuring Advisor and the Initial Lenders:

(i) the transactions contemplated by the Transfer Agreement constitute “true sales” under the laws of the United States Bankruptcy Code;

(ii) in the event of a subsequent bankruptcy with respect to the Parent or Bausch, the Borrower would not be substantively consolidated with any of them;

(iii) customary opinions in respect of capacity, enforceability and validity of security interests in the Pool Receivables and other Collateral under applicable law;

(iv) no conflicts with documents evidencing material indebtedness of the Parent or the Originator; and

(v) such other opinions reasonably requested by the Administrative Agent or the Structuring Advisor.

(c) The Initial Lenders shall have received from the Borrower, the Master Servicer and the Originator a duly executed and delivered copy of the Transfer Agreement, in form and substance reasonably satisfactory to the Initial Lenders, and the conditions thereunder shall have been satisfied or waived in accordance with the terms thereof;

(d) The Administrative Agent, the Structuring Advisor and the Initial Lenders shall have received the Control Agreement(s), duly executed and delivered by the Borrower, the Collection Bank(s) and the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, the Structuring Advisor and the Initial Lenders.;

(e) The Administrative Agent, the Structuring Advisor and the Initial Lenders shall have received from each party thereto a duly executed copy of each of the other Transaction Documents, each in form and substance reasonably satisfactory to the Initial Lenders;

(f) The Administrative Agent, the Structuring Advisor and the Initial Lenders shall have received from each of the Borrower, the Borrower GP, the Originator and the Master Servicer, a certificate of its officer attaching (i) a copy of the resolutions of its governing body (or a duly authorized committee thereof) authorizing the execution, delivery, and performance of the Transaction Documents (and any agreements relating thereto) to which it is a party, (ii) a copy of all of its Organizational Documents (including articles, bylaws, partnership declaration, limited partnership agreements, limited liability company agreement and/or shareholder agreements, as applicable), and (iii) incumbency certificates (or other comparable documents evidencing the same) of its authorized officers executing the Transaction Documents to which it is a party;

(g) The Administrative Agent, the Structuring Advisor and the Initial Lenders shall have received a certificate of good standing (or equivalent) from each of the Borrower, the Borrower GP, the Originator and the Master Servicer, from their respective jurisdiction of incorporation or formation;

(h) The Borrower shall have paid the fees specified in the Structuring Fee Letter, the Agent Fee Letter and all other fees and expenses (including legal fees and expenses) incurred by the Administrative Agent, the Collateral Agent, the Structuring Advisor and the Initial Lenders required to be paid by the Borrower on or prior to the Initial Funding Date;

(i) The Administrative Agent, the Structuring Advisor and the Initial Lenders shall have received fully executed versions of the definitive documentation for the First Lien Credit Agreement as of the Closing Date;

(j) The Administrative Agent, Structuring Advisor and the Initial Lenders shall have received a completed Borrowing Base Certificate and Borrowing Notice for the Advance to be made on the Initial Funding Date;

(k) The Interest Reserve Account Balance shall be no less than the Interest Reserve Account Required Balance after giving effect to the funding of the Interest Reserve Account from the proceeds of the initial Advance;

(l) The Administrative Agent, Structuring Advisor and the Initial Lenders shall have received a copy of the final version of the Due Diligence Report of Atlantic Risk Management in form and substance reasonably satisfactory to the Structuring Advisor;

(m) The Structuring Advisor and the Initial Lenders shall have received a projected budget of Bausch for 2023 calendar year with sufficient detail and in form and substance satisfactory to the Structuring Advisor and the Initial Lenders;

(n) Each of the Administrative Agent’s Account, Collection Account and Interest Reserve Account shall have been established; and

(o) The Structuring Advisor and the Initial Lenders shall have received satisfactory evidence that the Master Servicer has directed each Obligor to make all payments in respect of the Pool Receivables directly to the Collection Account.

Section 4.2. Conditions Precedent to all Advances. Each Advance made after the Initial Funding Date shall be subject to the following conditions precedent (unless waived by the Administrative Agent acting at the direction of the Requisite Lenders):

(a) the Master Servicer shall have delivered to the Lenders and the Administrative Agent on or prior to the date of such Advance, in form reasonably satisfactory to the Lenders, all Monthly Reports as due on or before the applicable Monthly Reporting Date under Section 5.1(h)(i);

(b) the Borrower shall have delivered to the Administrative Agent and the Lenders (i) a completed Borrowing Base Certificate and (ii) a completed Borrowing Notice;

(c) the Facility Termination Date shall not have occurred; and

(d) on the applicable Borrowing Date the following statements shall be true (and acceptance of the proceeds of such Advance shall be deemed a representation and warranty by the Borrower that such statements are then true):

(i) the representations and warranties set forth in Article III are true and correct in all material respects on and as of the Borrowing Date of such Advance as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date;

(ii) (A) no event has occurred and is continuing or would result from such Advance that constitutes a Potential Amortization Event and (B) no event has occurred or would result from such Advance that constitutes an Amortization Event; and

(iii) no Overadvance exists or will result from such Advance.

Section 4.3. Conditions Precedent to Interim Withdrawals. Each Interim Withdrawal shall be subject to the following conditions precedent (unless waived by the Administrative Agent acting at the direction of the Requisite Lenders):

(a) after giving effect to such Interim Withdrawal, the Borrower will maintain an amount in the Collection Account (after transferring any amount to the Interest Reserve Account required under Section 4.3(b) below) not less than the aggregate amount of Aggregate Revolving Principal for which the Borrower has delivered a notice under Section 1.3(c), all accrued but unpaid Interest (including Shortfall Interest), fees (including, without limitation, Unused Facility Fees), expenses and indemnified amounts (excluding any third party legal fees), in each case, calculated by the Administrator to be due and payable on or before the next Payment Date;

(b) to the extent any Interest Reserve Account Deficit exists with respect to the immediately preceding Monthly Reporting Date, the amount of such Interest Reserve Account Deficit shall have been transferred from the Collection Account to the Interest Reserve Account; (and the Borrower may transfer such amount from the Collection Account to the Interest Reserve Account);

(c) the Borrower shall use the proceeds of such Interim Withdrawal to pay (A) the cash purchase price for Receivables purchased by the Borrower on such date in accordance with the terms of the Transfer Agreement, (B) first, any IG Deferred Purchase Price owing to the Originator pursuant to the Transfer Agreement and then, second, any Non-IG Deferred Purchase Price owing to the Originator pursuant to the Transfer Agreement or (C) so long as there is no unpaid Non-IG Deferred Purchase Price that has been identified as outstanding, any dividends or other distributions validly declared under the Borrower’s organizational documents;

(d) the Master Servicer shall have delivered to the Lenders and the Administrative Agent on or prior to the date of such Interim Withdrawal, as applicable, in form reasonably satisfactory to the Lenders, all Monthly Reports as due on or before the applicable Interim Withdrawal Date under Section 5.1(h)(i);

(e) prior to 4:00 p.m. (New York City time) on the applicable Interim Withdrawal Date, the Borrower shall have delivered to the Administrative Agent and the Lenders a completed daily report calculated as of the close of business on the preceding Business Day and that has been prepared by the Administrator in accordance with the Administration Agreement;

(f) the Facility Termination Date shall not have occurred; and

(g) on the applicable Interim Withdrawal Date the following statements shall be true (and acceptance of the proceeds of such Interim Withdrawal shall be deemed a representation and warranty by the Borrower that such statements are then true):

(i) the representations and warranties set forth in Article III are true and correct in all material respects on and as of the Interim Withdrawal Date of such Interim Withdrawal as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date;

(ii) (A) no event has occurred and is continuing or would result from such Interim Withdrawal that constitutes a Potential Amortization Event and (B) no event has occurred or would result from such Interim Withdrawal that constitutes an Amortization Event; and

(iii) no Overadvance exists or will result from such Interim Withdrawal.

For the purpose of determining compliance with the conditions specified in this Article IV with respect to Advances, the Lenders shall be deemed to have consented to, approved and accepted each condition unless the Administrative Agent shall have received written notice from any Lender prior to the Initial Funding Date or the date of an Advance specifying its objection thereto, and by their funding of any Advance on such date the Lenders shall be deemed to direct the Administrative Agent that all conditions specified in this Article IV have been satisfied.

ARTICLE V.

COVENANTS

Section 5.1. Affirmative Covenants. Until the Final Payout Date each of the Borrower, the Borrower GP and the Master Servicer agrees, severally with respect to itself only, to comply with the following covenants, to the extent applicable to it:

(a) Financial Accounting Practices. It shall keep proper books of record and account, in which full and, in all material respects correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the Borrower.

(b) [Reserved].

(c) [Reserved].

(d) Parent Financial Statements. At any time the Parent is not otherwise filing the following with the SEC:

(i) Parent Annual Reports. As soon as practicable, and in any event within ninety (90) days after the close of each fiscal year of the Parent, beginning with the fiscal year ended December 31, 2023, Bausch shall furnish to the Lenders a consolidated balance sheet of the Parent as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” qualification or exception (other than any such qualification or exception resulting from (i) an actual or anticipated financial covenant default, (ii) an upcoming maturity date or (iii) solely in relation to the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary (as defined in the First Lien Credit Agreement) or any qualification or exception as to the scope of such audit.

(ii) Parent Quarterly Reports. Within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each fiscal year, a condensed consolidated balance sheet of the Parent as at the end of such Fiscal Quarter and the related (i) condensed consolidated statements of income or operations for such Fiscal Quarter and for the portion of the fiscal year then ended and (ii) condensed consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth, in each case of clauses (i) and (ii), in comparative form the figures for the corresponding Fiscal Quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (if such previous Fiscal Quarter ends after the Closing Date, in the case of the balance sheet, or if such corresponding portion of the previous fiscal year elapsed in full after the Closing Date, in the case of such other financial statements), certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.

(e) Compliance Certificates.

(i) No later than ten (10) days after the Parent’s financial statements have been delivered pursuant to Section 5.1(d) of this Agreement or filed with the SEC, the Borrower shall provide a certificate substantially the form set forth as Exhibit XI hereto (a “Compliance Certificate”), addressed to the Lenders, executed by a Responsible Officer of the Borrower, stating that no Amortization Event or Potential Amortization Event exists, or if any such event exists, such certificate shall specify in detail the nature and period of existence of such Amortization Event or Potential Amortization Event and any action taken or contemplated to be taken by the Borrower with respect thereto.

(ii) No later than ten (10) days after the Parent’s financial statements have been delivered pursuant to Section 5.1(d) of this Agreement or filed with the SEC, Bausch shall provide a Compliance Certificate addressed to the Lenders, executed by a Responsible Officer of Bausch, stating that no Amortization Event or Potential Amortization Event exists under this Agreement, or if any such event exists, such certificate shall specify in detail the nature and period thereof and any action taken or contemplated to be taken by Bausch with respect thereto.

(f) [Reserved].

(g) Collections Reporting. The Master Servicer shall deliver to the Structuring Advisor and the Lenders, in substantially the form set forth as Exhibit IX hereto, on the fifth (5th) Business Day following the end of each applicable Collection Reporting Period, a report setting forth (i) for each Pool Receivable during such Collection Reporting Period, whether any Collections have been received in respect of such Pool Receivable, and (ii) for each amount of Collections received in respect of each such Pool Receivable or whether such Pool Receivables was subject to Dilution, the date of receipt thereof and whether such amount was (A) paid directly to the Collection Account or (B) paid otherwise (and, in such case, the recipient thereof, a description of the account into which such amount was paid, or whether the amount was made by check or other form of payment, and the date that such payment was made into the Collection Account).

(h) Monthly Reports. As soon as available, and in any event no later than 11:00 a.m. (New York time) on each Monthly Reporting Date, the Borrower shall provide to the Lenders and the Administrative Agent:

(i) a monthly report (a “Monthly Report”) prepared by the Master Servicer and in substantially the form set forth as Exhibit X hereto, setting forth the following (in each case calculated as of the last day of the previous Calculation Period in reasonable detail, as determined by the Requisite Lenders in their sole and absolute discretion) and attaching a copy of the most recent Borrowing Base Certificate to be delivered pursuant to Section 5.1(n), that has been calculated by the Administrator in accordance with the Administration Agreement:

(A)	a calculation of the Required Reserves, including the calculation of each component included in the Required Reserves;

(B)	a roll-forward of the Outstanding Balances of all Pool Receivables, including the Dilution for the preceding six-month period;

(C)	an aging summary in respect of all Pool Receivables;

(D)

the Outstanding Balances (as may be reasonably requested by the Requisite Lenders) of all Receivables that were Eligible Receivables on the previous Monthly Reporting Date but were no longer Eligible Receivables as of the last day of the preceding Calculation Period; and

(E)	an aging summary of unpaid Deferred Purchase Price, including a breakdown between Non-IG Deferred Purchase Price and IG Deferred Purchase Price;

(ii) A report showing (x) the aggregate amount of Collections in respect of Pool Receivables received by the Borrower in the Collection Account, (y) the aggregate amount of Collections in respect of Pool Receivables received by the Originator or the Master Servicer in any other account of the Master Servicer, the Originator or the Borrower and (z) the calculation of the Borrower’s compliance with Section 7.1(q) hereunder, in each case since the prior Monthly Reporting Date.

(i) [Reserved].

(j) Notice of Certain Events. Promptly upon (and in any event within three (3) Business Days of) becoming aware of the occurrence of the following events, each of the Borrower and Master Servicer shall give the Lenders notice of such event, together with a written statement signed on behalf of the Borrower and Master Servicer setting forth the details of such event and any action taken or contemplated to be taken with respect thereto:

(i) an Amortization Event or Potential Amortization Event under this Agreement;

(ii) an ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(iii) the occurrence of any declared or automatic event of default under the First Lien Credit Agreement or any other Material Indebtedness of Bausch or any of its Affiliates;

(iv) any Xifaxan Price Decrease.

(k) Notice under Related Documents. Promptly after the delivery, filing or receipt thereof, the Borrower shall deliver to the Lenders a copy of each written notice, certificate or report delivered pursuant to the Transfer Agreement.

(l) Notice of Proceedings. Promptly upon becoming aware thereof, it will give the Lenders notice of (i) the commencement, existence or threat of all proceedings by or before any Governmental Authority against or affecting the Borrower or any of its Affiliates which, if adversely decided, could reasonably be expected to have a Material Adverse Effect, (ii) any action, suit, proceeding or investigation pending or threatened, against the Borrower before any Governmental Authority and (iii) any one or more actions, suits, proceedings or investigations pending or threatened in writing relating to Contracts in respect of which the amount in controversy, whether individually or in the aggregate, is equal to or greater than $5,000,000.

(m) Further Information. It will promptly furnish to the Lenders such additional information regarding (i) the business, legal, financial or corporate affairs of Bausch or any of its Affiliates, (ii) the Collateral, including, without limitation, aging, roll forward and eligibility information, in each case, as the Administrative Agent or Collateral Agent (in each case, at the written direction of the Requisite Lenders) or any Lender may from time to time reasonably request, and (iii) the ability of Borrower or the Originator to perform their respective obligations under this Agreement or any other Transaction Document; provided that Bausch and its Affiliates shall not be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or confidential or non-financial proprietary information, (ii) in respect of which disclosure to any Lender (or its respective representatives) is prohibited by law or any binding agreement, or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(n) Borrowing Base Determination.

(i) Not later than fifteen (15) Business Days following each calendar month end, the Borrower shall deliver to the Administrative Agent, the Structuring Advisor and the Lenders a Borrowing Base Certificate executed by a Responsible Officer of the Borrower.

(ii) The Requisite Lenders may make test verifications of the Pool Receivables in any manner and through any medium that the Requisite Lenders consider advisable, and the Borrower shall furnish all such commercially reasonable assistance and information as the Requisite Lenders and their advisors may require in connection therewith; provided that the Requisite Lenders shall not take any actions that could reasonably be expected to cause any disruption to the Obligors or their affiliates; provided, further, that the Requisite Lenders shall not make such test verifications under this clause (ii) on more than one occasion in any fiscal quarter unless an Amortization Event has occurred and is continuing.

(o) Maintenance of Records; Audits; and Field Exams. It shall, from time to time during regular business hours as requested by the Structuring Advisor and at the sole reasonable cost of the Borrower, permit the Administrative Agent (at the direction of the Requisite Lenders), the Structuring Advisor or its agents or representatives: (a) to examine and make copies of and abstracts from all Records in the possession or under the control of the Bausch Parties relating to the Pool Receivables and the Related Security, including, without limitation, the related Contracts; and (b) upon reasonable advance written notice, to visit the offices and properties of the Bausch Parties during reasonable business hours for the purpose of examining such materials described in clause (a) above and a comprehensive audit and field exam, and to discuss matters relating to the Bausch Parties’ financial condition or the Pool Receivables and the Related Security or any Bausch Party’s performance under any of the Transaction Documents or any Bausch Party’s performance under the Contracts and, in each case, with any of the officers or employees of such Bausch Party having knowledge of such matters (each such visit, a “Review”). Such Reviews may include a review of the Bausch Parties’ compliance with the Credit and Collections Policy. In connection with such Reviews, the Bausch Parties shall not unreasonably oppose a request by the Lenders to communicate directly with the Bausch Parties’ independent certified public accountants; provided that the Borrower shall have an opportunity to be present at or participate in any such discussion with the Bausch Parties’ independent certified public accountants. So long as no Amortization Event has occurred and is continuing, only one (1) such Review is permitted to be conducted in any one (1) calendar year and the Borrower shall only be responsible for the cost of one (1) such Review under this Section 5.1(o) in any one (1) calendar year. Notwithstanding anything to the contrary in this Section 5.1(o), none of the Bausch Parties shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets, (ii) in respect of which disclosure to the Administrative Agent, the Structuring Advisor or any Lender (or their respective representatives) is prohibited by law or any binding agreement, or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(p) Separateness. The Borrower GP, the Borrower and Master Servicer acknowledge that the Administrative Agent, the Collateral Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower GP’s and the Borrower’s identity as a legal entity that is separate from the Parent, the Originator, the Master Servicer and their respective other Affiliates (each, a “Related Entity”). Therefore, each of the Borrower GP, the Borrower and Master Servicer shall take all steps specifically required by this Agreement or reasonably required by the Requisite Lenders (it being understood that no Bausch Party shall have any obligation to maintain or preserve the Borrower GP’s or the Borrower’s financial condition or cause the Borrower or Borrower GP to achieve certain levels of operating results) to continue the Borrower’s and Borrower GP’s identity as a separate legal entity and to make it apparent to third Persons that the Borrower and the Borrower GP is an entity with assets and liabilities distinct from those of the Originator, the Master Servicer and any other Person, and is not a division of the Originator, the Master Servicer, its Affiliates or any other Person consistent with the terms of the Borrower GP’s and the Borrower’s Organizational Documents. Therefore, from and after the date of execution and delivery of this Agreement, the Master Servicer, the Borrower GP and the Borrower shall not take any action inconsistent with the “separateness covenants” set forth in the Borrower GP’s and the Borrower’s Organizational Documents.

(q) Preservation of Existence. Each of the Borrower GP, the Borrower and Master Servicer shall maintain its organizational existence in full force and effect in its jurisdiction of incorporation or organization, as the case may be. Each of the Borrower GP, the Borrower and Master Servicer will qualify and remain licensed or qualified as a corporation, limited liability company or limited partnership, as the case may be, in each jurisdiction in which the failure to receive or retain such licensing or qualification could reasonably be expected to have a Material Adverse Effect.

(r) Compliance with Laws. The Borrower GP, the Borrower and Master Servicer will comply with all applicable Laws, the non-compliance with which could reasonably be expected to have a Material Adverse Effect. Bausch will maintain in effect and enforce policies and procedures designed to ensure compliance by Bausch, its Subsidiaries and their respective directors, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(s) Conduct of Business.

(i) The Borrower and the Borrower GP shall: (A) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with (1) the terms of its Organizational Documents and (2) the assumptions set forth in each opinion letters of counsel to the Borrower GP and the Borrower approved by the Requisite Lenders with respect to issues of substantive consolidation, and (B) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, including all licenses, permits, charters and registrations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(ii) The Master Servicer shall cause the Originator to continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with the terms of its Organizational Documents.

(t) Further Assurances. The Borrower GP, the Borrower and Master Servicer will, at their own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Lenders or the Administrative Agent and/or Collateral Agent (in each case, at the written direction of the Requisite Lenders) may reasonably request from time to time in order to perfect the Borrower’s ownership interest in the Receivables and/or to perfect the security interest of the Collateral Agent in the Receivables.

(u) Anti-Money-Laundering/International Trade Law Compliance. The Borrower GP, the Borrower and Master Servicer shall immediately notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event.

(v) Anti-Terrorism Laws. The Borrower GP, the Borrower, the Master Servicer and its Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person in violation of applicable Anti-Terrorism Laws, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Laws. The Borrower shall deliver to the Administrative Agent and the Lenders any certification or other evidence requested from time to time by the Administrative Agent (at the written direction of the Requisite Lenders) in its sole and absolute discretion, confirming the Borrower’s compliance with this Section 5.1(v).

(w) Change of Independent Director. At least five (5) days prior to any proposed change of any Independent Director of the Borrower GP (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Director, or the failure of such Independent Director to satisfy the criteria for an Independent Director set forth in the definition of “Independent Director”, in which case the Borrower GP (or the Borrower on its behalf) shall provide written notice of such election or appointment within two (2) Business Days of such proposed change), the Borrower GP (or the Borrower on its behalf) shall deliver to the Administrative Agent and the Lenders notice of such proposed change together with a certificate of the Borrower GP (or the Borrower on its behalf) certifying that the proposed replacement director satisfies the criteria set forth in the definition of “Independent Director”.

(x) Performance and Enforcement of the Transfer Agreement. The Borrower shall perform, and the Master Servicer shall require the Originator to perform, each of its obligations and undertakings under and pursuant to the Transfer Agreement. The Borrower shall purchase Pool Receivables under the Transfer Agreement in strict compliance with the terms thereof and of this Agreement and shall diligently enforce the rights and remedies accorded to it as the buyer or transferee under the Transfer Agreement. The Borrower shall take all actions to perfect and enforce its rights and interests (and the rights and interests of the Collateral Agent and the Lenders as assignees of the Borrower) under the Transfer Agreement as the Collateral Agent (at the written direction of the Requisite Lenders) may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Transfer Agreement.

(y) Ownership. The Borrower shall (or, to the extent required pursuant to the Transfer Agreement, shall require the Originator to) take all necessary action to (i) vest legal and equitable title to the Pool Receivables, the Related Security and the Collections irrevocably in the Borrower, free and clear of any Liens other than Permitted Liens, and (ii) establish and maintain, in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected first priority Security Interest in the Collateral to the full extent contemplated herein, free and clear of any Liens other than Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC and the PPSA (or any comparable law) of all appropriate jurisdictions) to perfect the Collateral Agent’s (for the benefit of the Secured Parties) Security Interest in the Collateral and such other action to perfect, protect or more fully evidence the Security Interest of the Collateral Agent for the benefit of the Secured Parties as the Collateral Agent (at the written direction of the Requisite Lenders) or any Lender may reasonably request.

(z) [Reserved].

(aa) Books and Records. The Borrower and Master Servicer shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables and all Collections of and adjustments to each existing Pool Receivable.

(bb) Collections. The Borrower and Master Servicer shall direct all Obligors to make payments of the Pool Receivables directly to the Collection Account, which at all times is subject to a Control Agreement.

(cc) Information. Bausch shall deliver to the Administrative Agent and each Lender a copy of any presentations, notices or reports containing operational or financial updates, in each case, that has been delivered, directly or indirectly, by Bausch or any of its Affiliates to all of the lenders under the First Lien Credit Agreement within five (5) Business Days of the delivery thereof to such Persons; provided, however, if such delivery relates solely to either (i) the collateral (or any portion thereof) under any Material Indebtedness which does not include any Collateral hereunder or (ii) any non-financial covenant (other than any covenant related to delivery of information), such delivery shall not be required under this clause (cc).

(dd) Fiscal Calendar. Prior to the end of each of the Borrower’s fiscal years, the Borrower shall provide the Administrative Agent, each Lender, and the Master Servicer with a copy of the Borrower’s fiscal calendar for the following year which will (i) identify each fiscal month end to be used for reporting purposes and (ii) be the same fiscal calendar as Bausch.

(ee) [Reserved].

(ff) Maintenance of Properties. The Borrower GP and the Borrower shall maintain and preserve (a) all of its properties which are necessary in the conduct of its business in good working order and condition, and (b) all rights, permits, licenses, approvals and privileges (including all Permits) which are used or useful or necessary in the conduct of its business, except where the failure to so maintain and preserve could not reasonably be expected to have a Material Adverse Effect.

(gg) Use of Proceeds. The Borrower may use the proceeds of Advances made hereunder, in each case, subject to the availability of such funds pursuant to Sections 2.1(b) or 2.2(a), for (i) funding the Interest Reserve Account, (ii) transaction expenses incurred in connection with this Agreement and the Transaction Documents, (iii) the payment of interest, fees, expenses or other amounts due under this Agreement or under any other Transaction Document, (iv) purchasing Eligible Receivables in accordance with the terms of the Transfer Agreement and (v) to the extent that no obligations described in clauses (i), (ii) and (iii) above are due and unpaid, to make distributions to the Parent and its Affiliates for use for any purposes; provided that (A) no event has occurred and is continuing or would result from such distribution that constitutes a Potential Amortization Event and (B) no event has occurred or would result from such distribution that constitutes an Amortization Event.

(hh) Pool Receivables; Compliance with Credit and Collection Policy. Except as otherwise permitted in Section 6.2, the Borrower shall not, and shall not permit the Master Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract without the prior written consent of the Structuring Advisor.

(ii) Access to Account Information. The Borrower shall grant the Lenders and the Administrative Agent online viewing access to the account statements relating to the Collection Account and the Interest Reserve Account. Upon the request of any of the Lenders, the Structuring Advisor or the Administrator, the Master Servicer shall grant the requesting party online access (or such other access requested by such party) to the account statements relating to the bank accounts of the Master Servicer and the Originator for the purpose of determining the amounts, if any, of Obligor payments with respect to Pool Receivables that are being made to such accounts of the Master Servicer or the Originator.

(jj) Taxes. The Borrower GP and the Borrower will (i) timely file all federal and material provincial, state, local and foreign income and franchise and other material Tax returns, reports and statements required to be filed by it with the appropriate Governmental Authorities in all jurisdictions in which such Tax returns are required to be filed and (ii) pay, or cause to be paid, all material amounts of Taxes reflected therein or otherwise due and payable by it, if any, prior to the date on which any fine, penalty, interest, or late charge may be added thereto for non-payment thereof, except for any Taxes that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(kk) Tax Status. No action will be taken that would result in (i) the Borrower not being a “Canadian partnership” and a “Canadian resident partnership” for the purposes of the Income Tax Act (Canada), (ii) the Borrower being a “SIFT partnership” as defined in Part IX.1 of the Income Tax Act (Canada) or becoming subject to Part IX.1 tax under the Income Tax Act (Canada), or (iii) the Borrower or the Borrower GP being subject to any Tax in any jurisdiction outside Canada.

(ll) Rating. The Borrower and the Master Servicer shall cooperate with the Structuring Advisor in order to obtain and maintain a rating from the rating agency chosen by the Structuring Advisor to provide a rating on the Advances and/or the Deferred Purchase Price, and shall provide such rating agency (either directly or through distribution to the Structuring Advisor) any information such rating agency may reasonably require for purposes of providing, monitoring and maintaining such rating. The Master Servicer shall pay the initial and ongoing fees and expenses payable to such rating agency in connection with such rating.

Section 5.2. Negative Covenants. Until the Final Payout Date, each of the Borrower GP, the Borrower and the Master Servicer agrees, severally with respect to itself only, to comply with the following covenants, to the extent applicable to it:

(a) Name or Structural Changes. The Borrower shall not, in each case, without (x) the prior written consent of the Requisite Lenders, which consent shall not be unreasonably withheld, and (y) delivery to the Administrative Agent and Collateral Agent (with a copy to the Lenders) of all financing statements, instruments and other documents and opinions reasonably requested by the Requisite Lenders in connection with such change:

(i) change its name, identity or legal structure (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) or make any other change in the its name, identity or corporate structure that could impair or otherwise render any UCC or PPSA financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the UCC or PPSA;

(ii) permit itself to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person;

(iii) permit any Person other than the Parent or the Borrower GP to own, or have an Adverse Claim against, any Capital Stock of the Borrower; or

(iv) change or relocate its chief executive office, principal place of business, principal residence or any office where Records are kept or change its jurisdiction of organization to any location other than the Province of Ontario or, in the case of the Borrower GP, the Province of Nova Scotia, unless it gives the Administrative Agent and Collateral Agent (copy to the Lenders) written notice of such change no later than fifteen (15) days thereafter.

(b) Changes in Payment Instructions to Obligors. Except as may be required by the Requisite Lenders pursuant to Section 6.2(c) during the Dominion Period, a Bausch Party shall not (i) replace any Bank as the Collection Bank, or (ii) replace the Collection Account, in each case, without the prior consent of the Administrative Agent (acting at the direction of the Requisite Lenders). In addition, except as may be required by the Requisite Lenders pursuant to Section 6.2(c) during the Dominion Period, the Borrower and the Master Servicer shall not, and shall cause the Originator not to, make any changes in the instructions to any Obligor as to where payments on the Pool Receivables should be made unless requested by the Administrative Agent (acting at the direction of the Requisite Lenders); provided, however, that the Master Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to a replacement Collection Account that is subject to a Control Agreement.

(c) Modifications to Credit and Collection Policy. The Master Servicer will not make any change to the Credit and Collection Policy that would adversely affect the collectability of Pool Receivables, the timing of payment thereof or the collection procedures relating thereto without the prior written consent of the Structuring Advisor. Except as provided in Section 6.2(d) or to the extent that a Deemed Collection has been made in accordance with Section 1.6, no Bausch Party shall, or shall permit the Originator to, extend, amend or otherwise modify the payment terms of any Pool Receivable or any Contract related to such Pool Receivable in any material respect other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. Other than the ownership and Security Interests contemplated by the Transaction Documents, the Borrower shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim, other than Permitted Liens, upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Pool Receivable arises, or the Collection Account or the Interest Reserve Account, or assign any right to receive income with respect thereto, and the Borrower shall defend the right, title and interest of the Collateral Agent and the other Secured Parties in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Borrower or the Originator.

(e) Termination of Transfer Agreement. The Borrower shall not amend, modify or terminate the Transfer Agreement without the prior written consent of the Requisite Lenders, or waive or fail to enforce any of its rights or the obligations of the other parties thereto, or send any termination notice to the Originator in respect thereof, without the prior written consent of the Requisite Lenders.

(f) Indebtedness. The Borrower GP and the Borrower shall not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Borrower Obligations, and (ii) other current accounts payable arising in the ordinary course of business and not overdue, unless such overdue accounts payable are disputed and being contested in good faith.

(g) Use of Proceeds. The Borrower shall not use the proceeds of any Advance (i) except as provided in Section 5.1(gg), and (ii), either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any margin stock. No part of the proceeds of any Advance will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including the Administrative Agent and the Lenders) of any Anti-Terrorism Laws. The Master Servicer will maintain in effect policies and procedures designed to ensure compliance by the Master Servicer, its Subsidiaries (if any), and their respective directors, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Master Servicer, its Subsidiaries, and to their knowledge, their respective directors, officers, employees and agents, will remain in compliance with Anti-Corruption Laws and applicable Sanctions.

(h) Investments. Except as otherwise expressly permitted hereunder or under the other Transaction Documents, the Borrower shall not make any Investment in any Person, including any holder of Capital Stock of the Borrower, any director, officer or employee of the Borrower, Bausch or any of Bausch’s Affiliates, through the direct or indirect lending of money, holding of securities or otherwise, except with respect to Pool Receivables.

(i) Sale of Capital Stock and Assets. Neither the Borrower GP nor the Borrower shall sell, transfer, convey, assign, pledge, or otherwise dispose of, or assign any of its properties or other assets or any of its Capital Stock, or any right to receive income in respect of any of the foregoing (whether in a public or a private offering or otherwise), any Pool Receivable or Contract or any of its rights with respect to any of the Collection Account or the Interest Reserve Account except as permitted by this Agreement or any of the other Transaction Documents; provided that, for the avoidance of doubt, the Borrower GP and the Borrower may make distributions solely to the extent permitted by this Agreement, its Organizational Documents and applicable law.

(j) Accounting Changes; Fiscal Year. The Borrower shall not change its (a) accounting treatment and reporting practices, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) fiscal year. As of the date of this Agreement, the Borrower’s fiscal year ends December 31.

(k) Sale Characterization; Transfer Agreement. Notwithstanding any financial consolidation with the Parent’s consolidated financial statements as permitted under GAAP, the Borrower shall not, and shall not permit the Originator to, account for, or otherwise treat, each sale of Pool Receivables effected pursuant to the Transfer Agreement in any manner other than as a true sale (including for all applicable Tax purposes unless otherwise required by applicable Law) and absolute assignment of the title to and sole record and beneficial ownership interest in such Pool Receivables by such Originator to the Borrower. In addition, the Borrower shall, and shall cause the Originator to, disclose (in a footnote or otherwise) in all of its financial statements (including any such financial statements consolidated with any other Persons’ financial statements) the existence and nature of the transactions contemplated hereby and by the Transfer Agreement.

(l) Commingling. If funds that are not Borrower Collateral are deposited into the Collection Account, the Borrower shall notify the Structuring Advisor and the Administrative Agent promptly upon discovery thereof and shall, after providing satisfactory evidence (as determined by the Structuring Advisor, in its reasonable discretion) to the Structuring Advisor and the Administrative Agent that such funds are not Borrower Collateral, instruct the Collection Bank to remit such funds to, or at the direction of, the Borrower, and notwithstanding anything in this Agreement to the contrary, such remittance may be made at any time from the Collection Account.

(m) Modification of other Documents. Neither the Borrower GP nor the Borrower shall amend, modify or waive any term or provision of the Transfer Agreement or any other Transaction Document or, to the extent the Borrower GP’s or Borrower’s consent is required, give its consent to any amendment, modification, or waiver of any term or provision of the Transfer Agreement or any other Transaction Document without the prior written consent of the Requisite Lenders. In addition, neither the Borrower GP nor the Borrower shall amend, modify, waive or otherwise change any of the terms of its Organizational Documents, in each case without the prior written consent of the Requisite Lenders.

(n) Eligible Bank. The Borrower shall not permit the Collection Account or the Interest Reserve Account to be held at a Bank other than an Eligible Bank, provided that if a Bank at which the Collection Account or the Interest Reserve Account is held ceases to be an Eligible Bank, the Master Servicer shall upon discovery thereof (i) promptly notify the Structuring Advisor thereof, and (ii) promptly (and in any event within 30 days) (x) instruct all Obligors to cease making payments to the Collection Account at such Bank and instead make payments to a new depositary account, clearing account, collection account or similar account subject to a Control Agreement and at a Bank that is an Eligible Bank and (y) provide the Administrative Agent and the Structuring Advisor all agreements and documents that any of them may reasonably request in connection therewith.

(o) Distributions. Neither the Borrower GP nor the Borrower shall declare or pay any dividends or distributions on any of its Capital Stock or make any purchase, redemption or other acquisition of, any of its Capital Stock; provided, however, that so long as no Amortization Event or Potential Amortization Event has occurred and is continuing, or would result therefrom, the Borrower GP and the Borrower may declare and pay distributions with funds released to the Borrower pursuant to Sections 2.1(b) or 2.2(a) or in connection with an Interim Withdrawal under Section 1.12, in each case, as permitted under applicable law.

(p) Transactions with Affiliates. It shall not enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than as contemplated by the Transaction Documents) unless such transaction (i) is not prohibited in the Transaction Documents and (ii) is upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

(q) No Other Business. It shall not engage in any business other than financing, purchasing, owning, selling and managing the Pool Receivables and the Related Security with respect thereto or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking which is not directly or indirectly related to the transactions contemplated by the Transaction Documents.

(r) Resignation of Borrower GP. The Borrower GP shall not resign as the general partner of the Borrower without the prior written consent of the Requisite Lenders.

(s) Allocation of Receivables. The Master Servicer shall record the transfer of Receivables originated by the Originator in the order that each such Receivable is originated by the Originator, with the Receivables transferred on a single day being treated as one group. The Master Servicer shall not use any selection procedures to allocate Dilutions among Receivables owned by the Borrower, on the one hand, and Receivables owned by Bausch, on the other hand, that would result in the Receivables of the Borrower being adversely affected relative to the Receivables owned by Bausch.

ARTICLE VI.

ADMINISTRATION AND COLLECTION

Section 6.1. Designation of the Master Servicer.

(a) The servicing, administration and collection of the Pool Receivables shall be conducted by such Person (the “Master Servicer”) so designated from time to time in accordance with this Section 6.1. Bausch is hereby designated as, and hereby agrees to perform the duties and obligations of, the Master Servicer pursuant to the terms of this Agreement. At any time after the occurrence and during the continuance of an Amortization Event resulting from an action or inaction of, or circumstance existing with respect to, the Master Servicer, for a period of forty-five (45) consecutive days (each, a “Master Servicer Termination Event”), the Requisite Lenders may, upon written notice to the current Master Servicer and Borrower, designate as the Master Servicer any Person reasonably acceptable to the Borrower (which consent shall not be unreasonably withheld or delayed) to succeed Bausch or any successor Master Servicer.

(b) The Master Servicer may delegate its duties and obligations hereunder to any Affiliate as a subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) the Master Servicer shall remain liable for the performance of the duties and obligations so delegated, (ii) the Borrower, the Administrative Agent and each Lender shall have the right to look solely to the Master Servicer for performance and (iii) such Sub-Servicer’s right to subservice shall immediately terminate upon the termination of the Master Servicer hereunder (unless such Sub-Servicer is only servicing Receivables that have been, consistent with past practices, been written off as uncollectible, in which case such subservicing is not required to immediately terminate).

(c) Without the prior written consent of the Requisite Lenders, the Master Servicer shall not be permitted to delegate any of its duties or responsibilities as the Master Servicer to any Person other than as provided in Section 6.1(b) or to outside collection agencies in accordance with its customary practices with respect to certain Charged-Off Receivables. The Administrative Agent and the Lenders shall not be required to give notice, demand or other communication to any Person other than the Master Servicer in order for communication to the Master Servicer or other delegate with respect thereto to be accomplished. The Master Servicer shall be responsible for providing any other delegate of the Master Servicer with any notice given to the Master Servicer under this Agreement.

Section 6.2. Duties of the Master Servicer.

(a) The Master Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy, it being understood that the Master Servicer does not guarantee the collection of any Pool Receivables.

(b) The Master Servicer shall direct all Obligors to make payments of the Pool Receivables directly to the Collection Account, which shall at all times be subject to a Control Agreement. If, notwithstanding the foregoing, any Obligor makes payment to Bausch or any of its Affiliates with respect to a Pool Receivable, the Borrower or the Master Servicer, as the case may be, agrees to remit, or to cause such Person to remit any Collections (including any security deposits applied to the Outstanding Balance of any Pool Receivable) that it receives on Pool Receivables directly to the Collection Account within four (4) Business Days of the date of receipt of such payment, and further agrees that all such Collections shall be deemed to be received in trust for the exclusive benefit of the Administrative Agent and the Lenders; provided that if more than 5% of weekly Collections with respect to Pool Receivables for any calendar week occurring after the 60th day following the Initial Funding Date are paid by Obligors to an account other than the Collection Account, then the Borrower or the Master Servicer, as the case may be, agrees to remit such Collections directly to the Collection Account within two (2) Business Days of receipt thereof.

(c) The Master Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Master Servicer (and during the Dominion Period, unless and until remitted to the Master Servicer, the Administrative Agent) shall hold for the account of the Borrower, the Administrative Agent and each other Secured Party their respective shares of the Collections in accordance with Article II. During the Dominion Period, to the extent any Collections come into the possession of the Master Servicer, the Master Servicer shall, upon the request of the Requisite Lenders, segregate, in a manner acceptable to the Requisite Lenders (at the direction of the Requisite Lenders), all such Collections from the general funds of the Master Servicer or the Borrower prior to the remittance thereof in accordance with Article II. Subject to Section 2.2, at all times while the Master Servicer is required to segregate Collections pursuant to the preceding sentence, the Master Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Pool Receivables set aside for the Administrative Agent and the other Secured Parties on the second (2nd) Business Day following receipt by the Master Servicer of such Collections or transfer to the Administrative Agent pursuant to duly executed instruments of transfer.

(d) The Master Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Pool Receivable or adjust the Outstanding Balance of any Receivable as the Master Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Pool Receivable as a Defaulted Receivable, Delinquent Receivable or Charged-Off Receivable or limit the rights of the Administrative Agent or the other Secured Parties under this Agreement. Notwithstanding anything to the contrary contained herein, following the occurrence and during the continuation of an Amortization Event, the Requisite Lenders shall have the absolute and unlimited right to direct the Master Servicer to commence or settle any legal action with respect to any Defaulted Receivable, Delinquent Receivable or to foreclose upon or repossess any Related Security to the extent not in contravention of the related Contracts or applicable Law.

(e) The Master Servicer shall hold in trust for the Borrower and the Administrative Agent and each other Secured Party all Records in its possession that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Pool Receivables and shall, following the occurrence and during the continuance of an Amortization Event, as soon as practicable upon demand of the Requisite Lenders, deliver or make available to the Administrative Agent and the Lenders all such Records, at a place selected by the Requisite Lenders. The Master Servicer shall, in accordance with Section 6.2(b) and subject to the proviso therein, turn over (A) to the Borrower any cash Collections or other cash proceeds in accordance with Article II and (B) to the applicable Person any cash collections or other cash proceeds received with respect to Indebtedness not constituting Pool Receivables.

(f) Any payment by an Obligor in respect of any Pool Receivable owed by it to the Originator or the Borrower shall be applied to the applicable invoice within three (3) Business Days after its receipt.

(g) If the Requisite Lenders designate a successor Master Servicer pursuant to the terms of this Agreement, the existing Master Servicer shall provide such successor Master Servicer with all relevant information, materials and reports that are necessary for such successor Master Servicer to perform its duties and obligations under this Agreement.

Section 6.3. Collection Accounts; Interest Reserve Account. The Borrower has granted to the Collateral Agent for the benefit of the Secured Parties “control” (within the meaning of the UCC) over the Collection Account and the Interest Reserve Account.

Section 6.4. Notice of Exclusive Control. The Collateral Agent (at the written direction of the Requisite Lenders) is authorized to date and to deliver to each Collection Bank a Notice of Exclusive Control at any time after the occurrence and during the continuance of an Amortization Event. Subject to the terms of the applicable Control Agreement, the Borrower has transferred to the Collateral Agent, for the benefit of the Secured Parties, exclusive “control” over the Collection Account and the Interest Reserve Account; provided, however, that the Borrower shall retain the right to direct dispositions of funds from the Collection Account so long as the Dominion Period is not continuing. Each of the Borrower and Master Servicer hereby authorizes the Collateral Agent, and agrees that the Collateral Agent shall be entitled (at the written direction of the Requisite Lenders), (a) at any time during the Dominion Period, to endorse the applicable Bausch Party’s (or the Originator’s) name on checks and other instruments representing Collections, (b) at any time after an Amortization Event hereunder has occurred and is continuing, to enforce the Pool Receivables, the related Contracts, the Related Security and other Collateral, and (c) at any time during the Dominion Period, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Pool Receivables to come into the possession of the Collateral Agent rather than any of the Bausch Parties or any other Affiliates of Bausch.

Section 6.5. Responsibilities under Contracts. Anything herein to the contrary notwithstanding, the exercise by the Administrative Agent and the other Secured Parties of their rights hereunder shall not release the Master Servicer, the Originator or the Borrower from any of their duties or obligations with respect to any Pool Receivables or under the related Contracts. The Administrative Agent, the Collateral Agent and the other Secured Parties shall have no obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of the Borrower or the Originator.

Section 6.6. Servicing Fees. In consideration of Bausch’s agreement to act as the Master Servicer hereunder, so long as Bausch shall continue to perform as the Master Servicer hereunder, Bausch shall be paid a fee (the “Servicing Fee”), plus applicable taxes, on each Monthly Payment Date, in arrears for the immediately preceding Calculation Period, an amount equal to either (i)(x) 1% of the aggregate Outstanding Balance of all Eligible Receivables as set forth in in the most recent Monthly Report delivered pursuant to Section 5.1(h) prior to such Monthly Payment Date divided by (y) 12 or (ii) such other amount as determined using the internationally recognized arm’s length standard. At any time while the Master Servicer is not an Affiliate of the Borrower, the Servicing Fee shall be computed at such rate per annum as the Requisite Lenders, the Borrower and the substitute Master Servicer may mutually agree.

Section 6.7. Administrator Default. If the Administrator is unable to fulfill its duties and responsibilities pursuant to the Administration Agreement, including, but not limited to, the assistance and preparation of any Monthly Report, the Master Servicer shall promptly notify the Borrower, the Borrower GP, the Administrative Agent, the Lenders and the Structuring Advisor. Unless such failure is caused by the failure of the Borrower and/or the Master Servicer to provide information to the Administrator, the failure by the Administrator to fulfill its duties and responsibilities shall not restrict the Borrower from requesting Advances in accordance with the terms of this Agreement; provided that, the Borrower (or the Master Servicer on its behalf) shall be required to deliver any reports and/or information to the Administrative Agent, the Lenders and the Structuring Advisor that would have otherwise been provided by the Administrator. In the event that the Administrator fails to fulfill its duties and responsibilities under the Administration Agreement, the Requisite Lenders shall have the right, at the sole cost and expense of the Borrower, to appoint a replacement Administrator (a “Replacement Administrator”).

ARTICLE VII.

AMORTIZATION EVENTS

Section 7.1. Amortization Events. The occurrence of any one or more of the following events shall constitute an “Amortization Event”:

(a) The Borrower shall fail to pay any Aggregate Revolving Principal or any Interest on the Aggregate Revolving Principal, any Call Premium, any Unused Facility Fees or any Fee payable pursuant to Section 1.11 on the date such Aggregate Revolving Principal, Interest, Call Premium, Unused Facility Fees or Fee is due, or, if such failure to pay is due to some technical or administrative error, within five (5) Business Days after any Interest, Call Premium, Unused Facility Fees or Fees becomes due and payable hereunder; or

(b) Any Bausch Party shall fail to pay any other obligation (other than one referred to in clause (a) above) payable by it pursuant to this Agreement or any of the other Transaction Documents within five (5) Business Days after the earlier of the date on which a Responsible Officer of the Borrower or Master Servicer becomes aware of such failure or written notice thereof is given to such Bausch Party by the Administrative Agent or any Lender; or

(c) Any representation or warranty made by any Bausch Party under this Agreement or any of the other Transaction Documents or any written statement made by such Bausch Party in any financial statement, certificate, report, exhibit or document furnished by such Bausch Party to the Administrative Agent or any Lender pursuant to this Agreement or the other Transaction Documents shall prove to have been false in any material respect as of the time made and such incorrect or misleading representation, warranty or certification (if curable, including by a restatement of any relevant financial statements) shall remain incorrect for a period of five (5) Business Days; or

(d) Any Bausch Party shall default in the performance or observance of any covenant, agreement or duty set forth in Sections 5.1(n)(i) and (ii), 5.1(p), 5.1(q), 5.1(w), 5.1(x), 5.1(ee), 5.2 (other than with respect to the treatment of the sale of Pool Receivables for tax purposes), or 6.2(b) or (e) of this Agreement; or

(e) Any Bausch Party shall default in the performance or observance of any covenant, agreement or duty set forth in (x) Sections 5.1(g), (j), or (bb) of this Agreement or (y) Section 6.1(f) of the Transfer Agreement; provided that if such default does not result in adverse impact to the Lenders’ enforcement rights with respect to the Collateral, no Amortization Event shall occur if the default is cured within five (5) Business Days after the earlier of the date on which a Responsible Officer of the Borrower or Master Servicer becomes aware of such default or written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or

(f) Any Bausch Party shall default in the performance or observance of any other covenant, agreement or duty under this Agreement or any other Transaction Document (not constituting an Amortization Event under any other provision of this Section 7.1) and such default shall continue for a period of thirty (30) consecutive days after the earlier of the date on which a Responsible Officer of any Bausch Party becomes aware of such default or written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(g) One or more final judgments or decrees shall be entered against Bausch, the Borrower or any other Affiliates of Bausch involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees shall not be vacated, discharged or stayed or bonded pending appeal by the date on which payment is due with respect thereof (or solely with respect to the Borrower, by the date that is 60 days after such judgement or decree), and the aggregate amount of all such judgments equals or exceeds $50,000,000 (or solely with respect to the Borrower, $1,000); or

(h) The Borrower shall be required to register as an “investment company” within the meaning of the Investment Company Act; or

(i) Any Insolvency Proceeding shall be instituted by or against Bausch, the Borrower or any other Affiliate of Bausch; or

(j) This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Borrower or the Master Servicer; or

(k) The Transfer Agreement shall terminate or shall cease to be effective or to be the legally valid, binding and enforceable obligation of any party thereto; or

(l) The Collateral Agent for the benefit of the Secured Parties shall cease to have a valid and perfected first priority Security Interest under the applicable laws of the United States of America or the Province of Ontario or any applicable state or territory thereof, in any material part of the Pool Receivables, the Related Security or Collections with respect thereto, or the Collection Account or the Interest Reserve Account (or the Borrower, a Bausch Party or a creditor shall so allege in any pleading filed in any court); or

(m) The Borrower and its assigns shall cease to have a valid and perfected first priority ownership interest and Security Interest under the applicable laws of the United States of America, the Province of Ontario or any applicable state or territory thereof, in the Pool Receivables, the Related Security, the Collections with respect thereto or any of the other Borrower Collateral, free and clear of any Adverse Claim (other than Permitted Liens); or

(n) (i) Bausch or any of its Affiliates, individually or in the aggregate, shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Transaction Documents) having an aggregate principal amount of greater than (A) in the case of Bausch individually, $50,000,000, and (B) in the case of Bausch or any of its Affiliates, individually or in the aggregate, $100,000,000. in each case beyond the applicable grace period with respect thereto if any; or (ii) Bausch or any of its Affiliates shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event described in this clause (ii) is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or

(o) There shall occur a Change in Control; or

(p) Any Control Agreement is terminated for any reason, and the Borrower fails to enter into a new control agreement pertaining to the Collection Account or the Interest Reserve Account, in form and substance reasonably satisfactory to the Lenders within ten (10) days of such termination; or

(q) More than 5% of weekly Collections are paid by Obligors to an account other than the Collection Account with respect to more than five calendar weeks (consecutive or otherwise) occurring more than sixty (60) days after the Initial Funding Date; or

(r) The occurrence of a Transfer Termination Event; or

(s) The Borrower shall fail to pay in cash the Deferred Purchase Price obligation under the Transfer Agreement for any Receivable within thirty (30) days after the date of such Receivable was acquired by the Borrower; or

(t) The occurrence of an Event of Default under and as defined in the First Lien Credit Agreement.

Section 7.2. Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent and/or Collateral Agent (in each case, at the written direction of the Requisite Lenders) shall, take any of the following actions: (i) upon notice to the Borrower, declare the Amortization Date to have occurred, whereupon the Revolving Commitments shall terminate, Advances shall cease and the Amortization Date shall forthwith occur, and the Borrower Obligations (including the Call Premium and all accrued and unpaid Interest) shall immediately become forthwith due and payable, without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Amortization Event described in Section 7.1(i), the Amortization Date shall automatically occur, the Revolving Commitments shall automatically terminate and the Borrower Obligations (including the Call Premium and all accrued and unpaid Interest) shall immediately become forthwith due and payable, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower, (ii) deliver the Notices of Exclusive Control, and (iii) notify Obligors of the Collateral Agent’s and Lenders’ interest in the Pool Receivables and other Collateral. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative. For the avoidance of doubt, the occurrence of the Amortization Date shall result in the termination of the Advances under this Agreement, and, although it may change the rate of Interest and the handling and application of Collections pursuant to Article II, it shall not accelerate or permit the Administrative Agent or any Lender to accelerate, the due date for any amount payable under any Pool Receivable or under the Transaction Documents.

Section 7.3. Application of Proceeds. During the continuance of an Amortization Event, the Administrative Agent (acting at the direction of the Requisite Lenders) may apply any and all payments received, all funds from time to time on deposit in the Collection Account, and all proceeds received by the Administrative Agent or the Lenders in respect of any Borrower Obligations, in accordance with clauses (i) through (v) below. Notwithstanding any provision herein to the contrary, all amounts collected or received by the Administrative Agent or any of the Lenders after any or all of the Borrower Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

(i) first, to the Administrative Agent, in payment of Fees and expenses to the extent payable or reimbursable by the Borrower under the Transaction Documents;

(ii) second, to payment of all accrued unpaid interest (including Default Interest) on the Advances and other Borrower Obligations, in such order as the Administrative Agent (acting at the direction of the Requisite Lenders) may determine;

(iii) third, to payment of the outstanding principal of the Advances, in such order as Administrative Agent (acting at the direction of the Requisite Lenders) may determine;

(iv) fourth, to payment of any other amounts owing constituting Borrower Obligations;

(v) fifth, to the Master Servicer to pay accrued and unpaid Servicing Fees that are then due and owing to the Master Servicer; and

(vi) sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1. Indemnities by Borrower. (a) Without limiting any other rights that the Administrative Agent, the Collateral Agent, the Structuring Advisor or any of the Lenders may have hereunder or under applicable Law, the Borrower hereby agrees to indemnify (and pay upon demand to) the Administrative Agent, the Collateral Agent, the Structuring Advisor, the Lenders and their respective successors, permitted assigns, officers, directors, agents and employees (each of the foregoing, an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, fees, reasonable and documented costs and expenses and for all other amounts payable (including without limitation any fees or reasonable and documented expenses (including out-of-pocket attorneys’ fees and expenses and court costs) incurred by any Indemnified Party in enforcing the indemnity), including reasonable and documented fees and disbursements of counsel (all of the foregoing being collectively referred to as “Indemnified Amounts”) asserted against or incurred by any of them arising out of or as a result of this Agreement, the other Transaction Documents, any agreement or instrument contemplated hereby or thereby, the performance by the parties of their respective obligations hereunder or thereunder, the enforcement or protection of its rights, the acquisition, either directly or indirectly, by the Administrative Agent, the Collateral Agent, the Structuring Advisor or any Lender of an interest in the Pool Receivables or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether an Indemnified Party is a party thereto excluding, however, in all of the foregoing instances (the following exclusions, the “Indemnification Exclusions”):

(A) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification (but any Indemnified Party shall be entitled to indemnification of all amounts incurred prior to any such determination; provided that the Indemnified Party shall be required to return such amounts upon such determination); or

(B) Taxes (which shall be governed by Sections 8.3 and 8.5) other than (i) any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim and (ii) Taxes enumerated in clause (x) below; provided, however, that nothing contained in this sentence shall limit the liability of the Borrower or limit the recourse of the Administrative Agent, the Collateral Agent, the Structuring Advisor or the Lenders to the Borrower for amounts otherwise specifically provided to be paid by the Borrower under the terms of the Transaction Documents. For the avoidance of doubt, to the extent that the Transfer Agreement or another agreement provides any obligation of the Originator with respect to any Indemnified Amount, such Indemnified Amount shall not include any losses in respect of Pool Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness or other financial or credit condition of the related Obligor.

Without limiting the generality of the foregoing indemnification, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Pool Receivables, regardless of whether reimbursement therefor would constitute recourse to the Borrower) to the extent relating to or resulting from:

(i) any representation or warranty made by the Borrower (or if applicable, any Bausch Party) (or any officers of any such Person) under or in connection with this Agreement or any other Transaction Document;

(ii) the failure by any Bausch Party to comply with any applicable Law with respect to any Pool Receivable or Contract related thereto, or the nonconformity of any Pool Receivable or Contract included therein with any such applicable Law or any failure of the Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of any Bausch Party to perform its duties, covenants or other obligations in accordance with the provisions of any Transaction Document to which it is party that is related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy with regards to each Pool Receivable;

(iv) any environmental liability, products liability, personal injury or damage suit, or other similar claim arising out of or in connection with goods, insurance or services that are the subject of any Contract or any Pool Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law)) or any other claim resulting from the sale of the goods or service related to such Receivable or the furnishing or failure to furnish such goods or services;

(vi) the commingling of Collections of Pool Receivables at any time with other funds;

(vii) any claim brought by any Person arising from any activity by any Bausch Party in servicing, administering or collecting any Pool Receivable;

(viii) any failure of the Borrower to acquire and maintain legal and equitable title to, and ownership of any Pool Receivable and the Related Security and Collections with respect thereto from the Originator, free and clear of any Adverse Claim, or any failure of the Borrower to give reasonably equivalent value to the Originator under the Transfer Agreement or, in each case, any attempt by any Person to void such sale under statutory provisions or common law or equitable action;

(ix) any failure to vest and maintain vested in the Collateral Agent (for the benefit of the Secured Parties) a valid and perfected first priority perfected Security Interest in the Collateral, free and clear of any Adverse Claim;

(x) the failure by any Bausch Party to pay when due any sales, excise or personal property Taxes payable by the applicable Bausch Party with respect to any Pool Receivable or Related Security;

(xi) any action or omission by any Bausch Party which reduces or impairs the rights of the Collateral Agent or the Lenders with respect to any Collateral or the value of any Collateral (other than at the direction of the Collateral Agent or any Lender and except as contemplated by the Transaction Documents); and

(xii) the failure of any Receivable included in the calculation of the Borrowing Base as an Eligible Receivable to be an Eligible Receivable at the time so included.

(b) For the avoidance of doubt but without limiting any of the Borrower’s express obligations (including indemnification obligations) under any Transaction Document to which it is a party, there shall be no recourse to any Bausch Party (other than the Borrower) for the Borrower’s indemnification obligations hereunder other than to the extent expressly provided for in this Agreement or in any other Transaction Document.

Section 8.2. Indemnities by the Master Servicer.

(a) Without limiting any other rights that the Administrative Agent, the Collateral Agent, the Structuring Advisor or any Lender may have hereunder or under applicable law, the Master Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party from and against any and all damages, losses, claims, liabilities, fees, reasonable costs and expenses and for all other amounts payable (including without limitation any fees or expenses (including out-of-pocket attorneys’ fees and expenses and court costs) incurred by any Indemnified Party in enforcing the indemnity), including reasonable and documented fees and disbursements of counsel (all of the foregoing being collectively referred to as “Master Servicer Indemnified Amounts”) asserted against or incurred by any of them arising out of or as a result of the Master Servicer’s failure to duly and punctually perform its obligations under this Agreement excluding, however, in all of the foregoing instances (the following exclusions, the “Master Servicer Indemnification Exclusions”):

(A) Master Servicer Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Master Servicer Indemnified Amounts resulted from gross negligence or willful misconduct on the part of an Indemnified Party (but any Indemnified Party shall be entitled to indemnification of all amounts incurred prior to any such determination; provided that the Indemnified Party shall be required to return such amounts upon such determination);

(B) Master Servicer Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness or other financial or credit condition of the related Obligor; and

(C) Taxes (other than (i) any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim and (ii) Taxes enumerated in clause (v) below);

provided, however, that nothing contained in this sentence shall limit the liability of the Master Servicer or limit the recourse of the Administrative Agent, the Collateral Agent, the Structuring Advisor or the Lenders to the Master Servicer for Collections received by the Master Servicer and required to be remitted by it under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, the Master Servicer shall indemnify the Indemnified Parties for Master Servicer Indemnified Amounts to the extent relating to or resulting from, subject to the Master Servicer Indemnification Exclusions:

(i) any representation or warranty made by the Master Servicer (or any officers of the Master Servicer) under or in connection with this Agreement or any other Transaction Document;

(ii) the failure by the Master Servicer to comply with any applicable Law with respect to the collection of any Pool Receivable or Related Security;

(iii) any failure of the Master Servicer to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) the commingling of Collections of Receivables or funds or other assets arising therefrom at any time with other funds;

(v) any liability of the Borrower under Section 8.5; and

(vi) any breach of Section 3.1(bb) or Section 5.1(kk).

(b) For the avoidance of doubt but without limiting any of the Borrower’s express obligations (including indemnification obligations) under any Transaction Document to which it is a party, there shall be no recourse to the Borrower for the Master Servicer’s indemnification obligations hereunder other than to the extent expressly provided for in this Agreement or in any other Transaction Document

Section 8.3. Increased Cost and Reduced Return.

(a) If after the Closing Date, the Administrative Agent or any Lender shall be charged any fee, expense or increased cost on account of the introduction of or any change after the date hereof in applicable law or in the interpretation of any applicable Law by any Governmental Authority (a “Regulatory Change”): (a) that subjects the Administrative Agent or any Lender to any Taxes, other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes, on its loans, loan principal, letter of credit commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (b) that imposes, modifies or deems applicable any reserve, assessment, liquidity requirement, compulsory loan, insurance or other insurance-related charge, special deposit or similar requirement against assets of, deposits with or for the account of the Administrative Agent or a Lender, or credit extended or any commitments to extend credit by the Administrative Agent or any Lender pursuant to this Agreement or any other Transaction Document, or (c) that imposes any other condition (other than Taxes) the result of which is to increase the cost to the Administrative Agent or any Lender of performing its obligations under the Transaction Documents, or to reduce the rate of return on the Administrative Agent’s or any Lender’s capital as a consequence of its obligations under the Transaction Documents, or to reduce the amount of any sum received or receivable by the Administrative Agent or any Lender under any Transaction Document to a level below that which such Administrative Agent or Lender could have achieved but for such Regulatory Change or to require any payment calculated by reference to the amount of interests in Collateral, then, upon demand by the Administrative Agent or such Lender, the Borrower shall pay to the Administrative Agent or such Lender such amounts as are charged to such Person amounts as may otherwise be necessary to compensate such Person for such increased cost or such reduction; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act adopted on July 21, 2010 and all requests, rules, guidelines or directives thereunder and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued. For the avoidance of doubt, payments under this Section 8.3 in respect of increased Taxes shall be without duplication of any Taxes payable pursuant to Section 8.5.

(b) If a Lender requests compensation under this Section 8.3, then such Lender will, if requested by the Borrower and at the Borrower’s expense, use commercially reasonable efforts to designate another office of such Lender as the place for the booking and funding of such Lender’s Revolving Commitment and Advances hereunder; provided that such efforts would not, in the good faith judgment of such Lender, be inconsistent with the internal policies of, or otherwise be materially disadvantageous in any legal, economic or regulatory respect to such Lender.

(c) The Administrative Agent or any Lender claiming compensation under this Section 8.3 shall deliver a certificate to the Borrower contemporaneously with the demand for payment, setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(d) With respect to any claim for compensation under this Section 8.3, the Borrower shall not be required to compensate such Lender or Administrative Agent for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender or Administrative Agent notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Any demand for compensation made by any Lender or the Administrative Agent pursuant to this Section 8.3 shall be made only to the extent such Lender or Administrative Agent (in its capacity as such) is making similar demand with respect to its similarly situated commercial borrowers under comparable credit facilities.

Section 8.4. Other Costs and Expenses. The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Structuring Advisor and the Lenders (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent, of counsel for the Structuring Advisor and of counsel for the Lenders), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (including amounts incurred by the Administrative Agent, the Collateral Agent, or Structuring Advisor in connection with certificates, searches and reports ordered by the Administrative Agent, the Collateral Agent or the Structuring Advisor with respect to the Bausch Parties during the term of this Agreement) or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (b) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Structuring Advisor or any Lender (including the fees, charges and disbursements of counsel), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Transaction Documents, including its rights under this Section 8.4.

Section 8.5. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower under any Transaction Document (other than the Transfer Agreement) shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 8.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Without duplication of other amounts payable by the Borrower under this Section 8.5, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law any Other Taxes.

(c) The Borrower shall indemnify each Recipient, on the first Settlement Date which is at least ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 8.5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate delivered to the Borrower (with a copy to the Administrative Agent) as to the amount to be paid to a Recipient shall be conclusive in the absence of manifest error.

(d) Each Recipient agrees that it will use reasonable efforts to reduce or eliminate any claim for indemnity pursuant to this Section 8.5, including, subject to applicable Law, a change in the funding office of such Recipient; provided, however, that nothing contained herein shall obligate any Recipient to take any action that imposes on such Recipient any additional unreimbursed costs or imposes material legal or regulatory burdens, or that would otherwise be disadvantageous to such Recipient. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by a Recipient in connection with any such action.

(e) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 8.5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(f) If any Recipient determines, in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 8.5 (including by the payment of additional amounts pursuant to this Section 8.5), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 8.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this Section 8.5(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the Recipient be required to pay any amount to the Borrower pursuant to this clause (f) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 8.5(f) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g) Each Lender shall deliver to the Borrower, the Master Servicer and the Administrative Agent, on or prior to the date on which such Lender becomes a party under this Agreement and as otherwise prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such valid, properly completed and duly executed forms, certificates and documentation (including, as applicable, IRS Form W-8ECI, W-8BEN, W-8BEN-E, W-8IMY or W-9 or successor form of the foregoing), along with any applicable attachments (including, in case of a Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate reasonably satisfactory to the Borrower to the effect that such Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower (or its regarded owner(s) for U.S. federal income tax purposes) or Bausch (or its regarded owner(s) for U.S. federal income tax purposes) within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower (or its regarded owner(s) for U.S. federal income tax purposes) or Bausch (or its regarded owner(s) for U.S. federal income tax purposes), as described in Section 881(c)(3)(C) of the Code), prescribed by applicable Law or reasonably requested by the Borrower, the Master Servicer or the Administrative Agent as will permit such payments to be made without or at a reduced rate of withholding and as will enable the Borrower, the Master Servicer or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower, Master Servicer and Administrative Agent, in writing of its legal inability to do so. Each Lender shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Administrative Agent or the Borrower, as applicable. Notwithstanding anything to the contrary in this Section 8.5(g), the completion, execution and submission of such documentation (other than, as applicable, IRS Form W-8ECI, W-8BEN, W-8BEN-E, W-8IMY or W-9 or successor form of the foregoing, and the certificate claiming the benefits of the exemption for portfolio interest referenced above) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees to indemnify the Administrative Agent for and hold the Administrative Agent harmless from (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes relating to payments by the Borrower to such Lender or such indemnitee arising from such Lender’s failure to comply with this Section 8.5(g) or with the provisions of Section 10.7(a) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with any Transaction Document, together with any reasonable expenses arising therefrom or with respect thereto, regardless of whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Any notice claiming indemnification under this Section 8.5(g) shall set forth in reasonable detail the additional amount or amounts to be paid to it hereunder and shall be conclusive in the absence of manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender hereunder or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this Section 8.5(g).

(h) If a payment made to the Administrative Agent or any Lender under any Transaction Documents would be subject to U.S. federal withholding Tax imposed by FATCA if such payee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such payee shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower GP and the Borrower to comply with their obligations under FATCA and to determine that such payee has complied with such payee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) The Administrative Agent shall deliver to the Borrower prior to the date on which the first payment by the Borrower is due hereunder a properly completed and executed IRS Form W-9 certifying its exemption from U.S. federal backup withholding and, on or before the date on which any such previously delivered IRS Form W-9 expires or becomes obsolete or inaccurate in any respect, deliver promptly to the Borrower an updated IRS Form W-9 or other appropriate documentation. The Administrative Agent shall have the right to withhold amounts from any payments under the Transaction Documents, and shall not be liable for such withholding, to the extent such amounts are required by applicable Law to be withheld.

(j) Each party’s obligations under this Section 8.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

Section 8.6. Limitation of Recourse and No Petition. Notwithstanding any provision to the contrary herein or elsewhere in the Transaction Documents, each party to this agreement covenants and agrees as follows:

(a) Any recourse against the Borrower or the Borrower GP in respect of this Agreement or the other Transaction Documents will be limited to the assets of the Borrower or the Borrower GP, as applicable.

(b) The obligations of the Borrower and the obligations of the Borrower GP hereunder, are solely the respective partnership or corporate obligations of the Borrower or the Borrower GP, as applicable, and each of the parties hereto agrees that it shall not make any claims against assets other than those of the Borrower or the Borrower GP, as applicable, and, without limitation, no shareholder of the Borrower GP shall be bound to contribute to the assets of the Borrower GP to allow the Borrower GP or the Borrower to satisfy any claim (acknowledging that this provision is, among other things, a provision described in subsection 135(f) of the Companies Act of Nova Scotia).

(c) It will not at any time prior to one year and one day following the Final Payout Date (a) seek or institute, or join with any other Person in seeking or instituting, against the Borrower or the Borrower GP, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), (b) otherwise take any action to appoint a receiver of the Borrower or the Borrower GP or of all or any part of the property of the Borrower or the Borrower GP, or (c) except as otherwise expressly contemplated herein, seek or institute, or join with any other Person in seeking or instituting, an order for the winding up or liquidation of the affairs of the Borrower or the Borrower GP.

(d) No recourse shall be had for the payment of any amount owing by the Borrower or the Borrower GP in respect of this Agreement or the other Transaction Documents or for the payment of any fee hereunder or for any other obligation or claim arising out of or based upon this Agreement against the Parent, the Master Servicer or any Affiliate of any of the foregoing (other than the Borrower and the Borrower GP), or any stockholder, employee, officer, director, incorporator or beneficial owner of any of the foregoing; provided, however, that the foregoing shall not in any manner affect, limit or waive any of the obligations of the Master Servicer or any Affiliate of any of the foregoing that such Person may have under any Transaction Document.

(e) The agreements in this Section 8.6 shall survive any termination of this Agreement.

ARTICLE IX.

THE AGENTS

Section 9.1. Appointment.

(a) Each Lender hereby irrevocably designates and appoints GLAS USA LLC as Administrative Agent hereunder, and GLAS AMERICAS LLC as Collateral Agent hereunder, and authorizes each of the Administrative Agent and Collateral Agent to take such action on its behalf and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or Collateral Agent, as the case may be, by the terms of the Transaction Documents to which the Administrative Agent or Collateral Agent is a party. The Lenders hereby authorize, empower and direct each of the Administrative Agent and Collateral Agent to execute and deliver on their behalf the Transaction Documents and all related agreements, documents or instruments as shall be necessary or appropriate as determined by the Lenders in good faith and in the forms presented to the Administrative Agent or Collateral Agent, as the case may be, as of the date hereof in order to effectuate the purposes of the Transaction Documents and any such other related agreements, documents and instruments. Each of the Lenders hereby acknowledges that it has received a copy of the Transaction Documents and agrees that it will be bound by and will take no actions contrary to the provisions of the Transaction Documents to the extent then in effect. Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, neither the Administrative Agent nor the Collateral Agent shall have (i) any duties or responsibilities, except those expressly set forth herein, or (ii) any fiduciary relationship with any Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent or Collateral Agent shall be read into the Transaction Documents or otherwise exist against the Administrative Agent or Collateral Agent. Without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Transaction

Documents with reference to the Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The permissive authorizations, entitlements, powers and rights granted to the Administrative Agent and Collateral Agent in the Transaction Documents shall not be construed as duties.

(b) In performing its functions and duties hereunder, each of the Administrative Agent and Collateral Agent shall act solely as the Administrative Agent or Collateral Agent, as the case may be, of the Lenders and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any of the Bausch Parties or any of their respective successors and assigns. No provision of this Agreement, nor any of the Transaction Documents shall be construed to require an Administrative Agent to expend or risk its own funds or otherwise incur any personal liability, take any legal action hereunder, or to otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights, privileges, and powers, if, in its sole judgment, it shall believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(c) The parties hereto hereby direct each of the Administrative Agent and Collateral Agent to execute and deliver the Transaction Documents to which it was a party on the Closing Date. It is hereby expressly acknowledged and agreed that, in taking the foregoing actions, neither the Administrative Agent nor the Collateral Agent is not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under or pursuant to, the Transaction Documents, each of the Administrative Agent and Collateral Agent shall have all of the rights, immunities, indemnities and other protections granted to it under this Agreement (in addition to those that may be granted to it under the terms of such other agreement or agreements). The Collateral Agent shall have no responsibility for the determination, preparing, recording, filing, re-recording, or re-filing of any financing statement, continuation statement or other instrument in any public office.

(d) The Administrative Agent hereby represents and warrants that it is a “U.S. person” and a “financial institution” and that it will comply with any “obligation to withhold,” each within the meaning of Treasury Regulations Section 1.1441-1(b)(2)(ii).

(e) Without limiting the generality of the powers of the Collateral Agent, as set forth above, in the context of any bankruptcy, receivership or other insolvency proceeding involving the Borrower or any other Bausch Party, the Collateral Agent or the Administrative Agent, as the case may be, is hereby authorized to, at the written direction of Requisite Lenders: (i) file proofs of claim and other documents on behalf of the Lenders, (ii) object or consent to the use of cash collateral, (iii) object or consent to any proposed debtor-in-possession financing, whether provided by one or more of the Lenders or any other Person and whether secured by Liens with priority over the Liens securing the Borrower Obligations or otherwise, (iv) object or consent to any sale of Collateral, including sales for non-cash consideration in satisfaction of a portion of the Borrower Obligations, as may be agreed to by Requisite Lenders on behalf of all of the Lenders, (v) to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale under clause (iv) and to offset any of the Borrower Obligations against the purchase price payable by the Collateral Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Borrower Obligations as consideration to the Borrower in connection with such sale, and (vi) seek, object or consent to the Borrower’s provision of adequate protection of the interests of the Collateral Agent and/or the Lenders in the Collateral.

Section 9.2. Delegation of Duties. The Administrative Agent and Collateral Agent may execute any of their respective duties under the applicable Transaction Documents by or through agents or attorneys-in-fact or their respective Affiliates or Related Parties and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory and indemnification provisions of this Article IX shall apply to any such Affiliate, Related Party, agent and attorney-in- fact and to their respective Affiliates and Related Parties, and shall apply, without limitation, to their activities as the Administrative Agent or Collateral Agent, as the case may be. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 9.3. Exculpatory Provisions.

(a) Neither the Administrative Agent, the Collateral Agent, nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action taken or omitted to be taken (including the making of (or omitting to make) any determination, calculations, selection, request or providing any approval or consent or enter into any amendments, modifications or supplements) by it or any Person under or in connection with this Agreement or any other Transaction Document (except to the extent that any of the foregoing are found by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct; provided that no action taken or not taken in accordance with the directions of the Structuring Advisor, Requisite Lenders or such other percentage of Lenders as shall be necessary hereunder, as applicable, shall be deemed to constitute gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or the Structuring Advisor for (A) any recitals, statements, representations or warranties made by any Bausch Party or any officer thereof contained in this Agreement or any other Transaction Document or in any certificate, report, instrument, statement or other document referred to or provided for in, or received by the Agents or Lenders under or in connection with, this Agreement or any other Transaction Document or the transactions contemplated herein or therein, (B) the value, validity, effectiveness, genuineness, enforceability, execution, collectability or sufficiency of this Agreement or any other Transaction Document or for any failure of any Bausch Party party thereto to perform its obligations hereunder or thereunder, (C) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent, as applicable, (D) the financial condition or business affairs of any Bausch Party or any other Person liable for the payment of any Borrower Obligations or (E) the attachment, creation and/or perfection of the Liens granted or purported to be granted in the Collateral pursuant hereto or the continuation and/or amendment of any financing statements filed to perfect the Liens in the applicable Collateral.

(b) None of the Structuring Advisor, the Administrative Agent nor Collateral Agent (a) shall be subject to any fiduciary or other implied duties, regardless of whether an Amortization Event or Potential Amortization Event has occurred or is continuing, and (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent or Collateral Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents), provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Transaction Document or Requirement of Law. Each of the Administrative Agent and Collateral Agent shall be entitled to refrain from taking any discretionary action unless and until it shall have received instructions from the Requisite Lenders, and neither the Administrative Agent nor the Collateral Agent shall incur any liability to any Person by reason of so refraining and if, in performing its duties under this Agreement, the Administrative Agent or Collateral Agent is required to decide between alternative courses of action or has received conflicting directions or any other directions from Lenders, which instructions may be given in email or other writing as requested by the Administrative Agent or Collateral Agent, as the case may be, each of the Administrative Agent and Collateral Agent may refrain from taking any action until it receives instructions from the Requisite Lenders.

(c) The Agents shall not be under any obligation to any Lender (i) to ascertain or to inquire as to the observance or performance of any of the agreements, terms, covenants or provisions contained in, or conditions of, this Agreement or any other Transaction Document, (ii) to inspect the properties, books or records of any Bausch Party, (iii) to ascertain or to inquire as to the use of the proceeds of the Advances, (iv) to ascertain or to inquire as to the existence or possible existence of any Amortization Event or Potential Amortization Event, (v) to ascertain or to inquire as to any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (vi) to ascertain or to inquire as to the contents of any certificate, report or other document delivered hereunder or under any Transaction Documents or in connection herewith or therewith, (vii) to ascertain or to inquire as to the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created under this Agreement, (viii) to ascertain or to inquire as to the value or the sufficiency of any Collateral, (ix) to ascertain or to inquire as to the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, the Collateral Agent or Structuring Advisor or (x) to ascertain or inquire as to whether any prospective assignee is an Affiliate of a Lender, or (xi) to make any disclosures with respect to the foregoing or otherwise relating to any Bausch Party unless expressly required herein. The only obligation of the Administrative Agent or Collateral Agent with respect to any notice, certificate, report or other document delivered to it is to deliver a copy of the same to the Lenders if such delivery is required by the terms of this Agreement. Neither the Administrative Agent nor the Collateral Agent shall have any liability or responsibility to review the contents of any such notice, certificate, report or other document or to take action in connection therewith absent a direction of the Requisite Lenders in accordance with this Agreement. It is expressly agreed and acknowledged that neither the Administrative Agent nor the Collateral Agent is guaranteeing performance of the obligations of the Bausch Parties or other parties hereto or any parties to the Collateral. Anything contained herein to the contrary notwithstanding, neither the Administrative Agent nor the Collateral Agent shall have any liability arising from confirmations of the amount of outstanding Advances or the component amounts thereof. Additionally, neither the Administrative Agent nor the Collateral Agent shall have any liability with respect to or arising out of any assignment or participation of Advances, or disclosure of confidential information to any potential Lender in the absence of gross negligence or willful misconduct. For the avoidance of doubt, neither the Administrative Agent nor Collateral Agent shall be obligated to calculate or confirm the calculations of any Call Premium, Unused Facility Fee, or any covenants set forth herein or the other Transaction Documents or in any of the financial statements of the Bausch Parties.

(d) The powers conferred on the Administrative Agent and the Collateral Agent under the Transaction Documents are solely to protect each of the Administrative Agent’s and Collateral Agent’s interest in the Collateral, shall not impose any duty upon it to exercise any such powers and are subject to the provisions of this Agreement. The Administrative Agent and Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of any Collateral in its possession, under the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall have no responsibility for taking any necessary steps to protect, preserve or exercise rights against any Person with respect to any of the Collateral and shall be relieved of all responsibility for the Collateral upon surrendering it to the Borrower. The Collateral Agent shall not be required to take any action to protect against any diminution in value of the Collateral.

(e) Notwithstanding any provision of this Agreement or the other Transaction Documents to the contrary, neither the Administrative Agent nor the Collateral Agent shall be required to (i) make or give any determination (including whether a matter is satisfactory to the Administrative Agent or Collateral Agent, or whether to deem a matter necessary, desirable, proper or advisable), agreement, consent, approval, request, notice, consultation, designation, appointment, election, judgment or direction, (ii) file, record or prepare any UCC or PPSA financing or continuation statements or similar documents or instruments in any jurisdiction for purposes of creating, perfecting or maintaining any Lien or Security Interest, (iii) make any inspection or (iv) release or sell Collateral or otherwise exercise any rights or remedies of a secured party (including voting rights), in the case of (i), (iii) and (iv), without the written direction of the Requisite Lenders. For the avoidance of doubt, the Collateral Agent shall not be responsible to the Lenders for the perfection of any Lien or for the filing, form, content or renewal of any UCC or PPSA financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments, provided, however, that if instructed by the Requisite Lenders and at the expense of the Borrower, the Collateral Agent shall arrange for the filing and continuation, of financing statements or other filing or recording documents or instruments (collectively, the “Financing Statements”) for the perfection of Security Interests in the Collateral; provided, that, the Collateral Agent shall not be responsible for the preparation, form, content, sufficiency or adequacy of any such Financing Statements, all of which shall be provided in writing to the Collateral Agent by the Requisite Lenders including the jurisdictions and filing offices where the Collateral Agent is required to file such Financing Statements.

(f) Notwithstanding any provision of this Agreement or the other Transaction Documents to the contrary, before taking or omitting any action to be taken or omitted by the Administrative Agent or Collateral Agent under the terms of this Agreement and the other Transaction Documents, each of the Administrative Agent and Collateral Agent may seek the written direction of the Requisite Lenders (which written direction may be in the form of an e-mail), and each of the Administrative Agent and Collateral Agent shall be entitled to rely (and shall be fully protected in so relying) upon such direction. Neither the Administrative Agent nor the Collateral Agent shall be liable with respect to any action taken or omitted to be taken by it in accordance with such direction. If either the Administrative Agent or Collateral Agent shall request such direction with respect to any action, such Agent shall be entitled to refrain from such action unless and until the Administrative Agent or Collateral Agent shall have received such direction, and neither the Administrative Agent nor Collateral Agent shall incur liability to any Person by reason of so refraining. Any provision of this Agreement or the other Transaction Documents authorizing the Administrative Agent or Collateral Agent to take any action shall not obligate the Administrative Agent or Collateral Agent to take such action.

(g) In no event shall the Collateral Agent have any duty, responsibility, obligation or liability with respect to monitoring the Collateral or the condition thereof, or with respect to the perfection of any Security Interest or the maintenance of any perfection or priority.

(h) In acting under the Transaction Documents to which it is a party, each of the Administrative Agent and Collateral Agent shall be entitled to all of the rights, protections, immunities and indemnities set forth in this Agreement.

(i) Neither the Administrative Agent nor the Collateral Agent shall be required to use, risk or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder or under the other Transaction Documents (including, but not limited to, no obligation to grant any credit extension or to make any advance hereunder). Before acting hereunder, the Administrative Agent and Collateral Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine are appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action. Neither the Administrative Agent nor the Collateral Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics or pandemics, government-mandated closures, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes, terrorist attacks or other disasters. In no event shall the Administrative Agent nor the Collateral Agent be liable, directly or indirectly, for any special, indirect, punitive or consequential damages, even if such Agent has been advised of the possibility of such damages and regardless of the form of action.

(j) Each of the Administrative Agent and Collateral Agent shall be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Requisite Lenders (and shall not be liable for any loss or expense that arises as a result of its failure to act while awaiting such advice or concurrence) and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(k) The Structuring Advisor, the Administrative Agent and the Collateral Agent shall be entitled to rely upon advice of counsel concerning legal matters and such advice shall be full protection and authorization for any action taken by the Administrative Agent or Collateral Agent in good faith thereon.

(l) Delivery of reports, documents and other information to the Structuring Advisor and the Administrative Agent is for informational purposes only and the Structuring Advisor and the Administrative Agent’s receipt of the foregoing shall not constitute constructive knowledge of any event or circumstance or any information contained therein or determinable from information contained therein.

(m) The Administrative Agent shall have no responsibility for interest or income on any funds held by it under the Transaction Documents and any funds so held shall be held uninvested pending distribution thereof.

(n) The Lenders and any transferees or assignees after the Closing Date will be required to provide to the Administrative Agent or its agents all information, documentation or certifications reasonably requested by the Administrative Agent to permit the Administrative Agent to comply with its tax reporting obligations under applicable laws, including any applicable cost basis reporting obligations.

(o) Notwithstanding any other provision of the Transaction Documents and without limiting the generality of the foregoing provisions, neither the Administrative Agent nor the Collateral Agent shall have any duty, liability or obligation to any party to this Agreement with respect to Receivables or with respect to the proceeds thereof, other than with respect to the standard of care applicable to the Collateral required under Section 9.3(d). The Lenders agree to provide any such direction requested by the Administrative Agent or Collateral Agent within two (2) Business Days of request therefor.

(p) Neither the Administrative Agent nor the Collateral Agent shall have any liability for any failure, inability or unwillingness on the part of any Bausch Party to provide accurate and complete information on a timely basis to the Administrative Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and neither such Agent shall have any liability for any inaccuracy or error in the performance or observance on the Administrative Agent’s or Collateral Agent’s part of any of its duties hereunder or under the other Transaction Documents that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(q) For purposes of clarity, phrases such as “satisfactory to the Administrative Agent,” “approved by the Administrative Agent,” “acceptable to the Administrative Agent,” “as determined by the Administrative Agent,” “in the Administrative Agent’s discretion,” “selected by the Administrative Agent,” “elected by the Administrative Agent,” “requested by the Administrative Agent,” and phrases of similar import that authorize and permit the Administrative Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Administrative Agent receiving written direction from the Requisite Lenders, to take such action or to exercise such rights (it being understood that nothing contained in this Agreement or any other Transaction Document shall impose a duty on the Administrative Agent to make any such determination or take any action independent of such written direction from the Requisite Lenders). For purposes of clarity, phrases such as “satisfactory to the Collateral Agent,” “approved by the Collateral Agent,” “acceptable to the Collateral Agent,” “as determined by the Collateral Agent,” “in the Collateral Agent’s discretion,” “selected by the Collateral Agent,” “elected by the Collateral Agent,” “requested by the Collateral Agent,” and phrases of similar import that authorize and permit the Collateral Agent to approve, disapprove, determine, act or decline to act in its discretion shall be subject to the Collateral Agent receiving written direction from the Requisite Lenders, to take such action or to exercise such rights (it being understood that nothing contained in this Agreement or any other Transaction Document shall impose a duty on the Collateral Agent to make any such determination or take any action independent of such written direction from the Requisite Lenders).

(r) Each of the Administrative Agent and Collateral Agent hereby disclaims any representation or warranty to the Lenders concerning and shall have no responsibility to Lenders for the existence, priority or perfection of the Liens and Security Interests granted hereunder or under any Transaction Document or in the value of any of the Collateral and shall not be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Collateral Agent makes no representation as to the value, sufficiency or condition of the Collateral or any part thereof, as to the title of the Borrower to the Collateral, as to the security afforded by this Agreement or any other Transaction Document. The Collateral Agent shall not be responsible for insuring the Collateral, for the payment of Taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral, except as provided in the immediately following sentence when the Collateral Agent has possession of the Collateral. The Collateral Agent shall not have any duty to the Lenders as to any Collateral in its possession or in the possession of someone under its control or in the possession or control of any agent or nominee of such Collateral Agent or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except the duty to accord such of the Collateral as may be in its possession substantially the same care as it accords its own assets and the duty to account for monies received by it. The Collateral Agent shall not be under an obligation independently to request or examine insurance coverage with respect to any Collateral. The Collateral Agent shall not be liable for the acts or omissions of any bank, depositary bank, custodian, independent counsel of the Borrower or any other party selected by the Administrative Agent or the Collateral Agent, with reasonable care, or by the Requisite Lenders or selected by any other party hereto that may hold or possess Collateral or documents related to Collateral and shall not be required to monitor the performance of any such Persons holding Collateral.

(s) The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR, ABR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions unrelated to this Agreement that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may (i) select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, or any other Benchmark, Benchmark Replacement or Benchmark Replacement Adjustments, and to make any Conforming Changes, in each case pursuant to the terms of this Agreement, (ii) shall have no liability to the Borrower, any Lender, any Bausch Party or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service and (iii) in making any determination as to the Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, or any other Benchmark, Benchmark Replacement or Benchmark Replacement Adjustment, or the making of any Conforming Changes, shall be entitled to request and rely on direction from the Requisite Lenders prior to ascertaining or making such determination.

Section 9.4. Reliance by the Agent and the Lenders

(a) Each of the Agents and the Lenders shall in all cases be entitled to rely, and shall be fully protected in relying, upon (and shall not be liable for so relying upon in the absence of bad faith, gross negligence or willful misconduct) any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, electronic transmission, order or other document or conversation believed by it to be genuine and correct and to have been signed (whether manual, facsimile, .pdf or other electronic signature), sent or made (or authenticated) by the proper Person or Persons, and shall be entitled to presume the genuineness and due authority of any signature (whether manual, facsimile, .pdf or other electronic signature) appearing thereon, and upon advice and statements of legal counsel (including, without limitation, counsel to the Bausch Parties), independent accountants and other experts selected by such Agent or such Lender. In determining compliance with any condition hereunder to the making of an Advance, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. Each of the Administrative Agent and Collateral Agent may request instructions from the Requisite Lenders (or such number or percentage of the Lenders as shall be necessary under the circumstances as provided for herein or in the other Transaction Documents) and/or the Structuring Advisor (as applicable) prior to taking any action or enter into any amendments, modifications or supplements, making any determination (including as to whether any agreement, document or instrument is in form and substance satisfactory to such Agent), making any calculation (which shall be computed by the Structuring Advisor or Requisite Lenders), sending any notice, making a selection or request (including failing to make a selection or request), exercising any voting rights or powers (including failing to exercise any voting rights or powers) or providing any consent or approval (including failing to provide any consent or approval) in connection with this Agreement or any of the other Transaction Documents and may refrain (and shall incur no liability from so refraining) from taking or omitting to take any act or making any such determination, calculation, selection, request, exercising such voting rights or powers or providing such notice, approval or consent or entering into or any amendments, modifications or supplements until it receives such instruction (or calculation, as applicable) from the Requisite Lenders (or such number or percentage of the Lenders as shall be necessary under the circumstances as provided for herein or in the other Transaction Documents) and/or the Structuring Advisor (as applicable), in each case as it reasonably deems appropriate (and until such instructions and indemnity, as applicable, are received, each of the Administrative Agent and the Collateral Agent may (but shall not be obligated to) act, or refrain from acting, as it deems advisable in in good faith in the interests of the Lenders). Each of the Administrative Agent and Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Transaction Documents in accordance with a request of the Structuring Advisor or Requisite Lenders (or such number or percentage of the Lenders as shall be necessary under the circumstances as provided for herein or in the other Transaction Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Advances. Notwithstanding any other provisions set forth in this Agreement or any other Transaction Documents, each Agent shall not be required to take any action that is in its opinion contrary to applicable Law (including, for the avoidance of doubt, any action that may be in violation of the automatic stay under the United States Bankruptcy Code (or any similar laws)) or that may affect a forfeiture, modification or termination of property of a Lender in violation of United States Bankruptcy Code (or any similar laws) or the terms of any of the Transaction Documents or that would in its reasonable opinion subject it or any of its officers, employees or directors to personal liability. Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and/or funding its Advances, shall be deemed to have acknowledged receipt of, and consented to and approved, each Transaction Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of, or prior to, the date of funding such Advance. On any applicable date of determination, upon request, the Administrative Agent shall be required to calculate whether a particular group of Lenders constitutes the Requisite Lenders based upon the Register, but shall have no liability for such calculation absent gross negligence or willful misconduct. The Administrative Agent shall not be required to remit payments, the proceeds of Collateral or any other funds to the Lenders or any other Secured Parties herein other than in accordance with the Transaction Documents.

(b) Any action taken by the Administrative Agent or Collateral Agent in accordance with Section 9.4(a) shall be binding upon all Lenders.

Section 9.5. Notice of Amortization Events. The Agents and the Lenders shall not be deemed to have knowledge or notice of the occurrence of any Amortization Event or Potential Amortization Event, unless such Lender or an officer of such Agent in the corporate trust department who is responsible for this Agreement, as the case may be, has received written notice from another party referring to this Agreement, stating that an Amortization Event or Potential Amortization Event has occurred hereunder and describing such event. In the event that an Agent or one of the Lenders receives such a notice, it shall promptly give notice thereof to the other Lenders. The Administrative Agent shall take such action with respect to such Amortization Event or Potential Amortization Event as shall be directed by the Requisite Lenders (or, if so specified by this Agreement, all Lenders or such number or percentage of the Lenders as shall be necessary under the circumstances as provided for herein or in the other Transaction Documents).

Section 9.6. Non-Reliance on the Agents or Other Lender. Each of the Lenders expressly acknowledges that the Agents, the other Lenders, and the respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates of any of the foregoing has made no representations or warranties to it and that no act by the Agents or any other Lender hereafter taken, including, without limitation, any review of the affairs of the Bausch Parties or any of their Affiliates, shall be deemed to constitute any representation or warranty by any Agent or such other Lender. Each of the Lenders also represents and warrants to the Agents and the other Lenders that it has, independently and without reliance upon any such Person (or any of their Affiliates) and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of the Bausch Parties and their Affiliates and made its own decision to enter into this Agreement. Each of the Lenders also represents that it will, independently and without reliance upon any of the Agents or the other Lenders, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Bausch Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent, the Agents, the Lenders and the respective Affiliates of the foregoing, shall have no duty or responsibility to provide any party to this Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Bausch Parties which may come into the possession of such Person or any of its respective officers, directors, managers, employees, agents, advisors, attorneys-in-fact or affiliates.

Section 9.7. Indemnification of the Agents. The Lenders severally agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (to the extent not timely reimbursed by the Bausch Parties and without limiting the obligation of the Bausch Parties to do so), ratably in accordance with their respective Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses or disbursements of any kind or nature whatsoever that may at any time be imposed on, incurred by or asserted against such Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of such Agent or such Person, as the case may be, as finally determined by a court of competent jurisdiction); provided, however, no action taken or not taken in accordance with the directions of the Structuring Advisor, Requisite Lenders or such other percentage of Lenders as shall be necessary hereunder, as applicable, shall be deemed to constitute gross negligence or willful misconduct. Without limiting the generality of the foregoing, if any amount shall be payable by the Collateral Agent to a Collection Bank under a Control Agreement, including without limitation any amounts for the fees, expenses or indemnities of a Collection Bank, or if a Collection Bank shall otherwise make any claim upon the Collateral Agent under such agreement, then each Lender shall be liable (jointly and severally) to pay such amount to the Collateral Agent promptly and in any event within five (5) days of demand therefor from the Collateral Agent, and the Collateral Agent shall not be required to demand payment of such amount from the Borrower prior to demanding payment of such amount from the Lenders. To the extent the Borrower or the Master Servicer, for any reason, fails to indefeasibly pay any amount required to be paid to the Administrative Agent or the Collateral Agent under Section 8.1, Section 8.2 or Section 8.4 of this Agreement, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Revolving Commitment at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such pro rata share.

Section 9.8. Each Agent in Its Individual Capacity. Each Agent in its individual capacity and the affiliates thereof may make loans to, accept deposits from and generally engage in any kind of business with the Bausch Parties and their Affiliates as though such Agent were not an Agent hereunder. With respect to its Advances, if any, each Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity, if applicable.

Section 9.9. Successor Administrative Agent; Successor Collateral Agent.

(a) The Administrative Agent and Collateral Agent may at any time give no less than thirty (30) days’ written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with, prior to the occurrence of an Amortization Event, the consent of the Borrower, to appoint a successor, which shall be a bank or trust company with an office in the United States, or an Affiliate of any such bank or trust company with an office in the United States or another party acceptable to the Borrower and the Lenders. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent and Collateral Agent gives notice of its resignation (or such earlier day as shall be agreed by the Lenders) (the “Resignation Closing Date”), then the retiring Administrative Agent and Collateral Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above. If no such successor shall have been so appointed by the Requisite Lenders within sixty (60) days after the retiring Administrative Agent’s and Collateral Agent’s giving of notice of resignation, the departing Administrative Agent and Collateral Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent and Collateral Agent.

(b) Upon resignation or replacement of any Administrative Agent and Collateral Agent in accordance with this Section 9.9, the retiring Agent shall execute or authorize the filing of such UCC-3 assignments and amendments, PPSA financing change statements, and assignments and amendments of the Transaction Documents, as may be directed by the Requisite Lenders to give effect to its replacement by a successor Administrative Agent and Collateral

Agent, but shall have no responsibility to file such documents. After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of Article VIII and this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent under this Agreement.

(c) If an Insolvency Proceeding is initiated by or against the Person serving as Administrative Agent or Collateral Agent, or if the Administrative Agent or Collateral Agent is generally unable to pay its debts as they come due or admits in writing its inability to pay its debts they become due or makes a general assignment for the benefit of creditors, then the Requisite Lenders may, to the extent permitted by applicable law, by written notice in writing to the Borrower and such Person remove such Person as Administrative Agent or Collateral Agent, as the case may be, and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within sixty (60) days after delivery of such notice (or such earlier day as shall be agreed by the Lenders) (the “Removal Closing Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Closing Date and the Requisite Lenders may petition a court of competent jurisdiction to appoint a successor Administrative Agent and Collateral Agent.

(d) With effect from the Resignation Closing Date or the Removal Closing Date (as applicable), (1) the retiring or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents (except that in the case of any collateral security held by the Collateral Agent under any of the Transaction Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security in a custodial capacity only until such time as a successor Collateral Agent is appointed or such Administrative Agent may deposit such security with a court of competent jurisdiction (at the expense of Lenders)) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent and Collateral Agent, all payments, communications and determinations to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent or Collateral Agent as of the Resignation Closing Date or the Removal Closing Date, as applicable), and the retiring or removed Administrative Agent and Collateral Agent shall be discharged from all of their duties and obligations hereunder or under the other Transaction Documents (if not already discharged therefrom as provided above in this Section 9.9). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s and Collateral Agent’s resignation or removal hereunder and under the other Transaction Documents, the provisions of Article VIII and this Article IX shall continue in effect for the benefit of such retiring or removed Administrative Agent and Collateral Agent, their sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent and Collateral Agent was acting as Administrative Agent or Collateral Agent, as applicable.

(e) Any Person into which the Administrative Agent or Collateral Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Administrative Agent shall be a party, or any Person succeeding to the corporate trust services business of the Administrative Agent or Collateral Agent shall be the successor of such Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto.

Section 9.10. UCC and PPSA Filings. Each of the Lenders hereby expressly recognizes and agrees that the Collateral Agent may be designated as the secured party of record on the various UCC and PPSA filings required to be made under this Agreement and the party entitled to register, amend, release and terminate the UCC filings under the Transfer Agreement in order to perfect their respective interests in the Pool Receivables, Collections and Related Security and other Collateral, that such designation shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Lenders and that such listing will not affect in any way the status of the Lenders as the true parties in interest with respect to the Collateral. In addition, such listing shall impose no duties on the Collateral Agent other than those expressly and specifically undertaken in accordance with this Article IX.

Section 9.11. Structuring Advisor; Left Lead Arranger. Neither the Structuring Advisor nor the Left Lead Arranger shall have any duties or responsibilities hereunder in their respective capacities as such unless otherwise expressly provided for herein.

Section 9.12. Erroneous Payments.

(a) If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party such Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.12(b).

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advances (but not its Revolving Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Revolving Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any notes evidencing such Advances to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Revolving Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Revolving Commitments of any Lender and such Revolving Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Transaction Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower or any other Bausch Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Bausch Party, or comprises the proceeds of realization from the enforcement of one or more of the Transaction Documents against or in respect of the Borrower or Borrower GP or any other Bausch Party, in each case for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Revolving Commitments and/or the repayment, satisfaction or discharge of all Borrower Obligations (or any portion thereof) under any Transaction Document.

(h) The parties hereto agree that this Section 9.12 shall not increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Borrower Obligations relative to the amount (and/or timing for payment) of the Borrower Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent

ARTICLE X.

ASSIGNMENTS; PARTICIPATIONS

Section 10.1. Assignments and Transfer of Commitments. Each Lender shall have the right at any time or times to assign or transfer, at its own cost, without recourse, all or a portion of (a) that Lender’s Revolving Commitments, and (b) all or a portion of the Advances made by that Lender; provided, however, in each such case, that the transferor and the transferee shall have complied with the following requirements:

(a) Minimum Amount. No transfer may be consummated pursuant to this Section 10.1 in an aggregate amount less than (a) one million and 00/100 Dollars ($1,000,000.00) or (b) if such Lender’s Revolving Commitment is at any time less than one million and 00/100 Dollars ($1,000,000.00), the entire amount of such Revolving Commitment.

(b) Agreement; Transfer Fee. Unless the transfer shall be due to merger of the transferor or for regulatory purposes, the transferor (A) shall remit to the Administrative Agent, for its own account, an administrative fee of three thousand five hundred 00/100 Dollars ($3,500.00) and (B) shall cause the transferee to execute and deliver to the Borrower, the Administrative Agent and each Lender an Assignment Agreement, in the form of Exhibit V attached hereto and made a part hereof (an “Assignment Agreement”) together with the consents thereto in writing.

(c) Consent. Except for an assignment by a Lender to an Affiliate of such Lender, any other Lender or any Affiliate of such other Lender, each such assignment shall require the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that such consent shall not be required if an Amortization Event has occurred and is continuing.

Upon satisfaction of the requirements of this Section 10.1, including the payment of the fee and the delivery of the documents set forth above and the recording of the transfer or assignment in the Register, (A) the transferee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (B) if the transferor transfers all of its interest, the transferor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and shall have no further rights or obligations under or in connection herewith, and (C) the signature pages hereof and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such transfer.

Section 10.2. The Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment Agreement delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Commitment, Percentage, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time. Upon written request by the Borrower, the Administrative Agent shall deliver a current copy of the Register to the Borrower prior to the Initial Funding Date and promptly after the receipt of any Assignment Agreement. The entries in the Register shall be conclusive, in the absence of manifest error, with respect to such information, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The parties intend that any interest in or with respect to the Advances under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any regulations thereunder (and any successor provisions), including without limitation under United States Treasury Regulations Section 5f.103-1(c) and Proposed Regulations Section 1.163-5 (and any successor provisions), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent.

Section 10.3. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment Agreement, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a) Other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation and warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto;

(b) The assigning Lender makes no representation or warranty and assumes no responsibility of the financial condition of any Bausch Party or any other Person primarily or secondarily liable in respect of any of the Indebtedness of the Borrower to the Lenders, or the performance or observance by any Bausch Party or any other Person primarily or secondarily liable in respect of any of the Indebtedness of the Borrower to the Lenders or any of their obligations under this Agreement or any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto;

(c) Such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Assignment Agreement;

(d) Such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(e) Such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents to which the Administrative Agent is a party as are delegated to the Administrative Agent by the terms hereof or thereof;

(f) Such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and

(g) Such assignee represents and warrants that it is legally authorized to enter into such Assignment Agreement.

Section 10.4. No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

Section 10.5. No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

Section 10.6. No Assignment to Bausch. No such assignment shall be made to Bausch or any of its Affiliates.

Section 10.7. Participations. Each Lender shall have the right at any time or times, without the consent of any other party, to sell one or more participations or sub-participations to one or more assignees, in all or any part of that Lender’s Revolving Commitment and Advances made by that Lender other than to a natural Person.

(a) Rights Reserved. In the event any Lender shall sell any participation or sub-participation, that Lender shall, as between itself and the purchaser, retain all of its rights (including, without limitation, rights to enforce against any Bausch Party the Transaction Documents and any and all other documents in connection therewith) and duties pursuant to the Transaction Documents and any and all other documents in connection therewith, including, without limitation, that Lender’s right to approve any waiver, consent or amendment pursuant to Section 12.1; provided, however, any such participation shall be in a minimum amount of two hundred fifty thousand and 00/100 Dollars ($250,000.00) and (b) any agreement or instrument pursuant to which a Lender sells such a participation may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.1(b) (other than clause (x) thereof, and clause (xi) as it relates to clause (x)) that directly that affects such Participant. The Borrower hereby acknowledges and agrees that the participant under each participation (the “Participant”) shall for purposes of Sections 8.3 and 8.5 be considered to be a “Lender”. Except as otherwise set forth herein, no participant shall have any rights or obligations hereunder, the Bausch Parties and the Administrative Agent shall continue to deal solely and directly with the Lenders in connection with the Lenders’ rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Section 8.5 (subject to the requirements and limitations therein, including the requirements under Sections 8.5(e) and 8.5(g) (it being understood that the documentation required under Sections 8.5(e) and 8.5(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.1; provided that such Participant (A) agrees to be subject to the provisions of Section 8.5(d) as if it were an assignee under Section 10.1; and (B) shall not be entitled to receive any greater payment under Section 8.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any applicable Law or interpretation of any applicable Law by any Governmental Authority that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the Code or Treasury Regulations, including without limitation Section 5f.103-1(c) or under Proposed Section 1.163-5 of the United States Treasury Regulations (or, in each case, any amended or successor version) or such Lender’s compliance with this Section 10.7. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b) No Delegation. No participation shall operate as a delegation of any duty of the seller thereof. Under no circumstances shall any participation be deemed a novation in respect of all or any part of the seller’s obligations pursuant to this Agreement.

Section 10.8. Pledge by Lenders. Notwithstanding any other provision of this Article X, any Lender may at any time pledge all or any portion of its interest and rights under the Transaction Documents to any of the federal reserve banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the Lender from its obligations hereunder or under any of the other Transaction Documents.

ARTICLE XI.

GRANT OF SECURITY INTEREST

Section 11.1. Grant of Security Interest. In addition to the interests which the Lenders may from time to time acquire pursuant hereto, the Borrower hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties, a continuing Security Interest in all of the Borrower’s right, title and interest in, to and under all of its accounts, chattel paper, payment intangibles, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights, money, commercial tort claims, goods and other supporting obligations relating to the foregoing (in each case, as defined in the UCC, including for the avoidance of doubt, any subcategory thereof) and all other property of any type or nature owned by the Borrower, including, but not limited to all Pool Receivables now existing or hereafter arising, all Related Security, all Collections, the Collection Account, the Interest Reserve Account and other rights and payments relating to such Pool Receivables and Related Security, each Transaction Document (other than this Agreement or the Canadian Security Agreement) and all rights, remedies, powers, privileges and claims thereunder or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such Transaction Document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the collateral assignment and Security Interest granted to the Collateral Agent under this Agreement or the Canadian Security Agreement, in each case, whether now existing or hereafter arising, and all proceeds of any of the foregoing (collectively, the “Borrower Collateral”), to secure the prompt and complete payment and performance of the Borrower Obligations. The Collateral Agent and the Structuring Advisor are hereby authorized (but not obligated) to file a financing statement in form and substance reasonably satisfactory to the Requisite Lenders naming the Borrower as the debtor and describing the collateral covered thereby as “all assets and the proceeds thereof, whether now existing or hereafter arising.” The Collateral Agent, for the benefit of the Secured Parties, shall have, in addition to the rights and remedies that it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

Section 11.2. Grant of Security Interest. In addition to the interests which the Lenders may from time to time acquire pursuant hereto, to secure the prompt and complete payment and performance of the Borrower Obligations, the Borrower GP hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a continuing Security Interest in the following (collectively, the “Borrower GP Collateral”, and together with the Borrower Collateral, the “Collateral”): (i) all of the issued and outstanding Capital Stock of the Borrower that are now or from time to time hereafter held by the Borrower GP (collectively, the “Pledged Borrower Interests”); (ii) all certificates and other instruments and agreements from time to time representing or evidencing the Pledged Borrower Interests, together with all claims, rights, privileges, authority and powers of the Borrower GP relating thereto, and all income, dividends, interest, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Borrower Interests; (iii) all Pledged Borrower Interests issued in respect of the securities referred to in the foregoing clauses (i) and (ii) upon any consolidation, amalgamation or merger of the Borrower; and (iv) all proceeds of the foregoing. Notwithstanding the foregoing, any distributions made with respect to the Pledged Borrower Interests in accordance with Section 5.1(o) of this Agreement shall be made free of any Security Interest granted in favor of the Collateral Agent, for the benefit of the Secured Parties.

Section 11.3. Attachment. The Borrower and the Borrower GP agree that the Security Interests created by this Agreement are intended to attach (a) with respect to Collateral that is now in existence, upon execution of this Agreement, and (b) with respect to Collateral that comes into existence in the future, upon the Borrower or the Borrower GP, as applicable, acquiring rights in the Collateral or the power to transfer rights in the Collateral to the Collateral Agent. In each case, the parties do not intend to postpone the attachment of any Security Interests created by this Agreement.

ARTICLE XII.

MISCELLANEOUS

Section 12.1. Waivers and Amendments.

(a) No failure or delay on the part of the Administrative Agent, the Collateral Agent or any of the Lenders in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 12.1(b), except as set out in Section 1.8. This Agreement and the provisions hereof may only be amended, supplemented, modified or waived in a writing signed by the Borrower, the Master Servicer, the Administrative Agent, the Collateral Agent and the Requisite Lenders; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender, do any of the following:

(i) waive any of the conditions specified in Sections 4.1, 4.2 or 4.3 except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders; provided that any Lender may waive any of the conditions specified in Section 4.2 with respect to its own funding of Advances;

(ii) change the order of priority in which Collections are applied pursuant to Section 2.1;

(iii) increase any Revolving Commitment of any Lender or subject the Lenders to any additional obligations;

(iv) extend the scheduled final maturity of any Advance or postpone or extend any Payment Date;

(v) reduce the principal amount of any Advance (other than by the payment or prepayment thereof);

(vi) reduce the rate of interest on any Advance, any Call Premium or any fee payable hereunder;

(vii) reduce or postpone any scheduled date fixed for payment of Interest, Call Premiums or fees to such Lender;

(viii) release all or substantially all of the Collateral or subordinate any Lien securing the Borrower Obligations, except in connection with any sale or other disposition permitted by this Agreement or the Transfer Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement);

(ix) change (directly or indirectly) the definitions of Defaulted Receivable, Eligible Receivable, Facility Limit, Final Payout Date or Required Reserves contained in this Agreement; provided that the foregoing shall not limit the discretion of the Administrative Agent or the Structuring Advisor to change, establish or eliminate any Required Reserves;

(x) change any Amortization Event; or

(xi) amend this Section 12.1 or the definition of the term “Requisite Lenders.”

Section 12.2. Notices. Except as provided in this Section 12.2, all communications and notices provided for hereunder shall be in writing (including email, facsimile or electronic transmission or similar writing) and shall be given to the other parties hereto at their respective addresses, email addresses or facsimile numbers set forth on Schedule 12.2 hereto or at such other address, email address or facsimile number as such Person may hereafter specify in writing for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by facsimile or email, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 12.2.

Section 12.3. Setoff; Ratable Payments.

(a) If an Amortization Event shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Transaction Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Transaction Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.

(b) The rights of each Lender and its respective Affiliates under this Section 12.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower, the Master Servicer, the Administrative Agent and the Collateral Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The provisions of this Section 12.3 shall not be construed to apply to any payment made by the Borrower or the Master Servicer pursuant to and in accordance with the express terms of this Agreement.

(c) If any Lender, whether by setoff or otherwise, has received payments (other than payments received pursuant to Section 8.3) in a greater proportion than that received by any other Lender entitled to receive a ratable share of such payments, such Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such payments held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of such payment; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 12.4. Intended Tax Characterization. The parties hereto intend and agree that, for the purposes of all Taxes, each Advance constitutes indebtedness that is secured by the Pool Receivables, all Related Security and all Collections with respect thereto (the “Intended Tax Characterization”). Except to the extent otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of U.S. state or local or non-U.S. tax Law), all parties hereto agree to report and otherwise to act for all applicable Tax purposes in a manner consistent with the Intended Tax Characterization.

Section 12.5. Protection of Ownership and Security Interests.

(a) Each of the Borrower and the Borrower GP agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be reasonably necessary or desirable, or that the Collateral Agent (at the written direction of the Requisite Lenders) may reasonably request, to perfect, protect or more fully evidence the Collateral Agent’s Security Interest (on behalf of the Secured Parties) in the Collateral, or to enable the Collateral Agent or the Lenders to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Collateral Agent (at the written direction of the Requisite Lenders) may direct the Borrower or the Master Servicer to notify the Obligors of Pool Receivables, at the Borrower’s expense, of the Security Interests of the Collateral Agent (on behalf of the Secured Parties) under this Agreement, and if such notification is not made within ten (10) days after the Collateral Agent has so directed the Borrower and the Master Servicer, the Collateral Agent (at the written direction of the Requisite Lenders) may make such notification. The Borrower or the Master Servicer (as applicable) shall, at the Collateral Agent’s or any Lender’s request, withhold the identity of the Collateral Agent or such Lender in any such notification.

(b) If the Borrower or Master Servicer fails to perform any of its obligations hereunder and the Borrower or the Master Servicer have failed to promptly comply with a request by the Administrative Agent to perform such obligation after the expiration of any grace period applicable thereto, the Administrative Agent (at the written direction of the Requisite Lenders) or any Lender may (but shall not be required to) perform, or cause performance of, such obligations, and the Collateral Agent’s or such Lender’s fees, costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Section 8.4.

Section 12.6. Confidentiality.

(a) Each Agent and each Lender agree to keep confidential all Confidential Information obtained from the Bausch Parties or the Originator, and to use such Confidential Information only in connection with this Agreement and for the purposes contemplated hereby. Each Agent and each Lender shall be permitted to disclose such Confidential Information (i) to outside legal counsel, accountants, other professional advisors, and Affiliates who need to know such Confidential Information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality of such Confidential Information in accordance with the terms hereof, (ii) to assignees and Participants as contemplated by Section 10.7, and prospective assignees and Participants, subject to the agreement of such Persons to maintain the confidentiality of such Confidential Information in accordance with the terms hereof, (iii) to the extent permitted by applicable Law, with notice to the applicable Bausch Party, to the extent requested by any bank regulatory authority or as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement or the other Transaction Documents, (iv) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (v) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, (vi) to any rating agency rating the Advances or the Deferred Purchase Price or (vii) if the applicable Bausch Party or Originator shall have consented, in writing, to such disclosure. Notwithstanding anything herein to the contrary, the information subject to this Section 12.6 shall not include, and each Agent and the Lenders may disclose without limitation of any kind, any information with respect to the “Tax treatment” and “Tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Agent or such Lender relating to such Tax treatment and Tax structure; provided that with respect to any document or similar item that in either case contains information concerning the Tax treatment or Tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the Tax treatment or Tax structure of the Advances and transactions contemplated hereby.

(b) The Lenders acknowledge that (i) the information obtained from the Bausch Parties or the Originator may include material non-public information concerning the Bausch Parties, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 12.7. CHOICE OF LAW. THIS AGREEMENT AND ALL MATTERS ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO).

Section 12.8. CONSENT TO JURISDICTION. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK (OR ANY APPELLATE COURT THEREFROM), IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENTS OR THE LENDERS TO BRING PROCEEDINGS AGAINST THE BORROWER OR MASTER SERVICER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER OR THE MASTER SERVICER AGAINST THE AGENTS OR THE LENDERS OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

Section 12.9. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.10. Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) the indemnification and payment provisions of Article VIII, (ii) Sections 12.6 through and including 12.9 and (iii) Sections 9.3, 9.7 and 12.13, shall be continuing and shall survive any termination of this Agreement or any resignation or removal of the Administrative Agent or Collateral Agent.

(c) In the event of any conflict between the rights of the Borrower or the Master Servicer to withdraw and transfer funds from the Collection Account or the Interest Reserve Account under this Agreement and the right the Borrower or the Master Servicer to withdraw and transfer funds from the Collection Account or the Interest Reserve Account under a Control Agreement, this Agreement shall govern.

Section 12.11. Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. To the fullest extent permitted by applicable law, delivery of an executed counterpart of a signature page of this Agreement by telefacsimile or electronic image scan transmission (such as a “pdf” file) will be effective to the same extent as delivery of a manually executed original counterpart of this Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 12.12. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

Section 12.13. Bankruptcy Petition. The Master Servicer hereby covenants and agrees that, prior to the date that is one (1) year and one (1) day after the date after the Final Payout Date, it will not institute against, or join any other Person in instituting against, the Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the Laws of the United States or any state of the United States, or the Laws of Canada or any province or territory of Canada.

Section 12.14. USA PATRIOT Act.

(a) Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower and the Master Servicer that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Bausch Parties, the Originator and their respective Subsidiaries, which information includes the name and address of the Bausch Parties, the Originator and their respective Subsidiaries and other information that will allow such Lenders to identify such parties in accordance with the USA PATRIOT Act.

(b) The parties hereto acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, the Administrative Agent, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Administrative Agent. The Borrower hereby agrees that it shall provide the Administrative Agent with such information as it may request including, but not limited to, the Borrower’s name, physical address, tax identification number and other information that will help the Administrative Agent to identify and verify the Borrower’s identity such as Organizational Documents, certificate of good standing, license to do business, or other pertinent identifying information.

Section 12.15. Divisions. For all purposes under the Transaction Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.

Section 12.16. No Fiduciary Duty. The Administrative Agent, the Collateral Agent, the Structuring Advisor, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower or its Affiliates. The Borrower agrees that nothing in the Transaction Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower or its Affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Transaction Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Transaction Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

Section 12.17. Third Party Beneficiaries. Except as expressly as set forth in this Agreement, nothing in the Transaction Documents shall give to any Person, other than the parties hereto, the Lenders, and their respective successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Section 12.18. Electronic Execution. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement and any document to be signed in connection with this Agreement and the transactions contemplated hereby (including amendments or other waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act, and including applicable Canadian provincial law.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

BAUSCH RECEIVABLES FUNDING LP, by its general partner, Bausch Receivables Funding GP ULC, as Borrower

By:	/s/ Marcello Malito
Name: Marcello Malito
Title: Director and President

BAUSCH RECEIVABLES FUNDING GP ULC

By:	/s/ Marcello Malito
Name: Marcello Malito
Title: Director and President

BAUSCH HEALTH US, LLC, as Master Servicer

By:	/s/ William N. Woodfield
Name: William N. Woodfield
Title: Senior Vice President and Treasurer

FS KKR CAPITAL CORP., as Initial Lender

By:	/s/ Jessica Woolf
Name: Jessica Woolf
Title: Authorized Signatory

[Credit and Security Agreement – Signature Page]

KKR CORPORATE LENDING LLC, as Initial Lender

By:	/s/ John Knox
Name: John Knox
Title: CFO

KKR FS INCOME TRUST, as Initial Lender

By:	/s/ Jessica Woolf
Name: Jessica Woolf
Title: Authorized Signatory

CLIFFWATER CORPORATE LENDING FUND, as Initial Lender

By:	/s/ Stephen Nesbitt
Name: Stephen Nesbitt
Title: President

GLAS USA LLC, as Administrative Agent

By:	/s/ Katie Fischer
Name: Katie Fischer
Title: Vice President

[Credit and Security Agreement – Signature Page]

GLAS AMERICAS LLC, as Collateral Agent

By:	/s/ Katie Fischer
Name: Katie Fischer
Title: Vice President

KKR CREDIT ADVISORS (US) LLC, as Structuring Advisor

By:	/s/ Jessica Woolf
Name: Jessica Woolf
Title: Authorized Signatory

KKR CAPITAL MARKETS LLC, as Left Lead Arranger

By:	/s/ John Knox
Name: John Knox
Title: CFO

[Credit and Security Agreement – Signature Page]

EXHIBIT I

DEFINITIONS

Except as otherwise specified in this Agreement, all references in this Agreement (i) to any Person (other than the Borrower) shall be deemed to include such Person’s successors and permitted assigns, and (ii) to any law, agreement, statute or contract specifically defined or referred to in this Agreement shall be deemed references to such law, agreement, statute or contract as the same may be supplemented, amended, waived, consolidated, replaced or modified from time to time, but only to the extent permitted by, and effected in accordance with, the terms thereof. The words “herein,” “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement, and references to “Article,” “Section,” “clause,” “Exhibit,” “Schedule” and “Appendix” are references to this Agreement unless otherwise specified. Whenever the context so requires, words importing any gender include the other gender. Any of the defined terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference; the singular includes the plural and the plural includes the singular. The word “or” shall not be exclusive.

All accounting terms not otherwise defined in this Agreement shall have the meanings assigned them in conformity with GAAP. All terms used in Article 9 of the UCC and not specifically defined in this Agreement shall be defined herein and in the Transaction Documents as such terms are defined in the UCC as in effect in the State of New York. Each reference to this Agreement, any other Transaction Document, or any other agreement shall be a reference to such agreement together with all exhibits, schedules, attachments and appendices thereto, in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof. References to “writing” include email, facsimile, printing, typing, lithography and other means of reproducing words in a tangible visible form including computer-generated information accessible in tangible visible form. References to “written” include faxed, printed, typed, lithographed and other means of reproducing words or symbols in a tangible visible form consistent with the preceding sentence. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”.

Unless otherwise expressly provided herein, any period of time ending on a day which is not a Business Day shall end on the next succeeding Business Day. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

In addition, as used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABR” means, on any date of determination, a rate per annum equal to the higher as of such day of (i) the Prime Rate or (ii) one-half of one percent (0.50%) above the Federal Funds Rate; provided, however, if ABR as determined above would be less than the Floor, then such rate shall be deemed to be the Floor. For purposes of determining the ABR for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

“Administration Agreement” means (i) the Administration Agreement, dated as of the Closing Date, between the Administrator and the Master Servicer and (ii) any administration agreement among the Borrower, a Replacement Administrator and any other parties thereto, entered into in connection the appointment of a Replacement Administrator pursuant to Section 6.7.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Agent’s Account” means any account or accounts as the Administrative Agent may indicate in writing to the Borrower and the Master Servicer from time to time and, by execution and delivery of its signature page hereto, each Lender hereby authorizes and directs the Administrative Agent to establish and maintain the Administrative Agent’s Account.

“Administrator” means Finacity Corporation, in its capacity as administrator under the Administration Agreement, or any Replacement Administrator, as applicable.

“Advance” means an advance of funds by each Lender to the Borrower hereunder on a Borrowing Date. Each Advance will consist of an advance from each Lender in the amount of its Percentage thereof.

“Advance Rate” means, 92%; provided that, if any Rating Agency downgrades an Obligor to the S&P equivalent of BBB-, the Advance Rate applied to Receivables of such Obligor will decrease to 87%.

“Adverse Claim” means any claim of ownership or any Lien or any challenge in any pleading filed in any court by the Borrower or a Bausch Party to the Borrower’s or the Borrower GP’s ownership of any Collateral or the Collateral Agent’s Lien thereon; it being understood that any such claim or Lien in favor of, or assigned to, the Collateral Agent (for the benefit of the Secured Parties) under the Transaction Documents shall not constitute an Adverse Claim.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means the Structuring Advisor, the Administrative Agent and the Collateral Agent.

“Agent Fee Letter” means the fee letter, dated as of the date hereof, addressed to the Borrower from the Administrative Agent and Collateral Agent.

“Aggregate Revolving Principal” means, on any date of determination, the aggregate amount of principal of all Advances outstanding on such date.

“Aggregate Revolving Commitment” means, on any date of determination, the aggregate of all Lenders’ Revolving Commitments.

“Agreement” means this Credit and Security Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Amortization Date” means the earliest to occur of (a) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 7.1(i), (b) the Business Day specified in a written notice from the Administrative Agent (at the written direction of the Requisite Lenders) following the occurrence and during continuation of any other Amortization Event and (c) the date which is five (5) Business Days after the Administrative Agent’s receipt of written notice from the Borrower that it wishes to repay the facility evidenced by this Agreement in its entirety (unless a later date is specified in such notice).

“Amortization Event” has the meaning specified in Section 7.1.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to Bausch or any of its Affiliates from time to time concerning or relating to bribery or corruption, including the US Foreign Corrupt Practices Act 1977.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margin” has the meaning set forth in the Lender Fee Letter.

“Assignment Agreement” has the meaning set forth in Section 10.1(b).

“Available Collections” means, with respect to any Payment Date, funds in respect of Collections equal to the amounts on deposit in the Collection Account as of the last day of the immediately preceding Calculation Period.

“Average Default Ratio” means, as of any date of determination, the average of the Default Ratios calculated over the last twelve months preceding such date of determination.

“Average Dilution Ratio” means, as of any date of determination, the average of the Dilution Ratios calculated over the twelve preceding calendar months.

“Average Facility Balance” means, as of day of determination the average daily aggregate Advances outstanding over the two most recently ended calendar months.

“Average SOFR” means, as of any date of determination, the average Term SOFR with respect to the two most recently ended calendar months.

“Bank” means a bank or other financial institution that solicits, receives, or accepts money or its equivalent for deposit as a business under authority granted by the appropriate U.S. federal or state regulatory agency.

“Bausch” means Bausch Health US, LLC, a Delaware limited liability company.

“Bausch Party” means the Borrower, the Borrower GP and Bausch.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.8.

“Benchmark Replacement” means, either of the following to the extent selected by Administrative Agent in consultation with the Borrower,

(a) Daily Simple SOFR plus 0.10% (10 basis points); or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) is no longer, or as of a specified future date will no longer be, representative.

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 1.8 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 1.8.

“Blocked Person” has the meaning set forth in Section 3.1(j).

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower GP” means Bausch Receivables Funding GP ULC.

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower and the Borrower GP to the Administrative Agent, the Collateral Agent any Lender, any Indemnified Party, the Administrator and/or any other party arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, the Aggregate Revolving Principal outstanding hereunder, all Interest, Call Premiums, fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including interest, call premiums, fees and other obligations that accrue after the commencement of any Event of Bankruptcy with respect to the Borrower (in each case whether or not allowed or allowable as a claim in such proceeding).

“Borrowing Availability” means, on any Business Day, the amount, if any, by which the Aggregate Revolving Principal outstanding hereunder will be less than the lesser of (a) the Facility Limit and (b) the Borrowing Base as of such day.

“Borrowing Base” means, on any date of determination, an amount in U.S. Dollars equal to the result of (a) the product, without duplication, of (i) the Advance Rate, as of such date, times (ii) aggregate Outstanding Balance of all Eligible Receivables (provided that, in accordance with the proviso in the definition of “Advance Rate”, different Advance Rates may be applied to Eligible Receivables of different Obligors), as of such date, minus (b) the Required Reserves, as of such date, plus (c) Undistributed Collections, as of such date.

“Borrowing Base Certificate” means a certificate to be executed and delivered by the Borrower to the Administrative Agent, the Structuring Advisor and the Lenders at the times specified herein in the form of Exhibit VII; provided that the information included in such Borrowing Base Certificate is as of a date not earlier than one (1) Business Day prior to the date of such Borrowing Base Certificate.

“Borrowing Date” means the Business Day on which any Advance is made.

“Borrowing Notice” has the meaning set forth in Section 1.2(a).

“Business Day” means any day (other than a Saturday or Sunday) on which Banks are not authorized or required to close in New York City, New York, or in any location where the Collection Account is maintained.

“Calculation Period” means the fiscal month corresponding to the Borrower’s monthly reporting cycle.

“Call Premium” means an amount determined by the Administrative Agent (in accordance with the terms of this Agreement) equal to 1.0% of the Commitment Reduction Amount as of the applicable Commitment Reduction Date.

“Canadian Security Agreement” means the security agreement dated the date hereof governed under Ontario law, granted by the Borrower and the Borrower GP in favor of the Collateral Agent, granting a security interest in the Collateral to secure the prompt and complete payment and performance of all of the Borrower Obligations.

“Capital Stock” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests) or any other equivalent of such ownership interest.

“Change in Control” means the occurrence of any of the following:

(a) the Parent or, subject to the consent of the Requisite Lenders (such consent not to be unreasonably withheld (it being understood that the Requisite Lenders may require the delivery of such legal opinions that they consider relevant and acceptable (in their sole and absolute discretion) in connection with such consent)) an Affiliate thereof, ceases to own directly 100% of the limited partnership interests of the Borrower free and clear of all Adverse Claims (other than Permitted Liens);

(b) the Borrower GP ceases to own directly 100% of the general partnership interests of the Borrower free and clear of all Adverse Claims (other than Permitted Liens);

(c) the Parent or, subject to the consent of the Requisite Lenders (such consent not to be unreasonably withheld (it being understood that the Requisite Lenders may require the delivery of such legal opinions that they consider relevant and acceptable (in their sole and absolute discretion) in connection with such consent)) an Affiliate thereof, ceases to own directly 100% of the Capital Stock of the Borrower GP, free and clear of all Adverse Claims (other than Permitted Liens);

(d) means at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act or Part XX of the Securities Act (Ontario)) (a) shall have acquired beneficial ownership of 40% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Parent or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Parent;

(e) Parent shall cease, directly or indirectly, to beneficially own and control 51% on a fully diluted basis of the economic and voting interest in the Capital Stock of Bausch; or

(f) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Parent shall cease to be occupied by Persons who either (i) were members of the board of directors (or similar governing body) of the Parent immediately following the Closing Date or (ii) were nominated for election by the board of directors (or similar governing body) of the Parent, a majority of whom were members of the board of directors (or similar governing body) of the Parent immediately following the Closing Date or whose election or nomination for election was previously approved by a majority of such members.

“Charged-Off Receivable” means a Receivable: (a) as to which the Master Servicer has received notice or a Responsible Officer is otherwise aware that the Obligor thereof has taken any action, or suffered any event to occur, of the type described in the definition of “Insolvency Proceeding”; (b) which, consistent with the usual and customary credit and collection policy, would be written off the Originator’s books as uncollectible; or (c) which has been identified by the Master Servicer as uncollectible.

“Closing Date” has the meaning specified in the Preamble.

“Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Collateral” has the meaning specified in Section 11.2.

“Collection Account” means the depositary account, clearing account or similar account of the Borrower in which the Collections are collected or deposited and which is listed on Exhibit IV hereto.

“Collection Bank” means, at any time, the Bank at which the Collection Account and the Interest Reserve Account are maintained.

“Collection Reporting Period” means each calendar week.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by the Originator, the Borrower, the Master Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable, (d) all other proceeds of such Pool Receivable and (e) the proceeds of any equity contribution from the Parent or the Borrower GP.

“Commitment Reduction Amount” has the meaning set forth in Section 1.4.

“Commitment Reduction Date” has the meaning set forth in Section 1.4.

“Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) IRS, (f) U.S. Justice Department, (g) SEC, (h) the United Nations Security Council, or (i) other applicable Canadian sanctions authority.

“Compliance Certificate” means a certificate substantially in the form attached hereto as Exhibit XI and delivered by the Borrower pursuant to Section 5.1(e).

“Confidential Information” means all information relating to any Bausch Party, the Originator and/or any of their respective Subsidiaries and their respective businesses, the transactions contemplated hereunder (including any information obtained by any Agent or Lender, or any of their respective Affiliates, based on a review of any books and records relating to any Bausch Party, the Originator and/or any of their respective Subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to any Agent or Lender on a non-confidential basis prior to disclosure by any Bausch Party, the Originator and/or any of their respective Subsidiaries.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR, ABR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” or the definition of “U.S. Government Securities Business Day,” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent (with the consent of Requisite Lenders) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents following consultation with and consent by the Requisite Lenders).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contract” means, with respect to any Pool Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable (including any right to interest for late payment of which the Originator is the beneficiary).

“Contractual Maturity Date” means January 28, 2028.

“Control Agreement” means an agreement, in form reasonably acceptable to the Collateral Agent and the Requisite Lenders, in which a Collection Bank agrees to take instructions from the Collateral Agent with respect to the disposition of funds in the Collection Account or the Interest Reserve Account without further consent of any applicable Bausch Party; provided, however, that any such agreement may allow a company to give instructions in accordance with the terms hereof prior to delivery of a Notice of Exclusive Control.

“Credit and Collection Policy” means, as the context may require, the usual and customary credit and collection policies and practices of the Originator in effect on the Closing Date and described in Exhibit VI, as modified from time to time in compliance with this Agreement.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion following consultation with and consent by the Requisite Lenders.

“Deemed Collections” means the aggregate of all amounts the Borrower shall have been deemed to have received as a Collection of a Pool Receivable. The Borrower shall be deemed to have received a Collection of a Pool Receivable if any Dilution occurs with respect to such Pool Receivable. The amount of the Collection which the Borrower shall be deemed to have received shall equal, in the case of clauses (a)-(e) of the definition of “Dilution,” the amount by which the Outstanding Balance of such Pool Receivable was reduced as a result thereof and, in the case of clause (f) of the definition of “Dilution,” the Outstanding Balance of such Pool Receivable.

“Default Interest” means Interest arising from the application of the Default Rate.

“Default Rate” means a per annum rate of interest equal to 2.0%.

“Default Ratio” means, for any calendar month, the quotient, expressed as a percentage, of (i) the portion of the aggregate Outstanding Balance of all Pool Receivables as of the end of the prior calendar month associated with Defaulted Receivables divided by (ii) the aggregate Outstanding Balance of all Pool Receivables as of the end of the prior calendar month.

“Default Reserve” means, as of any date of determination, the product of (A) the aggregate Outstanding Balance of all Pool Receivables as of the end of the prior calendar month, (B) 2.0 and (C) the greater of (x) the Average Default Ratio, and (y) the Average Default Ratio as of the Initial Funding Date (or such other percent agreed to by the Borrower and the Structuring Advisor).

“Defaulted Receivable” means a Receivable identified as an invoice which is greater than 90 days past due or 120 days past its invoice date.

“Deferred Purchase Price” has the meaning given thereto in the Transfer Agreement.

“Delinquent Receivable” means a Receivable identified as an invoice (a) as to which any payment, or part thereof, remains unpaid (i) for more than 60 days from the Due Date for such Receivable or (ii) for more than 90 days past the original invoice date of such Receivable or (b) for which the related Obligor is subject to an Insolvency Proceeding.

“Dilution” means the amount of any reduction or cancellation of the Outstanding Balance of a Pool Receivable due to any reason, including, but limited to, (a) any defective or rejected goods or services, any cash discount or any other adjustment (whether contractual or otherwise) by the Originator or any Affiliate thereof (other than as a result of any Collections), or as a result of any governmental or regulatory action, (b) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), (c) any warranty claim, rebate or refund, (d) any misstatement of the amount thereof, (e) any extension, amendment or other modification to the payment terms of any Pool Receivable or any Contract related to such Pool Receivable in any material respect other than in accordance with the Credit and Collection Policy or (f) any misrepresentation with respect to such Receivable under any of Sections 3.1(r), (s), (u) or (x); provided, however, that “Dilution” shall not include Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy or lack of creditworthiness or other financial or credit condition of the related Obligor.

“Dilution Ratio” means, for any calendar month, the quotient, expressed as a percentage, of (i) Dilutions occurring during such month and (ii) the sum of the initial Outstanding Balances of all Pool Receivables originated during such month.

“Dilution Reserve” means, as of any date of determination, the product of (i) the aggregate Outstanding Balance of all Pool Receivables as of the end of the prior calendar month and (ii) the greater of (x) the Average Dilution Ratio and (y) the Average Dilution Ratio as of the Initial Funding Date (or such other percent agreed to by the Borrower and the Structuring Advisor).

“Dominion Date” means the date on which the Collateral Agent delivers to any Collection Bank(s) a Notice of Exclusive Control pursuant to Section 6.4.

“Dominion Period” means the period beginning on the Dominion Date and ending on the earlier of (x) the date thereafter when all Borrower Obligations have been paid in full and all Revolving Commitments have been terminated and (y) the date thereafter that the related Notice of Exclusive Control has been withdrawn by the Collateral Agent.

“Due Date” means, with respect to any Receivable and as of any date of determination, the original due date for such Receivable.

“Eligible Bank” means a Bank that is (x) rated at least BBB by S&P (or the equivalent thereof) by a nationally recognized statistical ratings organization and (y) is reasonably acceptable to the Structuring Advisor.

“Eligible Receivable” means, as of any date of determination, a Pool Receivable that satisfies the following requirements:

(a) the Obligor of which is a Specified Obligor.

(b) that is not an Ineligible Receivable;

(c) the Receivable shall represent the valid and binding right, title and interest of the Originator to receive an amount payable by the Obligor under an invoice, contract or other payment instrument, including any right to interest for late payment of which the Originator is the beneficiary;

(d) that arises under a Contract that (i) is in full force and effect, (ii) is governed by the laws of the United States of America or of any State thereof, and (iii) is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(e) the Receivable shall be free from any right of setoff or commercial dispute, whether pending or threatened, or Adverse Claim asserting the invalidity of the Contract or Receivable, seeking payment of such Receivable or payment and performance of such Contract or seeking any determination that would reasonably be expected to materially and adversely affect the collectability of such Receivable or the validity or enforceability of such Receivable or such Contract;

(f) that does not have a Due Date which is more than 60 days after the original invoice date of such Receivable; provided that Receivables with respect to generic pharmaceutical products may have a Due Date up to 66 days after the original invoice date for such Receivables;

(g) for which an Insolvency Proceeding shall not have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

(h) the Receivable shall be evidenced by an invoice delivered by the related Originator to the related Obligor, and denominated and payable in U.S. Dollars;

(i) the Obligor of which is not a Sanctioned Person;

(j) the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to the Collection Account;

(k) that (i) arises under a duly authorized Contract for the sale of goods or services in the ordinary course of the Originator’s business and (ii) does not constitute a loan or other similar financial accommodation being provided by the Originator;

(l) that has been transferred by the Originator to the Borrower pursuant to the Transfer Agreement with respect to which transfers all conditions precedent under the Transfer Agreement have been met;

(m) that, together with the Contract related thereto, conforms in all material respects with all applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(n) with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by the Originator in connection with the creation of such Receivable, the execution, delivery and performance by the Originator of the related Contract or the assignment thereof under the Transfer Agreement have been duly obtained, effected or given and are in full force and effect;

(o) the Obligor of which holds no right as against the Originator to cause the Originator to repurchase the goods, the sale of which shall have given rise to such Receivable;

(p) that satisfies all material requirements of the Credit and Collection Policy;

(q) that, together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 6.2 of this Agreement or in accordance with the Standard Business Practices (without regard to any cap specified in the definition of Standard Business Practices);

(r) in which the Borrower owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable (including without any consent of the related Obligor or any Governmental Authority), and the payments thereon are free and clear of any, or increased to account for any applicable, withholding Taxes;

(s) for which the Collateral Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected Security Interest therein and in the Related Security with respect thereto and the proceeds thereof, in each case free and clear of any Adverse Claim;

(t) that (i) constitutes an “account” or “general intangible” (other than a “payment intangible”) (as defined in the UCC), (ii) is not evidenced by instruments or chattel paper and (iii) does not constitute, or arise from the sale of, as-extracted collateral (as defined in the UCC);

(u) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator or by the Borrower and the related goods shall have been delivered or services performed;

(v) which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(w) which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;

(x) which the invoice or bill with respect thereto does not include any monetary obligation that does not constitute a Receivable, other than interest on past due amounts;

(y) for which the Originator has recognized the related revenue in its financial books and records in accordance with GAAP; and

(z) for which neither the Originator nor any Affiliate thereof is holding any deposits received by or on behalf of the related Obligor; provided that only the portion of such Pool Receivable in an amount equal to such deposits shall be ineligible.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the applicable regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (i) a Reportable Event with respect to a Plan; (ii) the withdrawal of any Bausch Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by any Bausch Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA); (iv) the filing of a notice of intent to terminate or the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively (other than a standard termination under Section 4041(b) of ERISA); (v) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (vi) the imposition of any liability under Sections 4062, 4063, 4064, 4069, 4201 or 4204 upon any Bausch Party or any ERISA Affiliate; (vii) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; (viii) any Foreign Benefit Event; or (ix) any other similar event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in material liability of any Bausch Party.

“Erroneous Payment” has the meaning assigned to it in Section 9.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.12(d).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.12(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.12(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.12(d).

“Event of Bankruptcy” means, with respect to any Person, that such Person becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or such Person applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Person or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for such Person or for a substantial part of the property of any thereof and, unless such Person is the Borrower, is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of such Person, and if such case or proceeding is not commenced by such Person, it is consented to or acquiesced in by such Person, or, unless such Person is the Borrower, remains for 60 days undismissed; or such Person takes any action to authorize, or in furtherance of, any of the foregoing.

“Excess Dilution Ratio” means, as of any date of determination, the greater of (i) zero and (ii) the difference between (a) the highest Dilution Ratio calculated over the preceding twelve calendar months and (b) the Average Dilution Ratio; provided that for purposes of clause (a) of this definition, the Dilution Ratio for each of February 2023 and March 2023 shall be deemed to be the average of the Dilution Ratios for such months.

“Excess Dilution Reserve” means, as of any date of determination, the product of (i) the aggregate Outstanding Balance of all Pool Receivables as of the end of the prior calendar month, (ii) (A) 1.5 or (B) during an Excess Dilution Reserve Step-Up Period, 2.0 and (iii) the greater of (x) the Excess Dilution Ratio as of such date and (y) the Excess Dilution Ratio calculated as of the most recently ended calendar quarter.

“Excess Dilution Reserve Step-Up Period” means, following the first commercial sale of a generic form of Xifaxan, a three-month period commencing as of the date on which a Xifaxan Price Decrease has occurred. If a subsequent Xifaxan Price Decrease occurs following the commencement of the Excess Dilution Reserve Step-Up Period, such three-month period shall restart as of the date of such subsequent Xifaxan Price Decrease.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient: (a) Taxes imposed on or measured by net income or, in the case of Canada, capital (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, having its applicable funding or lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal and Canadian withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Collateral or Revolving Commitment (other than pursuant to an assignment requested by any Bausch Party), or (ii) such Lender changes its funding or lending office, except in each case to the extent amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before its changed its lending or funding office, (c) Taxes attributable to any Recipient’s failure to comply with Section 8.5(g), (d) any withholding Taxes imposed under FATCA and (e) any

Canadian federal withholding taxes imposed as a result of a Lender or such Recipient (i) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Borrower, (ii) being a “specified shareholder” (within the meaning of Subsection 18(5) of the Income Tax Act (Canada)) of the Borrower (or the corporate partner or member of the Borrower that is a partnership), (iii) being, in respect of the Borrower (or the corporate partner or member of the Borrower that is a partnership), a “specified entity” (as defined in subsection 18.4(1) of the Income Tax Act (Canada), as it is proposed to be amended by certain proposals released by the Department of Finance (Canada) on April 29, 2022, or (iv) not dealing at arm’s length with such “specified shareholder” of the Borrower (or the corporate partner or member of the Borrower that is a partnership) (other than where the non-arm’s length relationship arises, or where the Lender or such Recipient becomes a “specified shareholder” or does not deal at arm’s length with such “specified shareholder”, as a result of the Lender or such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Security Interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Security Interest or Transaction Document).

“Executed Withdrawal/Transfer Certificate” has the meaning set forth in Section 2.3(b).

“Facility Limit” means, at any time prior to the Facility Termination Date, the sum of the Revolving Commitments, as they may be amended from time to time in accordance with this Agreement. As of the Closing Date, the Facility Limit is $600,000,000.

“Facility Termination Date” means the earlier of (i) the Contractual Maturity Date and (ii) the Amortization Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code or any of the foregoing.

“Federal Funds Rate” means, on any date of determination, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fees” means any fees payable pursuant to the Agent Fee Letter.

“Final Payout Date” means the date on or after the Facility Termination Date when (i) the Aggregate Revolving Principal has been reduced to zero and all accrued Interest and any Call Premiums have been paid in full, (ii) all other Borrower Obligations have been paid in full, other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, (iii) all other amounts owing to the Secured Parties hereunder and under the other Transaction Documents have been paid in full, other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted and (iv) the Revolving Commitments of all Lenders have terminated or expired.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Lien Credit Agreement” means the Fourth Amended and Restated Credit and Guaranty Agreement, dated as of May 10, 2022 (as amended prior to the date hereof), by and among the Parent, Bausch Health Americas, Inc., the guarantors party thereto, the lenders and issuing banks party thereto and Barclays Bank PLC, as administrative agent, as in effect on the Closing Date.

“Fiscal Quarter” means a fiscal quarter of Bausch or the Borrower, as applicable.

“Fitch” means Fitch Ratings, Inc., or its applicable subsidiary, or any successor by merger or consolidation to its business.

“Floor” means the rate per annum of interest equal to 1.0%.

“Foreign Benefit Event” means, with respect to any Foreign Plan, (i) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (iii) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (iv) the incurrence of any liability by any Bausch Party or any of their applicable Affiliates under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (v) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by any Bausch Party or any of their Affiliates, or the imposition on any Bausch Party or any of their Affiliates of, any fine, excise tax or penalty resulting from any noncompliance with any applicable Law, except, with respect to each of the foregoing clauses (i) through (v), as could not reasonably be expected to result in a Material Adverse Effect.

“Foreign Plan” means any benefit plan that is in the nature of a pension plan similar to a Plan or Multiemployer Plan and maintained or is contributed to by a Bausch Party or any ERISA Affiliate that, under the applicable Law of any jurisdiction other than the United States, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“GAAP” means generally accepted accounting principles as are in effect in the United States of America or, with respect to any required statutory financials, Canada (in each case, as such principles may change from time to time) and applicable to the accounting period in respect of which reference to GAAP is made, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a consistent basis.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranty” of any Person means any obligation of such Person guarantying or in effect guarantying any Indebtedness, liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other surety ship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“IG Deferred Purchase Price” has the meaning set forth in the Transfer Agreement.

“Indebtedness” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit to the extent it is not secured by cash, (iv) any other transaction (including capitalized leases and conditional sales agreements) to the extent having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate on currency hedges to the extent required to be reflected as a liability on a balance sheet of such Person under GAAP or (vi) any Guaranty of any such Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document (other than the Transfer Agreement) and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Director” has the meaning set forth in the Organizational Document of the Borrower GP.

“Ineligible Receivable” means, as of any date of determination, any Receivable:

(a) that is a Delinquent Receivable;

(b) which is owed by an Obligor that has been downgraded by one Rating Agency to the S&P equivalent of BB+, but such Obligor is rated to the S&P equivalent of BBB- or higher by the two other Rating Agencies; provided that any such Eligible Receivables already in the Receivables Pool prior to such downgrade shall not become Ineligible Receivables pursuant to this clause (b);

(c) which is owed by an Obligor that has been downgraded by (i) two Rating Agencies to the S&P equivalent of BB+ or lower or (ii) one Rating Agency to the S&P equivalent of BB or lower; provided that any such Eligible Receivables already in the Receivables Pool prior to such downgrade(s) shall not become Ineligible Receivables pursuant to this clause (c) until the 41st day following such downgrade(s);

(d) which is owed by an Obligor that has been downgraded by two Rating Agencies to the S&P equivalent of B or lower;

(e) which is owed by an Obligor or any Affiliate of such Obligor to which the Originator is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Obligor or any Affiliate of such Obligor, in each case to the extent thereof

(f) in respect of which there is any payment that has been received by Bausch or any of its Affiliates that have not been applied to an Obligor’s account within the accounts receivable aging, but only to the extent of such amounts;

(g) the Obligor of which has any Receivable with the Originator with payment terms providing for “cash in advance” or “cash on delivery”;

(h) the Obligor of which, or any Affiliate of such Obligor have Delinquent Receivables, the aggregate Outstanding Balance of which constitute more than 50% of the Outstanding Balance of all Receivables of such Obligor or such Affiliates, as applicable;

(i) the Obligor of which is a Governmental Authority;

(j) which is owed by an Obligor or any Affiliate of such Obligor with which the Originator participates in a joint venture in respect of which such Originator is indebted, but only to the extent of such indebtedness; or

(k) for which the consideration paid by the Borrower remains Non-IG Deferred Purchase Price;

provided that, to the extent any Receivable (or portion thereof) is ineligible under more than one clause of this definition, there shall be no double counting.

“Initial Funding Date” means the date of the initial Advance, if any.

“Initial Lenders” means FS KKR Capital Corp., KKR FS Income Trust, Cliffwater Corporate Lending Fund and KKR Corporate Lending LLC.

“Insolvency Proceeding” means, with respect to any Person, a proceeding: (i) seeking to have an order for relief entered in respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its assets or debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereinafter in effect which shall not have been dismissed or stayed within thirty (30) days after such proceedings were instituted; or (ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for such Person for all or any substantial part of its property which shall not have been dismissed or stayed within thirty (30) days after such proceedings were instituted.

“Intended Tax Characterization” has the meaning set forth in Section 12.4.

“Interest” means for each day for each Lender, an amount equal to (a) the applicable Interest Rate (plus the Default Rate, if applicable) times (b) the aggregate amount of the principal of such Lender’s Advance annualized on the basis set forth in Section 1.5.

“Interest Rate” means, on any date of determination, the sum of (a) Term SOFR, plus (b) the Applicable Margin; provided that during any Benchmark Unavailability Period, ABR shall replace Term SOFR.

“Interest Reserve Account” means the segregated deposit account established in the name of the Borrower at an Eligible Bank for the sole purpose of holding the interest reserve cash.

“Interest Reserve Account Balance” means, at any time of determination, the amount of funds deposited in the Interest Reserve Account at such time.

“Interest Reserve Account Deficit” means, with respect to any Monthly Reporting Date, the amount, if any, by which the Interest Reserve Account Required Balance exceeds the Interest Reserve Account Balance on such date. The Interest Reserve Account Deficit (if any) will be reported in each Monthly Report.

“Interest Reserve Account Required Balance” means, (a) as of any date of determination during the first two months following the Closing Date, an amount equal to $10,000,000, and (b) as of any other date of determination, an amount equal to the product of (A) 2.0, (B) the sum of (i) Average SOFR divided by 12 and (ii) 6.65% divided by 12, and (C) the greater of (i) the Average Facility Balance and (ii) the Minimum Required Balance.

“Interest Reserve Account Surplus” means, with respect to any Monthly Reporting Date, the amount, if any, by which the Interest Reserve Account Balance exceeds the Interest Reserve Account Required Balance on such date. The Interest Reserve Account Surplus (if any) will be reported in each Monthly Report.

“Interim Withdrawal” has the meaning set forth in Section 1.12.

“Interim Withdrawal Date” means, in respect of any Interim Withdrawal, the date of such Interim Withdrawal.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by that Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by that Person of all or a significant part of the assets of a business conducted by another Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business), or capital contribution by that Person to any other Person, including all Indebtedness of any other Person owing to that Person arising from a sale of property by that Person other than in the ordinary course of its business and (d) any Guaranty incurred by that Person in respect of Indebtedness of any other Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“IRS” means the United States Internal Revenue Service.

“KKR Lender” means any Lender that is an Affiliate of the Structuring Advisor or a managed fund or account of the Structuring Advisor or of any Affiliate thereof.

“Law” means any international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and any applicable administrative order, directed duty, request, license, authorization or permit of, or agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each lender named on the signature pages hereof as a “Lender” including the Initial Lenders and each Person that becomes a party hereto as a Lender by execution of an Assignment Agreement pursuant to Section 10.1(c) and shall include such Person’s respective successors and permitted assigns.

“Lender Fee Letter” means the Lender Fee Letter, dated as of the Closing Date, by and among the Borrower, the Structuring Advisor, the Left Lead Arranger and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, charge, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement, preferential arrangement or similar agreement or arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any assignment, deposit arrangement or finance lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Liquidation Period” means the period beginning on the Facility Termination Date and ending on the date thereafter when all Borrower Obligations have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and all Revolving Commitments have been terminated.

“Master Servicer” has the meaning set forth in Section 6.1(a).

“Master Servicer Termination Event” has the meaning set forth in Section 6.1(a).

“Material Adverse Effect” means, a material adverse effect on (a) the business, assets, liabilities (actual or contingent), financial condition or results of operations of (i) the Borrower or (ii) the Master Servicer, the Parent and the Originator, taken as a whole; (b) the ability of (i) the Borrower to perform any of its payment or other obligations under the Transaction Documents to which it is a party or (ii) the Master Servicer or the Originator considered as a whole to perform any of such Person’s payment or other obligations under the Transaction Documents to which it is a party; (c) the rights and remedies of the Lenders, the Structuring Advisor or the Administrative Agent or the Collateral Agent under the Transaction Documents; (d) the Collateral Agent’s or the Lenders’ interest in any material portion of the Collateral or (e) the collectability of any material portion of the Pool Receivables.

“Material Indebtedness” means any Indebtedness of the type referenced in either clause (i) or (ii) of the definition thereof in an amount in excess of $200,000,000.

“Minimum Required Balance” means 50% of the Facility Limit.

“Monthly Payment Date” means the date that is three (3) Business Days following the related Monthly Reporting Date.

“Monthly Report” means a report meeting the requirements of Section 5.1(h)(i), furnished by the Master Servicer to the Administrative Agent and the Lenders pursuant to Section 5.1(h)(i).

“Monthly Reporting Date” means the 15th calendar day of each month or, if such day is not a Business Day, then the next Business Day thereafter.

“Moody’s” means Moody’s Investors Service, Inc., or its applicable subsidiary, or any successor by merger or consolidation to its business.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, in respect of which any Bausch Party or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Non-IG Deferred Purchase Price” has the meaning set forth in the Transfer Agreement.

“Notice of Exclusive Control” means, with respect to a Control Agreement, a notice given by the Collateral Agent (at the written direction of the Requisite Lenders) to the related Collection Bank in substantially the form prescribed by or attached to such Control Agreement pursuant to which the Collateral Agent exercises its exclusive right to direct the disposition of funds on deposit in the Collection Account or the Interest Reserve Account, as applicable, in each case in accordance with such Control Agreement.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to a Contract relating to such Receivable.

“Organizational Document” means, relative to any Person, its certificate or articles of incorporation or formation, its by-laws, its partnership agreement, its memorandum and articles of association, its limited liability company agreement and/or operating agreement, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Capital Stock.

“Originator” means Bausch.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Security Interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Security Interest or Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Security Interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment requested by any Bausch Party).

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Overadvance” means, on any date of determination, that the Aggregate Revolving Principal outstanding hereunder exceeds the lesser of (a) the Facility Limit as of such date and (b) the Borrowing Base as of such date.

“Parent” means Bausch Health Companies Inc.

“Participant” has the meaning set forth in Section 10.7(a).

“Participant Register” has the meaning set forth in Section 10.7(a).

“Payment Date” means each Monthly Payment Date during the Revolving Period and each Business Day during the Liquidation Period.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Percentage” means, as to any Lender, the ratio (expressed as a percentage) of its Revolving Commitment to the Aggregate Revolving Commitment.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Lien” means, with respect to any Person or its assets, (a) any Liens for current taxes, assessments, levies, fees and other government and similar charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, (b) any Lien in favor of, or assigned to, the Collateral Agent (for the benefit of the Secured Parties) under the Transaction Documents and (c) any bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash on deposit in the Collection Account or the Interest Reserve Account to the extent such liens, rights of setoff and other similar liens are not terminated pursuant to a Control Agreement.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, any statutory committee, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by a Bausch Party or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.

“Pool Receivable” means a Receivable for goods and services already rendered which have been invoiced in accordance with customary and historic practices which is included in the Receivables Pool.

“Potential Amortization Event” means an event which, with the passage of any applicable cure period or the giving of notice, or both, would constitute an Amortization Event.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time (or any successor statute) or similar legislation of Nova Scotia or of any other jurisdiction in Canada the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, validity or effect of security interests on behalf of the Secured Parties.

“Prime Rate” means, on any date of determination, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Purchase Price” has the meaning set forth in the Transfer Agreement.

“Rating Agency” means any of Moody’s, Fitch or S&P.

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to the Originator or the Borrower (as assignee) by a Specified Obligor, which constitutes an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods or for services rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, late payment charges, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables owned by the Borrower.

“Recipient” means the Administrative Agent or any Lender.

“Records” means, with respect to any Pool Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Register” has the meaning set forth in Section 10.2.

“Related Entity” has the meaning set forth in Section 5.1(p).

“Related Security” means, with respect to any Pool Receivable:

(i) all right, title and interest (if any) in the goods, the sale of which gave rise to such Receivable;

(ii) all other Security Interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable;

(iii) all guaranties, letters of credit, insurance and other supporting obligations, agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

(iv) all service contracts and other contracts and agreements associated with such Receivable;

(v) all Records related to such Receivable;

(vi) all of the Borrower’s rights and remedies under the Transaction Documents;

(vii) all present and future claims, demands, causes and causes in action in respect of any or all of the property described in the foregoing clauses (i) through vii) and all payments on, under or in respect of any or all of the foregoing, including all proceeds of the conversion, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, promissory notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property that at any time constitute all or part of or are included in the proceeds of any and all of the foregoing;

(viii) all books and records of the Borrower and the Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to the Collection Account, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the UCC), and the Interest Reserve Account; and

(ix) all proceeds (as defined in the UCC) of any of the foregoing.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Administrator” has the meaning set forth in the Section 6.7.

“Reportable Compliance Event” means that the Originator or the Borrower becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Laws or any predicate crime to any Anti-Terrorism Laws, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Laws.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Reserves” means on any day during a month, the sum of the Default Reserve, the Dilution Reserve and the Excess Dilution Reserve.

“Requirement of Law” means, with respect to any Person, any domestic or foreign law, including all common and civil law and equity, all federal, state, provincial, territorial, local and foreign laws, rules and regulations, treaties, codes, orders, judgments, decrees and other legal requirements or determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, collectively, (a) Lenders having more than 50% of the aggregate outstanding amount of the Revolving Commitments or, after the Facility Termination Date, the Aggregate Revolving Principal and (b) any KKR Lenders that hold any Revolving Commitment or, after the Facility Termination Date, any portion of the Aggregate Revolving Principal.

“Responsible Officer” means, in respect of any Person, the chief executive officer, director, president, vice president, executive vice president, general counsel, chief operating officer, chief financial officer, treasurer, secretary, controller or assistant controller and any other officer, as applicable, so designated by any of the foregoing officers or employees in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person, as applicable.

“Review” has the meaning specified in Section 5.1(o) of this Agreement.

“Revolving Commitment” means, for each Lender, the commitment of such Lender to make Advances to the Borrower from time to time in an amount not to exceed (a) in the aggregate, the amount set forth opposite such Lender’s name on Schedule 1 to this Agreement, as such amount may be modified in accordance with the terms hereof and (b) with respect to any individual Advance hereunder, such Lender’s Percentage of the Aggregate Revolving Principal of the requested Advance, and “Revolving Commitments” means the Revolving Commitments of each Lender collectively.

“Revolving Period” means the period from and after the Closing Date to but excluding the Facility Termination Date.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the target of comprehensive Sanctions (as of the date of this Agreement, including the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria and Russia).

“Sanctioned Person” means (a) any persons listed on the “Specially Designated Nationals and Blocked Persons” list issued and maintained by the US Treasury Department’s Office of Foreign Assets Control, or any similar list issued or maintained by any Compliance Authority or (b) any person owned or controlled (as such terms are defined and interpreted by the relevant Sanctions) by any such Person or Persons described in the foregoing clause (a).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a Compliance Authority.

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means each Lender, the Administrative Agent and the Collateral Agent.

“Security” means any Capital Stock, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Borrower Obligations.

“Security Interest” has the meaning ascribed thereto in Article 9 of the UCC and includes, as applicable, the security interests granted by Borrower and Borrower GP pursuant to this Agreement and the Canadian Security Agreement.

“Servicing Fee” has the meaning set forth in Section 6.6.

“Settlement Date” means either a Monthly Payment Date or a Business Day during the Liquidation Period designated by the Administrative Agent as a “Settlement Date.”

“Shortfall Interest” means, an amount due with respect to each Monthly Payment Date equal to the excess, if any, of (i) the Interest that would have accrued on the Minimum Required Balance during the calendar month most recently ended over (ii) the Interest that actually accrued on the Aggregate Revolving Principal from time to time outstanding during such calendar month.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York or a successor administrator of the secured overnight financing rate.

“Solvent” means, (A) with respect to the Parent on the Initial Funding Date, and with respect any other Person as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person and its Subsidiaries on a consolidated basis (other than the Borrower, in the case of any Person in respect of which the Borrower is a Subsidiary) is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person and its Subsidiaries on a consolidated basis (other than the Borrower, in the case of any Person in respect of which the Borrower is a Subsidiary) is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person and its Subsidiaries on a consolidated basis (other than the Borrower, in the case of any Person in respect of which the Borrower is a Subsidiary) is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person and its Subsidiaries on a consolidated basis (other than the Borrower, in the case of any Person in respect of which the Borrower is a Subsidiary) is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged and (B) with respect to the Parent as of any date other than the Initial Funding Date, such Person and its Subsidiaries on a consolidated basis (other than the Borrower, in the case of any Person in respect of which the Borrower is a Subsidiary) is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business over the course of the next sixty (60) days. The term “Solvency” shall have a correlative meaning.

“S&P” means S&P Global Inc., or its applicable subsidiary, or any successor by merger or consolidation to its business.

“Specified Obligor” means each of AmerisourceBergen Corporation, McKesson Corporation, Cardinal Health Inc. or any of their respective affiliates, excluding Bausch + Lomb Corporation and Solta Medical, Inc.

“Standard Business Practices” means, with respect to any Receivable(s), the practice of making or negotiating adjustments to the amount due from an Obligor to Bausch in respect of such Receivable(s) in the ordinary course of business, consistent with past practices, and with the goal of maximizing Collections, in each case relating to the categories set forth in Schedule 2 hereto (each, an “Adjustment”) and their resulting credit memos relating to the categories set forth in Schedule 2 hereto (each, a “Credit Memo”); provided that the Borrower (or the Master Servicer on its behalf) may from time to time amend, modify or otherwise change Schedule 2 hereto upon written consent from the Structuring Advisor; provided that, in any calendar month, the total amount of adjustments or reductions related to the (i) INV – Misc, (ii) Misc and (iii) CR – Misc categories shall not in the aggregate exceed more than 2% of all adjustment or reductions made pursuant to Standard Business Practices.

“Structuring Advisor” has the meaning set forth in the preamble to this Agreement.

“Structuring Fee Letter” means the Structuring Fee Letter, dated as of the Closing Date, by and among the Borrower, the Structuring Advisor and the Left Lead Arranger, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Sub-Servicer” has the meaning set forth in Section 6.1(b).

“Subsidiary” or “Subsidiaries” of a Person means (i) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding Capital Stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a manager or managing member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such calendar month, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any

Term SOFR Determination Day the Term SOFR Reference Rate for such tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided further that, if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Transaction Documents” means, collectively, this Agreement, the Transfer Agreement, the Administration Agreement, the Canadian Security Agreement, the Structuring Fee Letter, the Lender Fee Letter, each Control Agreement, the Agent Fee Letter, each Borrowing Base Certificate and all other instruments, documents, certificates, reports and agreements required to be executed and delivered pursuant hereto.

“Transfer Agreement” means the Purchase and Sale Agreement, dated as of the date hereof, among the Master Servicer, the Originator and the Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Transfer Date” means, with respect to any Receivable, the date on which such Receivable is sold or otherwise transferred by the Originator to the Borrower under the Transfer Agreement.

“Transfer Termination Event” means the occurrence of any event or circumstance that causes the Originator to stop transferring Receivables to the Borrower (including, for the avoidance of doubt, the Borrower’s lack of available funds to pay for the purchase of Receivables under the Transfer Agreement).

“UCC” means the Uniform Commercial Code as in effect in the State of New York or, as the context may require, any other applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undistributed Collections” means, on any Business Day, all unrestricted cash comprised of Collections or proceeds of Advances maintained by the Borrower in the Collection Account that has not been distributed under Sections 2.1(b) or 2.2(a) as of the end of such Business Day.

“Unused Facility Fee” has the meaning set forth in the Lender Fee Letter.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced from time to time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Withdrawal/Transfer Certificate” means a certificate substantially in the form attached hereto as Exhibit VIII and delivered by the Borrower pursuant to Section 2.3.

“Xifaxan” means branded Xifaxan 550mg.

“Xifaxan Price Decrease” means, following the first commercial sale of a generic form of Xifaxan, a month over month decrease in the monthly “average selling price” of Xifaxan by 5% or more. For the avoidance of doubt, the “average selling price” shall not include the price of sales of Xifaxan to the Obligors.